SCHEDULE 14C
                                 (Rule 14c-101)

    INFORMATION REQUIRED IN INFORMATION STATEMENT SCHEDULE 14(C) INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

|_| First Amended Preliminary Information Statement.
|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2).
|x| Definitive Information Statement.

                              IL INTERNATIONAL INC.
                  (Name of registrant as specified in charter)

Payment of Filing Fee (Check the appropriate box):

|_| No fee required.
|x| Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      Filing Fee: $1,320,00. Fee determined pursuant to Rule 0-11(c)(2) based upon bona fide estimate of aggregate proceeds to the Company of $6,600,000 upon sale of substantially all of its assets.

      (4)   Proposed maximum aggregate value of transaction: $6,600,000.

      (5)   Total fee paid: $1.320.00

|x| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid: ______________________________________________

      (2) Form, Schedule or Registration Statement No.: ________________________

      (3) Filing Party: ________________________________________________________

      (4) Date Filed: __________________________________________________________

      IL INTERNATIONAL INC., 400 LONG BEACH BOULEVARD, STRATFORD, CT 06497
                            Telephone: (203) 378-4000

                              IL INTERNATIONAL INC.
                              400 Long Beach Blvd.
                               Stratford, CT 06497

May 5, 1998

To Our Stockholders:

On March 5, 1998, IL International Inc. signed an agreement to sell substantially all of its assets to Nemo S.r.l., an Italian company which designs and markets contemporary lighting fixtures.

The terms of the sale are set forth in the enclosed Information Statement which is being sent to you for information purposes only since the transaction has already been approved by the Board of Directors and the holders of a majority of the common stock of the Company.

The sale price is estimated to be close to $0.04 per share of common stock, a substantial premium over the price at which the stock was trading immediately prior to the announcement of the sale. It is expected that an initial distribution of about $0.02 per share will be mailed to stockholders around the end of June this year with the balance about twelve months later.

The actual total proceeds to be realized in U.S. dollars from the sale of the Company's assets (and consequently the amount that will be available for distribution to stockholders) is subject to a number of factors which are at present uncertain, including foreign exchange fluctuations and the amount to be realized from the sale of certain assets. This and other important matters are discussed in the Information Statement which you are urged to read.

In order to receive the cash distributions, stockholders will have to surrender their stock certificates. Instructions on how and when to do this will be mailed to each stockholder shortly. In the meantime, PLEASE DO NOT MAIL CERTIFICATES TO THE COMPANY.

Sincerely,

Keith G. Frey
Vice President
Finance and Administration

                              INFORMATION STATEMENT

                                  INTRODUCTION

            This Information Statement is being furnished to holders of shares of common stock, par value $.01 per share (the "Common Stock"), of IL International Inc., a Delaware corporation (the "Company"), in connection with the irrevocable written consent of the holders of a majority of the Company's outstanding Common Stock to approve:

      (i) The sale (the "Proposed Sale") to Nemo S.r.l., a company incorporated in Italy ("Nemo" or the "Purchaser"), of substantially all of the assets of the Company and its subsidiaries, pursuant to an Asset Purchase Agreement, dated March 5, 1998 (the "Asset Purchase Agreement"), by amd among the Purchaser, the Company and the Company's subsidiaries, Italiana Luce S.r.l. ("Italiana Luce") and IL USA, Inc. ("IL USA"), for approximately $4,570,000 in cash (comprised of $2,860,000 for the goodwill and operations of the Company and $1,710,000 for the inventory and certain fixed assets of the Company), and the orderly liquidation by the Company of its receivables and certain other assets, principally fixed assets, not being acquired by the Purchaser for an estimated amount of $2,030,000, for a combined gross amount of $6,600,000, as more fully described in this Information Statement. The Company expects the net proceeds available after payment of all obligations, taxes, legal fees and other expenses related to the Proposed Sale will approximate $3,250,000, equivalent to about $0.04 per share of Common Stock. See "The Asset Purchase Agreement--Purchase Price." A copy of the Asset Purchase Agreement is attached hereto as Annex A.

      (ii) The change of the Company's name following the Proposed Sale to "ILI Liquidating Corporation."

      (iii) The change of the names of Italiana Luce and IL USA to "Edison 118 S.r.l" and "ILU Liquidating Corporation," respectively, and their subsequent dissolution and liquidation.

      (iv) The dissolution and liquidation of the Company and the payment of the net proceeds of the Proposed Sale and additional proceeds from the liquidation of the Company's receivables and certain other assets to the holders of the Common Stock pursuant to a Plan of Liquidation and Dissolution (the "Plan"), as more fully described in the Information Statement. A copy of the Plan is attached hereto as Annex B.

            This Information Statement is first being mailed to stockholders on or about May 5, 1998. This Information Statement is furnished for information purposes only. THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

            THE PROPOSED SALE IS CONDITIONED UPON, AMONG OTHER THINGS, THE SECURING OF ALL NECESSARY GOVERNMENTAL APPROVALS AND CONSENTS IN BOTH ITALY AND THE UNITED STATES BY JUNE 30, 1998. THERE CAN BE NO ASSURANCE THAT THE CONDITIONS TO THE PROPOSED SALE WILL BE SATISFIED OR WAIVED OR THAT THE PROPOSED SALE WILL BE CONSUMMATED. SEE "THE ASSET PURCHASE AGREEMENT --CONDITIONS."

            Since the Proposed Sale involves a sale of assets, the stockholders of the Company will retain their equity interest in the Company following its consummation. After the Proposed Sale, the Company will dissolve and liquidate and pay out the net proceeds of the Proposed Sale to the holders of the Common Stock as a liquidating dividend pursuant to the Plan. See "The Asset Purchase Agreement--Assets to be Sold" and "The Proposed Sale--Use of Proceeds; Dissolution and Liquidation following the Proposed Sale."

            THE INFORMATION CONTAINED HEREIN UNDER "SUMMARY--THE COMPANIES--THE PURCHASER" AND "CERTAIN INFORMATION CONCERNING THE PURCHASER" HAS BEEN SUPPLIED BY THE PURCHASER. NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

            THIS INFORMATION STATEMENT IS ACCOMPANIED BY A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1997, AS AMENDED, AND WHICH IS ATTACHED HERETO AS ANNEX E AND WHICH IS INCORPORATED IN THIS INFORMATION STATEMENT BY REFERENCE AND MADE A PART HEREOF.

                              AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address is http://www.sec.gov. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

            The Common Stock of the Company is quoted on the OTC Bulletin Board and in the National Quotation Bureau's "Pink Sheets."

                                TABLE OF CONTENTS

                                                                          PAGE

INTRODUCTION............................................................   1
AVAILABLE INFORMATION...................................................   2
SUMMARY.................................................................   4
THE STOCKHOLDER CONSENT.................................................   9
THE PROPOSED SALE/PLAN OF LIQUIDATION...................................   9
    Background to the Proposed Sale.....................................   9
    Opinion of Marshall & Stevens.......................................  11
    Approval of the Board of Directors;  Reasons for the Proposed
     Sale and Dissolution and Liquidation...............................  18
    Use of Proceeds;  Dissolution and Liquidation following the
     Proposed Sale......................................................  19
    Tax Consequences....................................................  22
    Interests of Certain Persons in the Proposed Sale...................  23
    No Appraisal Rights.................................................  24
THE ASSET PURCHASE AGREEMENT............................................  25
    Assets to be Sold...................................................  25
    Purchase Price......................................................  27
    Representations and Warranties......................................  27
    Indemnification and Guarantee.......................................  28
CERTAIN INFORMATION CONCERNING THE PURCHASER............................  29
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION............................  30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........  33
MARKET PRICE DATA.......................................................  34

Annexes
    A.  Asset Purchase Agreement........................................ A-1
    B.  Plan of Liquidation and Dissolution............................. B-1
    C.  Opinion of Marshall & Stevens Incorporated...................... C-1
    D.  Estimate of Net Proceeds Available for Distribution to the
         Stockholders................................................... D-1
    E.  Form 10-KSB/A................................................... E-1

                                     SUMMARY

            The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in the Information Statement and the Annexes hereto. Unless the context otherwise requires, references in this Information Statement to the "Company" shall be deemed to refer to the Company together with its subsidiaries. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Information Statement. Stockholders are urged to read this Information Statement and the Annexes hereto in their entirety.

                                  THE COMPANIES

The Company ............ The Company, through its operating subsidiaries, designs, markets and distributes lamps and lighting fixtures of contemporary design. The principal executive offices of the Company are located at 400 Long Beach Boulevard, Stratford, CT 06497, and its telephone number is (203) 378-4000.

The Purchaser .......... The Purchaser, Nemo S.r.l., a subsidiary of Cassina
                         S.p.A. ("Cassina"), an Italian corporation, designs, markets and distributes lamps and lighting fixtures of contemporary design. The principal executive offices of the Purchaser are located at Via Busnelli, 1, 20036 Meda (MI), Italy and its telephone number is 01 39
                         (0362) 34821.

                             THE STOCKHOLDER CONSENT

Consent Required ....... Pursuant to Sections 271 and 275 of the Delaware
                         General Corporation Law (the "DGCL"), the written consent of the holders of a majority of the shares of Common Stock outstanding and entitled to vote is required to approve the Proposed Sale and the Plan. Itamlight S.A., a Luxembourg corporation whose sole shareholders are Michel F. Leemans, Chairman, Chief Executive Officer and a Director of the Company, Keith
                         G. Frey, Vice President, Finance and Administration, and a Director of the Company, and Luigi Giroletti, Vice President and a Director of the Company (the Majority Stockholder"), holds approximately 51.6% of the outstanding Common Stock of the Company and has irrevocably consented in writing to the Proposed Sale and the Plan, which consent satisfies the Section 271 and Section 275 requirements. After the execution of the Asset Purchase Agreement, the Majority Stockholder consented pursuant to Section 242 of the DGCL to amend the Company's certificate of incorporation after the Proposed Sale so as to change the Company's name to "ILI Liquidating Corporation." See "The Stockholder Consent."

                      THE PROPOSED SALE/PLAN OF LIQUIDATION

Assets to be Sold ...... Pursuant to the Asset Purchase Agreement, the Company
                         and its subsidiaries have agreed to sell to the Purchaser substantially all of their assets. Such assets are comprised principally of the goodwill of the business and its operations, certain molds and other fixed assets, and the finished goods inventory of items currently sold by the Company together with the work-in-process and raw materials of those products which the Purchaser intends to market.

Purchase Price ......... The Asset Purchase Agreement provides for the sale by the Company to the Purchaser of substantially all of the assets and business of the Company and its subsidiaries for a gross amount which is expected to approximate $4,570,000 in cash. The actual purchase price may differ from this estimate and is dependent upon the following factors which are at present uncertain: (i) the book value of the assets at the date of closing (See "The Asset Purchase Agreement--Purchase Price"), (ii) the exchange rate(s) on the date(s) the sale proceeds received in Italian lire are converted into US dollars (see below "--Potential Foreign Exchange Impact"), and (iii) the amount, if any, which the Purchaser may be entitled to withhold from the bank guarantee issued by the Company in favor of the Purchaser for a period of one year from the date of closing to indemnify the Purchaser for any cost incurred by the Purchaser resulting from any misrepresentation or breach of warranty by the Company (See "The Asset Purchase Agreement-- Indemnification and Guarantee").

Additional Proceeds .... The Company will liquidate its receivables and certain other assets, principally fixed assets, which the Purchaser is not acquiring. It is expected that the sale of these assets will generate an additional sum of approximately $2,030,000, as more fully described in this Information Statement. See "The Asset Purchase Agreement--Purchase Price."

Exchange Rate .......... The amounts quoted in this Information Statement which are to be received in Italian lire have been converted at a rate of Lit. 1,800 to U.S. $1.00. At the close of business on April 13, 1998, the spot rate for the

                         Italian lira quoted in the Wall Street Journal for trades of one million dollars and more was Lit. 1,802 to U.S. $1.00. Trades of less than one million dollars, such as those the Company anticipates effecting, will provide nominally fewer lire per dollar.

Potential Foreign        Substantially all of the cash proceeds will be received
 Exchange Impact ....... initially in Italian lire which it is projected will be converted into U.S. dollars from time to time between May 1998 and April 1999 as funds accumulate. Of the total estimated net proceeds of $3,250,000, approximately $2,600,000 (Lit. 4.7 billion) will be exposed to the possibility of foreign currency fluctuations (see "Annex D"). The actual amount realized is dependent upon the rate of exchange on the day when each transfer of funds from Italy occurs and there can be no assurance that the weighted average rate of exchange for all such transfers will be Lit.
                         1,800 as has been assumed in this Information
                         Statement.

Closing of the           The consummation of the Proposed Sale (the "Closing")
 Proposed Sale ......... is expected to occur on or about May 27, 1998 or, if later, upon satisfaction of the conditions contained in the Asset Purchase Agreement. See "Asset Purchase
                         Agreement--Conditions."

Conditions to the        The obligations of the Company and the Purchaser to
 Proposed Sale and       consummate the Proposed Sale are subject to certain
 Liquidation ........... conditions precedent, including (i) clearance of this
                         Information Statement by the Commission and distribution to stockholders of the information contained herein, and (ii) completion of certain formalities relating to personnel matters provided for by Article 467 of Italian Law No. 428 of December 19,
                         1990. See "The Asset Purchase Agreement--Conditions."
                         The liquidation and dissolution of the Company are subject to consummation of the Proposed Sale.

Approval by the          The Board of Directors believes that the Proposed Sale
 Board of Directors .... and the liquidation and dissolution of the Company are in the best interests of the Company and has unanimously approved the Asset Purchase Agreement and the Plan. The Board of Directors' approval of the Proposed Sale is based upon a number of factors described in this Information Statement. See "The
                         Proposed Sale/Plan of Liquidation--Approval by the Board of Directors; Reasons for the Proposed Sale" and
                         "The Proposed Sale--Interests of Certain Persons in the
                         Proposed Sale."

 Opinion of Marshall     The Company retained Marshall & Stevens Incorporated
  & Stevens ............ ("Marshall & Stevens") to render a reasonableness opinion in connection with the Proposed Sale based upon Marshall & Stevens' qualifications, expertise and reputation. Such opinion was reviewed at the meeting of the Board of Directors held on February 23, 1998. The opinion was dated February 23, 1998, and stated that, as of January 1998, based upon the assumptions and methodologies relied upon, as set forth in such opinion, the current market value of the Company's equity lay within a range of approximately $1,200,000 and $2,300,000, before consideration of any taxes that may be due as a result of the Proposed Sale.
                         Consequently, Marshall & Stevens concluded that, assuming total liabilities will not exceed cash on hand plus monies realized by the Company from the collection of accounts receivable and the sale of other assets, primarily inventory, the offer of Lit. 5.15 billion
                         ($2,860,000 when converted at Lit. 1,800) for the goodwill and operations of the Company is financially reasonable. Marshall & Stevens noted that its conclusions did not represent a fairness opinion.
                         Marshall & Stevens has consented to the use of their opinion in this Information Statement and a copy thereof is attached hereto as Annex C. The attached opinion sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and procedures followed by Marshall &
                         Stevens, and should be read in its entirety. See "The
                         Proposed Sale/Plan of Liquidation--Opinion of Marshall
                         & Stevens."

Use of Proceeds;         Total gross proceeds to be received from the Proposed
 Dissolution and         Sale are estimated to be approximately $6,600,000 in
 Liquidation             cash, of which approximately $4,570,000 will be paid by
 following the           the Purchaser with the balance of $2,030,000 coming
 Proposed Sale ......... from the liquidation of the Company's receivables and certain other assets not being acquired by the Purchaser. Of the gross proceeds, approximately
                         $3,450,000 will be used to pay all outstanding liabilities and obligations of the Company and expenses associated with the consummation of the Proposed Sale and the subsequent termination of the Company's corporate existence. Such expenses include legal and investment banking fees, the cost of shareholders' communications, and administrative costs relating to the liquidation of the Company. It is expected that the remaining net proceeds will approximate $0.04 per share of Common Stock and that such an amount will be paid in two installments to the stockholders. See "The Proposed
                         Sale/Plan of Liquidation--Use of Proceeds; Dissolution and

                         Liquidation Following the Proposed Sale."

Tax Consequences ....... The Proposed Sale will be a taxable transaction to the
                         Company for United States Federal income tax purposes. Distributions to the stockholders of the net proceeds of the Proposed Sale will result in a taxable gain to them. See "The Proposed Sale--Tax Consequences."

Interests of             In connection with the Proposed Sale, the Purchaser has
 Certain Persons in      indicated its intention to enter into agreements with
 the Proposed Sale ..... two of the officers of the Company. To this end, draft agreements have been prepared which are intended to be finalized prior to the closing of the Proposed Sale.
                         Keith G. Frey, Vice President of Finance and
                         Administration and a Director of the Company and President of IL USA, is to be appointed President of the new entity ("Newco") being incorporated by the Purchaser to operate IL USA's business in the United
                         States, at an initial annual salary of $110,000. Luigi
                         Giroletti, Vice President and a Director of the Company and President of Italiana Luce, is to be paid a fixed sum of Lit. 40 million ($22,200) for services to be rendered to the Purchaser between the date of closing and August 31, 1998 in connection with the transition of the Company's operations to the Purchaser.

Appraisal .............. Rights Under the DGCL, holders of shares of Common
                         Stock will not be entitled to appraisal rights in connection with the Proposed Sale.

Termination of the       The Asset Purchase Agreement may be terminated by the
 Asset Purchase          Purchaser if either (i) clearance of this Information
 Agreement               Statement by the Commission and distribution to
                         stockholders of the information contained herein, or
                         (ii) completion of certain formalities relating to personnel matters provided for by Article 467 of Italian Law No. 428 of December 19, 1990 has not occurred by June 30, 1998. Alternatively, the Purchaser may at its sole option extend the term for consummation of the Asset Purchase Agreement or terminate it. See
                         "The Asset Purchase Agreement--Conditions."

                             THE STOCKHOLDER CONSENT

            Section 271 of the DGCL permits a Delaware corporation to sell all or substantially all of its assets if the sale is approved and Section 275 of the DGCL permits a Delaware corporation to dissolve if the dissolution is approved by stockholders holding a majority of the shares entitled to vote thereon.

            The Majority Stockholder owns approximately 51.6% of the outstanding Common Stock. In order to satisfy a condition to the Purchaser's willingness to enter into an Asset Purchase Agreement, the Majority Stockholder irrevocably consented in writing to the Asset Purchase Agreement and the Plan pursuant to
Section 228 of the DGCL. This written consent satisfies the Section 271 and
Section 275 stockholder approval requirements. Pursuant to Section 242 of the DGCL, the Majority Stockholder also consented to amend the Company's certificate of incorporation after the Proposed Sale to change the Company's name to "ILI Liquidating Corporation." Accordingly, no vote of any other stockholder is necessary and stockholder votes are not being solicited.

            Subject to the terms and conditions of the Asset Purchase Agreement, it is contemplated that the Proposed Sale will be consummated not earlier than 20 days after the mailing of this Information Statement and following satisfaction or waiver of the conditions contained in the Asset Purchase Agreement. See "The Asset Purchase Agreement--Conditions."

            It is currently anticipated that an interim liquidating dividend of $0.02 per share will be distributed to the stockholders by June 30, 1998. A final liquidating dividend will be distributed to stockholders one year after consummation of the Proposed Sale or as soon as practicable thereafter. Under Italian law, a purchaser of assets is liable for all of the debts of the seller in the event the seller does not honor its obligations. Consequently, the Company has agreed to issue a bank guarantee for a maximum amount of Lit. 2.5 billion ($1,390,000) which will be effective for a period of one year after the Closing as a guarantee of the indemnification obligations. See "The Asset Purchase Agreement-- Indemnifications and Guarantee." The Company will use this time to liquidate the receivables outstanding as of the closing date of the Proposed Sale which management deems to be collectible without unreasonable expense and to sell certain tangible assets not acquired by the Purchaser.

                      THE PROPOSED SALE/PLAN OF LIQUIDATION

BACKGROUND OF THE PROPOSED SALE

            The terms of the Proposed Sale are the result of arm's-length negotiations between the Purchaser and the Company.

            In the opinion of the Company's management, the market for higher end Italian lighting fixtures of contemporary design has been in decline for a number of years. It is believed that the softness has been particularly pronounced in Europe, principally because of the sluggish economies and high unemployment in most of the major European countries. A number of lighting companies in Italy have closed over the past few years and many more are believed by management to be in financial difficulty. As a result, the Company has been approached on a number of occasions in the past few years by smaller Italian lighting manufacturers with proposals for the consolidation of their operations with those of the Company. The Company rejected such overtures for a variety of reasons including an incompatibility of product lines and a belief that the potential cost savings would be insufficient to assure a profitable combined operation. In recent years, the Company itself has indicated its interest in a possible merger with some of the larger participants in the contemporary design sector of the Italian lighting industry. Ensuing exploratory discussions with representatives of such companies never developed beyond the preliminary stage.

            In 1993, the Company, through its subsidiary IL USA, entered into an agreement with Nemo, the current Purchaser which at that time was only partially owned by Cassina, to distribute Nemo's new line of lighting fixtures in the United States of America. In late 1994, Cassina acquired 100% ownership of the Purchaser and installed new management with whom the Company's management developed a close relationship. In October 1995, the Company indicated to the Purchaser that it had an interest in selling its business. At that time, the Purchaser declined to pursue the matter. However, the Purchaser did contact the Company in early November 1997 to determine if the Company was still seeking to sell its operations. The Company met with the Purchaser and provided it with certain publicly available information.

            Over the next few weeks the Purchaser periodically contacted Company management to request additional information which was provided. During the course of discussions with the Purchaser's representatives in late December, the Purchaser indicated its willingness to discuss the possible purchase of the Company's assets. Management advised them that any such transaction would have to include a substantial premium over the book value of the Company's assets.

            The initial offer by the Purchaser consisted of a payment of Lit. 4 billion ($2,220,000 when converted at Lit. 1,800) for the goodwill and operations of the Company in Italy, the acquisition of the rights to produce some of the Company's products (i.e. only the best sellers), and the purchase of the inventory associated with these products. The Purchaser's offer assumed that all the Company's employees in Italy would be terminated and did not contemplate the purchase of the Company's operations in the United States. The Company rejected this offer and proposed a payment of Lit. 6 billion ($3,330,000) for its goodwill and worldwide operations, the sale of all of its product lines and inventory at book value, and the hiring of some of its employees.

            After further efforts by the Company's management to improve the Purchaser's counter offer, an agreement was reached under which the Purchaser agreed to pay Lit. 5.15 billion ($2,860,000) for the goodwill and worldwide operations of the Company, to hire five of the Company's employees in Italy and all of the Company's employees in the United States, and to purchase for what the Company estimates will amount to approximately $1,710,000, (i) the Company's entire finished goods inventory at book value (except for a deduction of about $16,000 in respect of inventory in excess of six month's projected demand on certain products which the Purchaser indicated it did not wish to market); (ii) the raw materials inventory at book value of the products which the Purchaser wished to continue to market; (iii) substantially all other current assets except receivables; and (iv) the book value both of the molds required for the production of the products to be marketed by the Purchaser and of all the fixed assets in the United States. Throughout this process, the members of the Board of Directors were kept generally informed of the status of the talks.

            A Board meeting was held on February 23,1998 to consider the Proposed Sale and liquidation and dissolution of the Company. Such meeting was attended by all of the directors and by representatives of Haythe & Curley, legal counsel to the Company, and Marshall & Stevens. The Board was informed that the terms of an Asset Purchase Agreement had been substantially agreed, subject to the approval of the boards of the respective parties. The Board reviewed the principal terms of the transaction, the provisions of the DGCL regarding directors' duties in connection with the sale of a company and dissolution and liquidation of the Company, and Marshall & Stevens' analysis discussed below under "Opinion of Marshall & Stevens." Board members were provided with drafts of the Asset Purchase Agreement and the terms of the draft agreements with Messrs. Frey and Giroletti were outlined as described in "Interests of Certain Persons in the Proposed Sale." At this meeting, the Board was apprised that no other offers for the Company were imminent and none were likely to be forthcoming in the foreseeable future. The Board was also informed that the Company's sales in Europe had continued to deteriorate in early 1998 with revenues for the two months ending February 28, 1998 projected to be approximately 21% below budget and 12% behind those for the comparable period in 1997.

            After giving the directors the opportunity to discuss all such matters, the Board unanimously approved the Proposed Sale, the Asset Purchase Agreement and related documents, the dissolution and liquidation of the Company and the Plan.

OPINION OF MARSHALL & STEVENS

            The Company retained Marshall & Stevens to render a reasonableness opinion in connection with the Proposed Sale based upon Marshall & Stevens' qualifications, expertise and reputation. Such opinion was reviewed at the meeting of the Board of Directors held on February 23, 1998. The opinion was dated February 23, 1998, and stated that, as of January 1998, based upon the assumptions and methodologies relied upon, as set forth in such opinion, the current market value of the Company's equity lay within a range of approximately $1,200,000 and $2,300,000, before consideration of any taxes that may be due as a result of the Proposed Sale. Consequently, Marshall &

Stevens concluded that, assuming total liabilities will not exceed cash on hand plus monies realized by the Company from the collection of accounts receivable and the sale of other assets, primarily inventory, the offer of Lit. 5.15 billion ($2,860,000 when converted at Lit. 1,800) for the goodwill and operations of the Company is financially reasonable. Marshall & Stevens noted that its conclusion did not represent a fairness opinion.

Reasons for Commissioning a Reasonableness Opinion versus a Fairness Opinion

            A reasonableness opinion employs the same valuation techniques as a fairness opinion. A fairness opinion, however, requires the valuer to undertake a more in-depth investigation into the background to the proposed transaction than does a reasonableness opinion. Such investigation would involve, among other actions, physical inspections of all major company locations, discussions with a majority of the senior management of the seller, and meeting with the potential buyer in order to evaluate the legitimacy of the offer. As discussed in its opinion, Marshall & Stevens did visit the Company's American offices and meet with local senior management. It did not visit the Company's facilities in Italy.

            Marshall & Stevens has indicated to the Company's management that, given the additional expense involved, it was customary for clients to commission a fairness opinion only where the transaction value was in excess of approximately $25,000,000.

            Company management elected to obtain a reasonableness opinion rather than a fairness opinion because (i) the valuation techniques for both opinions are the same; (ii) a fairness opinion would have cost in excess of $50,000 as compared to the $17,000 it paid to Marshall & Stevens for its reasonableness opinion; and (iii) it believed that neither the size of the transaction nor the financial resources of the Company warranted the additional expenditure.

            The full text of Marshall & Stevens' written opinion is attached hereto as Annex C to the Information Statement and is incorporated herein by reference. Stockholders of the Company are urged to, and should, read the opinion carefully and in its entirety for the assumptions made, matters considered and limits of the review undertaken by Marshall & Stevens. Marshall & Stevens' report is directed to the Board of Directors and only to the reasonableness from a financial point of view of the offer of Lit. 5.15 billion ($2,860,000) for the goodwill of the Company, assuming total liabilities will not exceed cash on hand plus monies realized from collection of accounts receivable and sale of, primarily, inventory, and does not address any other aspect of the Proposed Sale, including the Company's use of the sale proceeds, nor does it constitute a recommendation to any holder of Common Stock. Although the Company believes that the summary of the opinion of Marshall & Stevens set forth herein descrbes the material portions thereof, such summary is qualified in its entirety by reference to the full text of such opinion.

            In arriving at its opinion, Marshall & Stevens reviewed the nature of the Company's business and its history from the date of its inception, the economic outlook in general and the condition and outlook for the specialty lighting industry in particular as well as certain publicly available business and financial information relating to the Company. Marshall & Stevens also reviewed certain other information, including financial forecasts, furnished to it by the Company and discussed the business and prospects of the Company with Company management. In addition, Marshall & Stevens considered certain financial data of the Company, and compared that data with stock market data for publicly held companies in businesses similar to those of the Company. Marshall & Stevens also considered such other information, financial studies, analyses and financial, economic and market criteria which it deemed relevant.

            In connection with its appraisal, Marshall & Stevens considered information supplied by others which it believed to have come from reliable sources, but no further responsibility is assumed for its accuracy. Marshall & Stevens further assumed there were no hidden or unexpected conditions associated with the Company that might adversely affect value. Nor does it assume responsibility for changes in market condition which may require an adjustment to its conclusions. The opinions of market value expressed by Marshall & Stevens in its report assume the continuation of prudent management policies over whatever period of time that is deemed reasonable and necessary to maintain the character and integrity of the Company and its underlying assets.

            With respect to the financial forecasts, Marshall & Stevens relied upon the information provided it by Company management. Marshall & Stevens recognizes that events and circumstances frequently do not occur as expected, nor with the consequences expected. Therefore, its use of this information does not signify any assertion or warranty on its part that such prospective information is, or will be shown to be, correct. Furthermore, Marshall & Stevens did not make any physical inspections of the Company's tangible assets nor was it given any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company's business, or with any evaluations and appraisals of these assets. Marshall & Stevens also did not investigate the legal title to any of the Company's assets and it does not render an opinion as to ownership of any of the underlying properties of the Company or the condition of their title. Marshall & Stevens assumed that title to all relevant properties was marketable, and unless otherwise indicated in its report, that all property was free and clear of all liens, encumbrances, easements and restrictions; that the properties did not exist in violation of any applicable codes, ordinances, statutes or other government regulations; and that the properties were under responsible ownership and competent management and were available for their highest and best use.

            In arriving at its opinion and making its presentation to the Board of Directors, Marshall & Stevens performed a variety of financial analyses. The summary set forth below includes all material financial analyses discussed by Marshall & Stevens with the Board of Directors, but does not purport to be a complete description of the analyses performed by Marshall & Stevens in arriving at its opinion. Arriving at a reasonableness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description.

            Marshall & Stevens is a national leader in the field of professional appraisal and valuation consultation. Its practice encompasses all types of tangible and intangible property, serving a variety of business, tax, and financial requirements. It is regularly engaged in the appraisal and valuation consulting needs of individual entrepreneurs, commerce and industry, and taxing authorities as well as foreign industries and governments throughout the world.

            The following is a summary of all material analyses performed by Marshall & Stevens in connection with its opinion of financial reasonableness.

            Marshall & Stevens stated that its analysis of the financial reasonability of the Proposed Sale required an analysis of the market value of the Company's equity in relation to the amount of the proposed offer. "Market value" as defined by Marshall & Stevens is the price at which any property would exchange between a willing buyer and a willing seller, neither being under compulsion to buy or sell, with each having reasonable knowledge of the relevant factors which have an impact on the value of the property. Market value in this context is synonymous with the legal term "fair market value."

            Marshall & Stevens stated that there were three standard methods for estimating market value that must be considered in any valuation: the asset valuation, or cost approach; the comparable company or capital market approach; and the income, or Discounted Cash Flow ("DCF") approach.

            The asset valuation approach requires estimation of the total value of the individual assets, net of liabilities. The comparable company approach requires identification of similar publicly traded companies to derive appropriate valuation ratios applicable to the business being valued. The DCF approach requires a reliable estimate of future cash flows to be generated by the business for a period of, generally, five to ten years. The present value of the projected cash flows, less liabilities, represents the equity value of the business.

            Because of the Company's unsatisfactory financial performance over the past few years and the uncertainties associated with its earnings capability, in the opinion of Marshall & Stevens it was not meaningful to attempt to estimate value based on the DCF method. Instead, Marshall & Stevens based its analysis on the asset valuation method and the comparable company method assuming two scenarios: continued operation and orderly liquidation.

            Under the premise of continued operation, the business is valued as a whole as if it continued to operate as a profitable going concern. Under the premise of orderly liquidation, instead of valuation of the overall business as a whole, each asset or class is valued on an individual basis, as if sold individually or by class instead of as part of a going concern. The total value of the individual items or classes, less liabilities, then represents the value of the business under this premise.

Valuation Based on Selected Public Companies

            Marshall & Stevens reviewed projections of the Company's 1998 financial performance prepared by the Company. These estimates were presented in the form of two cases: a best case and a more likely case. In the best case estimate, it was assumed that the successful introduction of new products in April 1998 at Euroluce, the biennial European Light Fair, would enable the Company to increase sales by 15% over estimated 1997 revenues. This increase would result in a small positive net income of 2% of sales. The more likely case, based on a more modest sales increase of 8%, would result in negative net income. Marshall & Stevens noted that both cases presented a somewhat skewed result since the net operating loss carryforwards available to the Company eliminated almost all tax expense. In the opinion of Marshall & Stevens, if the Company were to achieve results close to the best case projection it would be able to continue operations, assuming reasonable future growth, as a going concern. If results were close to the more likely case, Marshall & Stevens assumed, for the purposes of its analysis, that the Company would be unable to continue successfully as a going concern. Marshall & Stevens concluded that the value of the Company lay within a range defined by market value in continued operation and market value based on the sale of the Company on an orderly liquidation.

            In order to estimate the value of the Company assuming best case results were achieved, Marshall & Stevens reviewed certain publicly available historical information for the twelve months ended September 30, 1997 of certain lighting companies listed under Standard Industrial Classification Code ("SIC Code") 3465, Residential Lighting Fixtures and Allied Codes which it considered to be reasonably comparable to the Company.

            Marshall & Stevens reviewed six companies: Tivoli Industries, Inc., Advanced Lighting Tech. Inc., Catalina Lighting, Inc., CSL Lighting Manufacturing, Genlyte Group, Inc. and Thomas Industries. To a varying degree, some of these companies' products are sold in high end residential markets. In addition, some of the sales of some of the companies selected, although mainly domestic, are worldwide, including Europe. Each of the selected companies except one showed increases in sales revenue over the latest five years and were profitable. The net income ratios for all but one of the selected companies were in a range of approximately 4% to over 8% of sales.

            In contrast, the Company's sales had decreased over the past five years while its net income turned sharply negative in 1996 with additional substantial losses reported in 1997. Moreover, as the phrase indicated, only a fairly low level of probability could be associated with the Company's best case 1998 projected net income of $194,000. Based on the information provided it and on its analysis, Marshall & Stevens believed that the Company was well managed and offered for sale high quality products. Nevertheless, the market demand for its products and, it was understood, for those of its closest Italian competitors had decreased significantly in recent years. In the opinion of Marshall & Stevens, for the Company to prosper, sales needed to increase between 33% and 50%, a magnitude which neither it nor the Company's management expected to occur in the near term. Consequently, Marshall & Stevens applied a 25% discount to the valuation multiples of the selected companies before applying them to the Company's data derived from the best case 1998 projection.

            The analysis indicated that the appropriate multiples for the Company were (i) 5.2 times invested capital to EBITDA (earnings before interest, taxes, depreciation and amortization); (ii) 0.4 times the share price to revenue; (iii) 17.5 times normalized after tax earnings to share price (the "P/E Ratio"); and (iv) 1.34 times the share price to book value. Having adjusted EBITDA to eliminate debt, Marshall & Stevens applied a weighting factor of 0.33 to each of multiples (i) and (iii) and 0.17 to each of multiples (ii) and (iv) thereby determining a market value of $2,300,000 for the stockholders' equity of the Company.

Valuation Based on Orderly Liquidation

            According to Marshall & Stevens, the valuation of assets based on the concept of orderly liquidation assumed that, while the assets in question may no longer function together in their specific current use, they would continue individually or by class, to have an on-going in-use value. Marshall & Stevens indicated that in any liquidation, but particularly for assets located in Italy, it was possible that the collection of receivables and the disposition of inventories could become very difficult without substantial discounts from face value. For the purposes of its analysis,however, Marshall & Stevens assumed that valuation factors similar to those considered by bank lending departments were appropriate. Lower factors would result in valuation estimates more reflective of forced liquidation, or auction value, than orderly liquidation.

            Marshall & Stevens estimated an orderly liquidation value of the Company to be approximately $1,200,000. This valuation, based upon unaudited values as of December 31, 1997, assumed (i) collection of 80% of accounts receivable; (ii) realization of 70% of the stated values of inventory; and (iii) realization of 50% of the book value of fixed assets. In addition, Marshall & Stevens assumed that the Company's intellectual property had a value on a continued use basis and valued it in aggregate based on the concept of relief from royalty. It estimated an appropriate royalty rate to be about 3% of revenues. Applying this percentage to the Company's best case revenues of $9,450,000 and assuming the present value discount factor was based on a 15% cost of capital and a remaining life for these assets of fifteen years, Marshall & Stevens determined a market value for the Company's intellectual property of approximately $975,000.

            Including cash on hand at December 31, 1997, Marshall & Stevens computed total asset values to be realized on an orderly liquidation amounted to approximately $4,500,000, from which it deducted liabilities of $3,300,000 to arrive at a net value of $1,200,000 under this premise.

Summary of Valuation

            Based upon its appraisal, Marshall & Stevens determined that the value of the Company lay within a range of approximately $1,200,000, assuming an orderly liquidation, and $2,300,000, assuming the Company was a going concern and achieved financial results during calendar 1998 which approximated the Company's best case projection. The valuations at both ends of the range were based on an exchange rate of Lit. 1,800 and excluded consideration of any taxes that may be due as a result of the sale of the Company's assets.

            Based on the foregoing and assuming that total liabilities will not exceed cash on hand plus monies realized by the Company from the collection of receivables and the sale of other assets, primarily inventory, Marshall & Stevens concluded that the pending offer of $2,860,000, on a pre-tax basis, for the goodwill and operations of the Company was financially reasonable.

            It is management's opinion that cash generated from the collection of receivables and the sale of its tangible assets, less all expenses incurred in connection with the Proposed Sale, including the payment of all taxes, will exceed its liabilities by about $400,000 and that total net proceeds available for distribution to the Company's stockholders will approximate $3,250,000, or about $0.04 per share of Common Stock.

Event Subsequent to Opinion of Marshall & Stevens

            Included in Marshall & Stevens' report is an estimated income statement for the Company for 1997 showing a projected loss of $249,410.This information was provided to Marshall & Stevens by the Company prior to completion of the audit of the Company's financial statements by the Company's independent accountants. The independent accountants informed the Company that in conformity with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and of Long-Lived Assets to be Disposed of," and in connection with the Proposed Sale, the Company was required to write down the value of its fixed assets and intangibles by $380,000 to reflect the price to be paid by the Purchaser for certain of these assets plus the estimated proceeds from the liquidation of the remaining fixed assets. As a result of this additional charge of $380,000, the Company reported a net loss of $633,309 on its audited financial statements. In the opinion of management the additional charge of $380,000 has no effect on Marshall & Stevens' valuations of the Company since the write-down was occasioned by the Proposed Sale.

Forward-Looking Information

            The Company does not make, as a matter of course, public forecasts or projections as to future performance or earnings. However, in connection with its on-going budgetary activities, management of the Company periodically prepares certain projections of results of operations. Certain of such projections were supplied to Marshall & Stevens in connection with the Proposed Sale and Marshall & Stevens' preparation of its opinion. THE PROJECTIONS PROVIDED TO MARSHALL & STEVENS WERE BASED UPON MANY ESTIMATES

AND ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF MANAGEMENT OF THE COMPANY, INCLUDING, WITHOUT LIMITATION, THE EFFECT OF GENERAL ECONOMIC AND MARKET CONDITIONS, BUSINESS CONDITIONS, FOREIGN CURRENCY FLUCTUATIONS, COMPETITION, AND AVAILABILITY OF CAPITAL. ACCORDINGLY, ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. THE INCLUSION OF SUCH PROJECTIONS IN MARSHALL & STEVENS' ANALYSIS SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OR ANY OTHER PERSON THAT SUCH PROJECTIONS WILL PROVE TO BE CORRECT.

            Pursuant to Marshall & Stevens' engagement, the Company agreed to pay Marshall & Stevens a fee for rendering an opinion as to the financial reasonability of the Proposed Sale. Marshall & Stevens was retained to provide a reasonableness opinion in its capacity as an independent financial advisor. Pursuant to a letter agreement dated January 13, 1998, as amended February 13, 1998, the Company agreed to pay Marshall & Stevens $17,000 in cash, as follows:
(i) $5,000 upon execution of the engagement letter; (ii) $10,000 upon presenting its opinion to the Board of Directors of the Company; and (iii) $2,000 upon completion of assistance to the Company in connection with its filing with the Commission. The Company also agreed to reimburse Marshall & Stevens for its reasonable out-of-pocket expenses, and to indemnify Marshall & Stevens against certain liabilities, including liabilities relating or arising out of Marshall & Stevens' engagement.

APPROVAL OF THE BOARD OF DIRECTORS; REASONS FOR THE PROPOSED SALE, THE PLAN AND THE DISSOLUTION AND LIQUIDATION

            The Board of Directors believes that the Proposed Sale and the liquidation and dissolution of the Company are in the best interests of the Company's stockholders. Accordingly, the Board of Directors has approved the Asset Purchase Agreement and the Plan. In reaching its determination, the Board of Directors considered the following factors:

      1. Current industry and economic market conditions relating to the Company and its business, as well as the financial condition, assets, liabilities, and operation of the Company, both on a historical and prospective basis. In particluar, the deteriorating financial condition of the Company has forced it to depend at all times upon short-term unsecured bank financing which is repayable on demand. If the downward trend in the Company's business were to continue for very much longer it is highly probable that the lenders would withdraw their support which would result in the Company having to be liquidated at auction prices. In such a scenario, the stockholders would receive little or nothing for their investment.

      2. The judgment of the Board of Directors that, given the financial performance of the Company in recent years and the absence of any indication of interest from any other prospective acquirer, a disposition of the Company or its assets on terms more favorable to the Company and its stockholders would not likely be available.

      3.    The opinion of Marshall & Stevens. See "--Opinion of Marshall &
            Stevens."

      4. The fact that the Purchaser required the Majority Stockholder to provide its irrevocable consent in writing to the adoption of the Asset Purchase Agreement and the Proposed Sale as a condition to its willingness to enter into the Asset Purchase Agreement.

            In view of the wide variety of factors considered in connection with its evaluation of the Proposed Sale, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

    USE OF PROCEEDS; DISSOLUTION AND LIQUIDATION FOLLOWING THE PROPOSED SALE

Use of Proceeds

            Total gross proceeds to be received from the sale of the Company's assets is estimated to be about $6,600,000, of which approximately $4,570,000 will be paid by the Purchaser pursuant to the Asset Purchase Agreement with the balance of the cash coming from the liquidation of the Company's receivables outstanding at the date of the consummation of theProposed Sale and certain other assets, primarily fixed assets, not acquired by the Purchaser. Of the gross proceeds, approximately $3,350,000 will be used to pay (i) all outstanding liabilities and obligations of the Company including short-term debt, lease arrangements and accounts payable; (ii) severance indemnities of approximately $625,000 to its workforce in Italy in accordance with local requirements; (ii) taxes, principally arising in Italy; and (iii) legal and other expenses associated with the consummation of the Proposed Sale and the termination of the Company's corporate existence. It is anticipated that the remaining net proceeds will approximate $0.04 per share of Common Stock and that such an amount will be paid in two installments to the stockholders.

            ALTHOUGH THE COMPANY HAS USED ITS BEST EFFORTS TO ESTIMATE THE AMOUNT OF THE GROSS PROCEEDS, LIABILITIES AND OTHER OBLIGATIONS AT THE DATE OF CLOSING, AND THE EXPENSES IN CONNECTION WITH THE SALE AND LIQUIDATION OF THE COMPANY, THESE ESTIMATES ARE BASED UPON ASSUMPTIONS OF FUTURE EVENTS WHICH ARE BEYOND THE CONTROL OF THE COMPANY, INCLUDING, WITHOUT LIMITATION, THE COMPANY'S FINANCIAL RESULTS PRIOR TO THE DATE OF CLOSING, FOREIGN CURRENCY FLUCTUATIONS, THE ABILITY TO COLLECT PAYMENT FOR RECEIVABLES, AND THE FAILURE TO FIND BUYERS FOR THE FIXED ASSETS AT PRICES ASSUMED. CONSEQUENTLY, THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL BE ABLE TO GENERATE NET PROCEEDS OF $3,250,000 OR THAT THE AMOUNT AVAILABLE FOR DISTRIBUTION TO THE STOCKHOLDERS WILL BE $0.04 PER SHARE OF COMMON STOCK.

            The table attached hereto as Annex D summarizes the calculation made by management in estimating the amount of $0.04 per share of Common Stock which it believes will be available for distribution to the stockholders and is incorporated herein by reference.

            Excluding the goodwill payment, the data shown in Annex D are based upon management's best estimates of the value of the assets and liabilities of the Company as at the date of closing and of the costs and expenses to be incurred in consummating the Proposed Sale, winding up the affairs of the Company and distributing the liquidating dividends to the Company's stockholders. Moreover, approximately Lit. 5 billion ($2,775,000) of the net cash proceeds will be received initially in Italian lire which it is projected will be converted into U.S. dollars from time to time between May 1998 and April 1999 as funds accumulate. It has been assumed that all lire amounts are converted into U.S. dollars at an exchange rate of Lit. 1,800. (At the close of business on April 13, 1998, the spot rate for the Italian lira quoted in the Wall Street Journal for trades of one million dollars and more was Lit. 1,802 to U.S. $1.00. Trades of less than one million dollars, such as those the Company anticipates effecting, will provide nominally fewer lire per dollar).

            THE ACTUAL AMOUNT TO BE REALIZED IN U.S. DOLLARS IS DEPENDENT UPON THE RATE OF EXCHANGE ON THE DAY WHEN EACH TRANSFER OF FUNDS FROM ITALY OCCURS AND THERE CAN BE NO ASSURANCE THAT THE WEIGHTED AVERAGE RATE OF EXCHANGE FOR ALL SUCH TRANSFERS WILL BE LIT. 1,800 AS HAS BEEN ASSUMED. NOR CAN THERE BE ANY ASSURANCE THAT THE ESTIMATED ASSETS, LIABILITIES, COSTS AND EXPENSES SET FORTH ABOVE WILL APPROXIMATE THE ACTUAL AMOUNTS REALIZED FOR SUCH ITEMS.

Dissolution and Liquidation Following the Proposed Sale

            Immediately following the Proposed Sale, the Company's assets will consist principally of cash from the proceeds of sale, the Company's receivables as at the date of the Proposed Sale and certain other assets, primarily fixed assets, not acquired by the Purchaser. The Purchaser has agreed to assist IL USA in the collection of its receivables. However, the Company will be responsible for the collection of the receivables of Italiana Luce and for the disposition of certain other assets not acquired by the Purchaser.

            Under Italian law, a purchaser of assets is liable for all of the debts of the seller in the event the seller does not honor its obligations. Consequently, under the terms of the Asset Purchase Agreement, the Company will issue a bank guarantee for a maximum amount of Lit. 2.5 billion ($1,390,000) which will be effective for a period of one year after the date of closing as a guarantee of its indemnification obligations (see "The Asset Purchase Agreement--Indemnification and Guarantee"). It is management's opinion that the Purchaser will require up to Lit. 1 billion ($555,000) of the bank guarantee to remain in escrow until the end of the one year period and that this money will therefore not be available for distribution to the stockholders before then. The Company will use this time to liquidate the receivables outstanding as of the consummation date of the Proposed Sale and to sell certain assets not acquired by the Purchaser, principally warehouse equipment, motor vehicles, and office furniture located in Italy.

            Upon consummation of the Proposed Sale, the Company will no longer have any operating assets and will cease business other than winding up its affairs and matters incidental thereto and distributing the net sale proceeds to its stockholders. The Company also plans to liquidate its subsidiaries.

            The Company expects to pay an interim liquidating dividend of $0.02 per share of Common Stock out of the funds remaining from the sale proceeds received from the Proposed Sale and after payment of the Company's outstanding liabilities and the expenses incidental to the sale. It is anticipated that the Common Stock of the Company will continue to be quoted on the OTC Bulletin Board and in the National Quotation Bureau's "Pink Sheets" until such proceeds are distributed in cancellation of the Common Stock. It is expected that this interim distribution will occur on or about June 30, 1998 and that a final distribution will be made one year after the consummation of the Proposed Sale or as soon as practicable thereafter.

The Plan

            As noted above, the Company's Board of Directors and the Majority Stockholder have approved the Plan. The following is a summary of the material terms of the Plan, a copy of which is attached hereto as Annex B to this Information Statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Plan. The Plan provides that after consummation of the Proposed Sale the Company will not engage in any business except for purposes of preserving the value of the Company's assets (which will consist principally of the proceeds from the Proposed Sale), winding up its business affairs and making the pro rata distributions (the "Liquidating Distributions") to its stockholders of all of its remaining assets except those required for payment of any claims or obligations of the Company. It further provides that, as promptly as practicable after the consummation of the Proposed Sale, the Company will be dissolved upon filing a Certificate of Dissolution pursuant to the DGCL.

            The Plan requires that the Company sell all of its remaining assets, pay or make provisions for the payment of all of its known or ascertainable liabilities and make the Liquidating Distributions. The Board may, in its sole discretion, establish a contingency reserve to satisfy any claims against the Company and expenses of the sale of its assets and the liquidation and dissolution. The Liquidating Distributions will be in complete redemption and cancellation of all of the outstanding Common Stock. The Board will fix a record date for the interim Liquidating Distribution, after which certificates representing Common Stock will not be assignable or transferable on the Company's books except by will, intestate succession or operation of law. The stockholders must surrender their certificates (or, if required by the Board in its absolute discretion, furnish indemnity bonds in case of lost or destroyed certificates) as a condition to their receipt of the interim Liquidating Distribution. Subsequent to fixing the record date for the Interim Liquidating Distribution, the Company will send to each holder of Common Stock a letter of transmittal to be used in such surrender of certificates. STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR CANCELLATION UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE COMPANY.

Each holder of shares of Common Stock, upon surrender to the Company of a certificate or certificates representing such shares of Common Stock, together with a properly completed letter of transmittal, will be entitled to receive in exchange therefor the Liquidation Distributions, when made, which such holder has a right to receive. If a Liquidating Distribution cannot be made because a stockholder cannot be located, the Company will comply with the applicable state abandoned property law (determined by the missing stockholder's last known address), including with respect to any notice requirements.

            The Plan provides for the Company to continue to indemnify its officers, directors, employees and agents in accordance with its Certificate of Incorporation and Bylaws. To the extent permitted by law, the Plan authorizes the Board to amend the Plan as it deems appropriate in order to complete the liquidation and dissolution of the Company. In the event of a vacancy occurring on the Board for any reason the remaining board members (or the surviving officer if there are no board members) have authority to fill the vacancy but failure to do so will not impair the authority of the remaining board members to exercise the powers provided them by the Plan. The Plan provides that the Company may, in the absolute discretion of the Board, pay to the Company's officers, directors and employees additional compensation above their regular compensation in recognition of any extraordinary contributions they may make in connection with the successful implementation of the Plan.

            The Board is authorized by the Plan to establish, if necessary for any reason to complete the liquidation and distribution, a liquidating trust into which any remaining assets of the Company may be transferred to be held as a reserve for contingent liabilities. The Company has no plan to use a liquidating trust, but believes the flexibility provided by the Plan to allow such a trust to be established is advisable.

Stockholders' Continuing Liability

            If a court were to hold that the Company failed to pay or to make adequate provision for its liabilities, a creditor of the Company might obtain an injunction delaying or diminishing the distributions to the stockholders anticipated pursuant to the Plan. Further, pursuant to Section 282 of the DGCL, the stockholders of the Company may be held personally liable for the payment of any claim against the Company, but such personal liability will not exceed the lesser of the stockholder's pro rata share of the claim or the amount distributed to such stockholder pursuant to the Plan.

TAX CONSEQUENCES

            The Proposed Sale will be a taxable transaction and the Company and its subsidiaries will recognize gain or loss on the sale of their respective assets. The net proceeds of the Proposed Sale and related transactions will be distributed to the stockholders of the Company in one or more liquidating distributions in complete redemption and cancellation of all of the outstanding Common Stock of the Company. Stockholders will recognize capital gain or loss equal to the amount of cash and value of property distributed less the stockholder's tax basis in his shares. The capital gain or loss will be long-term if the stockholder has held his shares of Company Common Stock for longer than twelve months.

            Stockholders who acquired stock in the Company pursuant to the Amended Plan of Reorganization of Chartwell Group Ltd. ("Chartwell") and CGL Finance, Inc. a wholly-owned subsidiary of Chartwell (the "Plan of Reorganization") may be subject to special rules in determining the tax basis of their stockholdings in the Company.

      (i) Chartwell stockholders

      The tax basis of any shares of Company stock acquired in exchange for the common stock of Chartwell pursuant to the Plan of Reorganization will be the same as the basis of the Chartwell common stock surrendered in exchange therefor.

      (ii) Chartwell debt security holders

      The tax basis of any shares of Company stock acquired in exchange for debt securities of Chartwell pursuant to the Plan of Reorganization will be the same as the basis in the debt securities surrendered in exchange therefor.

            All stockholders are encouraged to consult with their tax advisors as to their particular tax treatment.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSED SALE

            In connection with the Proposed Sale, the Purchaser has indicated its intention to enter into separate agreements with Keith G. Frey, VicePresident of Finance and Administration and a Director of the Company and President of IL USA, and Luigi Giroletti, Vice President and a Director of the Company and President of Italiana Luce.

            Under the terms of his draft employment agreement, which is of a two year duration, Mr. Frey is to be appointed President of the new entity ("Newco") being incorporated by the Purchaser to assume IL USA's business in the United States at an initial annual salary of $110,000. Under the terms of his draft consultancy agreement, Mr. Giroletti is to be paid a fixed sum of Lit. 40 million ($22,200) for services to be rendered in connection with the transition of the Company's operations to the Purchaser in the six months immediately following the consummation of the Proposed Sale. His agreement also contains a non-competition covenant for the duration of his contract and a promise by Mr. Giroletti not to endeavor to solicit away from the Purchaser, for a period of one year after expiration of his agreement, any officer or employee of the Purchaser or any person who is or may become a major customer of the Purchaser.

            The Board of Directors has approved the payment of $100,000 to Sofinance S.r.l., an investment banking company of which Michel F. Leemans,

Chairman and Chief Executive Officer of the Company is a director, for investment banking services rendered in connection with the Proposed Sale. None of this payment is to be paid directly to Mr. Leemans.

            Messrs. Frey, Giroletti and Leemans also have an interest in the Proposed Sale by virtue of their ownership of 100% of the shares of Itamlight S.A., a Luxembourg company, which owns approximately 51.6% of the Common Stock of the Company. In addition, Mr. Frey owns shares of Common Stock of the Company for his own account. See "Security Ownership of Certain Beneficial Owners and Management."

NO APPRAISAL RIGHTS

            Pursuant to the DGCL, holders of shares of Common Stock will not be entitled to rights of appraisal in connection with the Proposed Sale.

                          THE ASSET PURCHASE AGREEMENT

            Although the Company believes that the following summary describes the material terms and conditions of the Asset Purchase Agreement, such summary is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which is attached as Annex A to this Information Statement and is incorporated herein by reference. Terms which are not otherwise defined in this summary have the meaning set forth in the Asset Purchase Agreement.

ASSETS TO BE SOLD

            The Asset Purchase Agreement provides for the sale by the Company to the Purchaser of substantially all of its assets.

Assets to be Sold

            The assets to be sold by the Company to the Purchaser pursuant to the Asset Purchase Agreement (the "Acquired Assets") include all of the assets of the Italian Business (as defined below) and all of the assets of the US Business (as defined below). The Company will retain certain assets which it will undertake to liquidate (the "Excluded Assets," as defined below).

The Italian Business

            Italiana Luce owns a business engaged in the design, manufacture and distribution of lighting products (the "Italian Business"). The Italian Business is defined as being comprised exclusively of (a) the commercial goodwill; (b) the entire inventory of finished goods; (c) the inventory of raw materials and semi-finished products for those products which the Purchaser has elected to continue to sell; (d) the equipment and molds necessary to produce the products which the Purchaser has elected to continue to sell; (e) all main suppliers and customers; (f) all industrial and commercial documentation which is actually used in or which may be used exclusively in the Italian Business; (g) the designs, drawings and, generally, the documentation, including catalogs, relating to new products; (h) the trademark registrations, trade names, patents, patent applications and designs and, more generally, any intellectual property right belonging or pertinent to the Italian Business; and (i) the agreements entered into with designers, distributors, commercial agents and suppliers.

The US Business

            IL USA owns a business engaged in the distribution in the United States of America of lighting products manufactured by Italiana Luce, Foscarini Murano S.p.A. and Tre Ci Luce S.n.c., as well as the distribution of the Rialto collection (the "US Business"). The US Business is defined as being comprised exclusively of (a) the commercial goodwill; (b) the entire inventory of finished goods; (c) the inventory of raw materials and semi-finished products for those products which the Purchaser has elected to continue to sell; (d) catalogs and price lists; (e) prepaid expenses; (f) deposits; (g) fixed assets comprised of warehouse equipment, testing equipment, office furniture and machinery, and leasehold improvements; (h) intellectual property rights; and (i) agreements with distributors, agents, suppliers and consultants.

Excluded Assets

            All assets not defined as comprising either the Italian Business or the US Business are being retained by the Company (the "Excluded Asets"). The Excluded Assets consist principally of (a) cash and cash equivalents; (b) accounts receivable; (c) raw materials and semi-finished products for those products which the Purchaser has elected not to continue to sell; (d) warehouse equipment, motor vehicles and office furniture located in Italy; (e) leases in Italy; and (f) deposits in Italy.

            The Company will collect the receivables, dispose of the inventory, sell the warehouse equipment, motor vehicles and office furniture, and terminate the leases. The net proceeds generated from these efforts will be included in the final Liquidating Dividend to be distributed to the Company's stockholders.

Liabilities

            Pursuant to the Asset Purchase Agreement, all liabilities of the Company outstanding at the date of Closing shall remain the responsibility of the Company. The Company agrees to indemnify the Purchaser and/or Newco, as the case may be, for any amount eventually paid by the Purchaser to any creditor of the Italian Business or of the US Business for debts in respect of such businesses and existing at the date of Closing.

Employees

            The Purchaser represents that it has agreed to purchase the Italian Business on the express understanding that it will offer employment to five employees only of Italiana Luce and that the balance of the employees are to be terminated by Italiana Luce (or, if need be, after Closing, by the Purchaser) at the sole cost and expense of Italiana Luce. To this end, Italiana Luce has agreed that immediately after execution of the Asset Purchase Agreement it will issue the required notice to each employee being terminated and subsequently endeavor to reach an agreement with such individual on his/her severance compensation.

            With respect to those employees whom the Purchaser does not wish to employ but with whom Italiana Luce is unable to reach an agreement prior to the Closing, the Purchaser will, immediately after Closing, commence the procedure for their collective dismissal as prescribed by Italian law. The procedure for the collective dismissal and its outcome will be the exclusive responsibility of Italiana Luce and will be at its sole expense.

            If any of the dismissed employees is reinstated by court order, Italiana Luce will be responsible for the payment of any salary, damages or indemnity due to any such reinstated employee together with all applicable costs. Further, if the Purchaser is not permitted for any reason to dismiss in substitution for the reinstated employee one of the five former employees of Italiana Luce which it had initially agreed to hire or one of the Purchaser's own employees, the Company will pay to the Purchaser Lit. 500 million ($277,750).

            All current employees of IL USA will be hired by Newco on the same terms and conditions as they presently enjoy.

PURCHASE PRICE

            The Asset Purchase Agreement provides for the sale by the Company to the Purchaser of the Italian Business and the US Business for a price of Lit.
5.15 billion ($2,860,000) for the goodwill and operations of the Company plus the cost, principally at book value at the date of closing, of the listed inventory and the listed equipment and molds. Management estimates the aggregate consideration will approximate $4,750,000 (see Annex D).

            The Purchase Price will be paid in two installments. At the date of closing, the Purchaser will pay $2,860,000 for the goodwill and operations of the Company and 70% of the book value at December 31, 1997 of the inventory and fixed assets relating to those items which the Purchaser has agreed to purchase at the date of closing. Within sixty days of the date of closing, the Purchaser will pay for the actual book value at the date of closing of the inventory and fixed assets it has agreed to purchase less the amount paid at the date of closing.

REPRESENTATIONS AND WARRANTIES

            The Asset Purchase Agreement contains various customary representations and warranties of the Company and the Purchaser. These include representations and warranties by the Company as to (a) corporate authority to enter into the Asset Purchase Agreement; (b) fairness of the financial statements of Italiana Luce and IL USA; (c) conduct of the business; (d) absence of any material infringements of the Company's intellectual properties; (e) corporate organization and good standing and corporate power and authority; (f) maintenance of complete books and records and accuracy thereof; (g) compliance with all tax laws and requirements; (h) employee and labor relations; (i) absence of any actual or pending litigation; (j) no material violation of any law or rights of third parties; and (k) absence of misrepresentations. The Purchaser's representations and warranties include those as to (a) corporate authority to enter into the Asset Purchase Agreement; (b) corporate organization; and (c) promise to pay the Company for any receivable arising prior to the date of Closing which is erroneously paid to the Purchaser.

            The representations and warranties of the Company will remain in effect for a period of two years after the date of closing, except for any representations and warranties of a fiscal or social security nature which will remain in effect until the relevant statute of limitations has expired.

INDEMNIFICATION AND GUARANTEE

            The Company has agreed in the Asset Purchase Agreement to indemnify and hold harmless the Purchaser or Newco, as the case may be, in respect of any liability, loss, damage and cost resulting from any misrepresentation or breach of warranty by the Company. These representations and warranties will remain in effect for a period of two years from the date of closing, except for any representations and warranties of a fiscal or social security nature which will remain in effect until the relevant statute of limitations has expired. The maximum amount indemnifiable under the Asset Purchase Agreement is Lit. 3 billion ($1,667,000).

            Under the terms of the Asset Purchase Agreement, the Company will issue a bank guarantee for a maximum amount of Lit. 2.5 billion ($1,390,000) which will be effective for a period of one year after the Closing as a guarantee of the indemnifiction obligations. The bank guarantee will be secured by an equivalent amount of cash. The Company has the right to request the Purchaser to reduce the maximum amount guaranteed by the bank guarantee to take into account payment by the Company of its outstanding liabilities at the date of closing. The Company expects to settle most of its obligations within approximately thirty days of the date of closing at which time it will seek a reduction in the bank guarantee. It is management's opinion that the Purchaser will agree to a reduction in the bank guarantee at that time of at least Lit.
1.5 billion ($833,000). As further undertakings and obligations of the Company to the Purchaser are satisfied, the Company intends to seek further reductions in the amount of the bank guarantee outstanding. The Company has the right to claim damages from the Purchaser in the event that the Purchaser unjustifiably refuses to reduce the bank guarantee to the amount requested by the Company.

Covenants

            Pursuant to the Asset Purchase Agreement, the Company has agreed that from December 31, 1997 through the date of closing, except as disclosed in writing to the Purchaser prior to Closing, it shall not (i) enter into any transactions other than as provided in the Asset Purchase Agreement or otherwise in the ordinary course of business which materially and adversely affect the Italian Business and/or the US Business; (ii) conclude or terminate any agreements or undertake any other material obligation of a long-term nature affecting either the Italian Business or the US Business; and (iii) purchase, sell or agree to purchase or sell any business or asset, except in the ordinary course of business.

Non Competition

            Italiana Luce and IL USA have agreed to abstain for a period of five years from the date of closing from commencing a new activity in Italy or the United States, respectively, which is likely to compete directly with the Italian Business and/or the US Business.

            For the duration of his consultancy agreement with the Purchaser (see "--Interests of Certain Persons in the Proposed Sale"), Mr Giroletti is not permitted to enter into any activity within Italy competitive with the Italian Business and, for a period of one year after expiration of his consultancy agreement, must not attempt to entice away from the Purchaser any officer or employee of the Purchaser or any person who is or will become a major customer of the Purchaser.

            From the date of closing, Italiana Luce and IL USA shall abstain from any further use of the names "Italiana Luce" and "IL USA." Within thirty days after closing, IL International, Italiana Luce and IL USA shall change their names so as to avoid any reference to the names "Italiana Luce" and "IL."

Expenses

            The Asset Purchase Agreement provides for the Purchaser to bear the cost of all taxes and expenses arising from the Asset Purchase Agreement and the execution of the Notarial Deed in Italy as well as any other taxes and expenses connected therewith.

Governing Law and Settlement of Disputes

            The Asset Purchase Agreement is to be governed by Italian law. Any difference or dispute arising out of or in connection with the Asset Purchase Agreement is to be settled under the Rules of Arbitration of the International Chamber of Commerce. The place of arbitration will be Milan, Italy.

                  CERTAIN INFORMATION CONCERNING THE PURCHASER

            The Purchaser is a wholly-owned subsidiary of Cassina S.p.A., a major European manufacturer of contemporary design furniture. It designs, markets and distributes a line of contemporary design lighting fixtures. The principal executive offices of the Purchaser are located at Via Busnelli, 1, 20036 Meda (MI), Italy and its telephone number is 011 39 (0362) 34821.

                     PRO FORMA BALANCE SHEET AND ADJUSTMENTS
                                     ($000)

                                          | - - - - - - - - PROFORMA ADJUSTMENTS - - - - - - - |
                                                    LIQUIDATED                                       PRO FORMA
                                 AS AT    SOLD TO      BY           LIQUIDATION      SETTLEMENT       BALANCE
                               12/3/1997   NEMO      COMPANY           COSTS          OF DEBTS      @ 12/31/97
                                  (1)       (2)        (3)              (4)             (5)             (6)
                               --------   -------   ----------      -----------      ----------     ----------
ASSETS
======
  CASH                             $557   $ 4,787     $ 2,099                           $(4,250)       $3,193

  ACCOUNTS RECEIVABLE, NET        1,834                (1,834)                                              0

  INVENTORY                       1,802    (1,690)        (78)                                              0
                                                          (34)(A)

  OTHER CURRENT ASSETS              239       (97)        (88)                                              0
                                                          (54)(B)

  FIXED ASSETS, NET                 182      (130)        (52)                                              0

  OTHER ASSETS                       57       (10)        (47)                                              0
                                 ------   -------     -------            -----          -------        ------

        TOTAL ASSETS             $4,671   $ 2,860     $   (88)           $   0          $(4,250)       $3,193
                                 ======   =======     =======            =====          =======        ======

LIABILITIES & EQUITY
====================
  SHORT-TERM DEBT                  $921                                                 $  (921)           $0

  CURRENT INSTALLMENTS OF LTD        16                                                     (16)            0

  ACCOUNTS PAYABLE                1,059                                                  (1,059)            0

  INCOME TAXES                        1                                    170             (171)            0

  OTHER ACCRUED LIABILITIES         999                                    450           (1,449)            0

  LONG-TERM DEBT                      9                                                      (9)            0

  OTHER LIABILITIES                 336                                    289             (625)            0

  EQUITY                          1,330     2,860                         (909)                         3,193
                                                          (88)(A)(B)
                                 ------   -------     -------            -----          -------        ------
        TOTAL LIABILITIES
          & EQUITY               $4,671   $ 2,860     $   (88)           $   0          $(4,250)       $3,193
                                 ======   =======     =======            =====          =======        ======

SEE NOTES ON FOLLOWING PAGES

                         NOTES TO PROFORMA BALANCE SHEET
                                      (000)

The pro forma balance sheet has been prepared assuming that substantially all of the assets of the Company are sold to Nemo and that the Company will liquidate the remaining assets, pay all its obligations and wind up its affairs.

(1)   Balances as at December 31, 1997 as presented in Form 10-KSB/A.

(2) Proposed payments made by Nemo for purchase of specified assets, comprising:

        Goodwill                                              $2,860
        Inventory, principally at book value                   1,690
                                                              ------
        Catalogs, new product development costs etc.              97
        Molds and certain other fixed assets at book value       130
        Rent deposit                                              10
                                                              ------

               Estimated cash to be received from Nemo        $4,787
                                                              ======

(3)   Assets expected to be liquidated by the Company and

      (A)   loss on disposition of inventory ($34), and
      (B) expensing of certain prepaid expenses ($54), in the ordinary course of business, subsequent to the date of the balance sheet.

      Assumptions on realizability of assets not purchased by Nemo

      - The net book value of accounts receivable as of December 31, 1997 are expected to be realized through collections from customers.

      - The raw materials and semi-finished product are expected to be assembled and sold at close-out prices for an estimated $78, net of assembly and selling costs.

      - The fixed assets were written down at December 31, 1997 to their net realizable values. They consist principally of motor vehicles, racking, forklift trucks and other warehouse equipment, and office furniture.

      - Other current assets, consisting principally of miscellaneous receivables, are expected to be realized through collections in the normal course of business. The prepaid expenses are expected to be expensed through normal operations.

      - Other assets, consisting of rent deposits, are anticipated to be refunded by the landlords.

                         NOTES TO PROFORMA BALANCE SHEET
                                   (Continued)
                                      (000)

(4)   To record estimated expenses relating to the liquidation of the Company.

      Income taxes due on sale                                   $170
      Costs per Annex D for costs relating to the
       liquidation of the Company, professional fees,
       shareholder communications and contingency                 450
      Severance payments in excess of amounts
        accrued at December 31, 1997                              289
                                                                 ----
                                                                 $909
                                                                 ====

(5) Estimated payments of all outstanding obligations of the Company in the course of liquidating the Company.

(6) Estimated cash available for distribution to stockholders ($3,193) after completion of the sale to Nemo, the payment of all obligations and the winding up of the Company's affairs.

IMPORTANT

The pro forma balance sheet and adjustments presented above represent what might have been realized by the Company had the Proposed Sale been consummated on December 31, 1997. The schedule does not purport to show what the actual net proceeds will be. The actual amount realized will depend, among other things, on the value of assets and liabilities existing on the date of closing which will occur at some future time, currently estimated to be May 27, 1998.

ALTHOUGH THE COMPANY HAS USED ITS BEST EFFORTS TO ESTIMATE THE AMOUNT OF THE GROSS PROCEEDS, LIABILITIES AND OTHER OBLIGATIONS AT THE DATE OF CLOSING, AND THE EXPENSES IN CONNECTION WITH THE SALE AND LIQUIDATION OF THE COMPANY, THESE ESTIMATES ARE BASED UPON ASSUMPTIONS OF FUTURE EVENTS WHICH ARE BEYOND THE CONTROL OF THE COMPANY, INCLUDING, WITHOUT LIMITATION, THE COMPANY'S FINANCIAL RESULTS PRIOR TO THE DATE OF CLOSING, FOREIGN CURRENCY FLUCTUATIONS, THE ABILITY TO COLLECT PAYMENT FOR RECEIVABLES, AND THE FAILURE TO FIND BUYERS FOR THE FIXED ASSETS AT PRICES ASSUMED. CONSEQUENTLY, THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL BE ABLE TO GENERATE NET PROCEEDS OF $3,250,000 OR THAT THE AMOUNT AVAILABLE FOR DISTRIBUTION TO THE STOCKHOLDERS WILL BE $0.04 PER SHARE OF COMMON STOCK.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth as of April 13, 1998, the total number of shares of Common Stock beneficially owned, and the percent so owned, by each Director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, by the Company's Chief Executive Officer and the Company's other executive officers during the fiscal year ended December 31, 1997 and by all Directors and executive officers as a group. The address for all such persons other than Einar Paul Robsham, is in care of the Company. The address for Mr. Robsham is P.O. Box 5151, Cochituate, MA 01778. The number of shares owned are those "beneficially owned," as determined under the rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any share of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

                                     AMOUNT AND NATURE
                                       OF BENEFICIAL            PERCENT OF
NAME                                     OWNERSHIP                CLASS
----                                 -----------------          ----------

Michel F. Leemans
 President, Chief Executive
 Officer and Director.............     39,653,861(1)               51.6%
Keith G. Frey
 Vice President, Finance
 and Administration, Chief
 Financial Officer and
 Director.........................     39,654,045(2)               51.6%
Luigi Giroletti
 Vice President and Director......     39,653,861(1)               51.6%
Thomas R. Reardon
 Director.........................         -0-                      --
Lewis G. Singer
 Director.........................         -0-                      --
Einar Paul Robsham
 Greater than 5% holder...........      5,099,116                   6.6%
All Directors and executive
 officers as a group..............     39,654,045                  51.6%

----------
(1) Represents 39,653,861 shares owned by Itamlight S.A., a Luxembourg corporation ("Itamlight"). Messrs Leemans, Frey and Giroletti are the sole shareholders of Itamlight.
(2)   Includes 39,653,861 shares owned by Itamlight.

                                MARKET PRICE DATA

            The Common Stock is listed and traded on the OTC Bulletin Board and in the National Quotation Bureau's "Pink Sheets" under the symbol ILIL. On March 5, 1998, the last trading day preceding the public announcement of the execution and delivery of the Asset Purchase Agreement, the closing bid and ask prices per share of Common Stock were $0.005 and $0.015, respectively. On April 28, 1998, the most recent practicable date prior to the printing of this Information Statement, the closing price per share of Common Stock on the Pink Sheets was $0.025.

April 29, 1998

                                                                         ANNEX A

--------------------------------------------------------------------------------

                          PROMISE TO PURCHASE AND SELL

                                 By and Between

                      ITALIANA LUCE S.r.l. and IL USA Inc.

                                      and

                                  NEMO S.r.l.

--------------------------------------------------------------------------------

                                    CONTENTS

Article  Subject Matter                                                     Page
-------  --------------                                                     ----

1.       Definitions                                                          3

2.       Preparatory Steps                                                    6
         2.1 Incorporation of NEWCO
         2.2 Procedure under Article 47 of Law No. 428/1990
         2.3 Pro Forma Financial Statements - Audit - Due Diligence
         2.4 Clearance from the SEC

3.       Promise to Sell and Purchase - Object                                7

         3.1 Agreement to sell and purchase the Italian Business
         3.2 Agreement to sell and purchase the US Business
         3.3 Composition of the Italian Business
         3.4 Composition of the US Business
         3.5 Exclusions

4.       Employees and Agents                                                 8
         4.1 Current employees of the Italian Business
         4.2 Collective dismissal - Responsibilities of Italiana Luce S.r.l.
         4.3 Liability of Italiana Luce S.r.l. in case of reinstatement of redundant employees
         4.4 Reduction of the Italian Purchase Price
         4.5 Agents of the Italian Business
         4.6 Employees and Consultants of the US Business

         4.7 Agents of the US Business

5.       Purchase Price and Payment                                          11
         5.1 Italian Purchase Price
         5.2 US Purchase Price
         5.3 Payment of the Italian Purchase Price
         5.4 Payment of the US Purchase Price
         5.5 Method of payments and possible withholdings

6.       Closing - Conditions Precedent                                      12
         6.1 Time and place of Closing
         6.2 Conditions precedent
         6.3 No litigation pending or threatened
         6.4 Actions to be performed at Closing

7.       Conduct of the Italian Business and of the US Business
         up to Closing - Transfer of Title                                   14
         7.1 Conduct of Business - Transfer of existing contracts
         7.2 No pledges and encumbrances
         7.3 Effective date of transfer
         7.4 Insurance coverage - Delivery of Italian Inventory and
             US Inventory

8.       Representations and Warranties                                      15
         A) Representation and Warranties of the Sellers                     15
         8.1 Authority to sell and transfer
         8.2 No change in the economic and financial position of the Businesses
         8.3 No transaction other than in ordinary course
         8.4 Intellectual Property - No claim for infringement thereof

         8.5 Good standing - Books and records
         8.6 Compliance with tax requirements
         8.7 Compliance with labor and social security requirements
         8.8 No pending or threatened litigation - Tax certificates
         8.9 No material violation of laws and regulations - Conformity with regulatory standards
         8.10 Representations and Warranties true and correct as of the
              Date of Closing
         8.11 Completeness and fairness of representations
         B) Representation and Warranties of the Purchaser                    19
         8.12 Authority of the Purchaser and NEWCO
         8.13 Accidental collection of receivables of Italiana Luce S.r.l.
         8.14 Purchaser wholly owned by Cassina S.p.A.
         8.15 Representations true and correct as of the Date of Closing

9.       Indemnification and Guarantee                                        20
         9.1 Extent of joint and several indemnification
         9.2 Duration of Representations and Warranties -
             Notice of claim
         9.3 Ceiling and time for indemnification
         9.4 Defense of claims and settlement
         9.5 Bank Guarantee - Reduction of maximum amount

10.      Non Competition                                                      22
         10.1 No direct competition for a period of five years
         10.2 Consultancy Agreement between Nemo and Mr. Luigi Giroletti -
              Non competition by Mr. Luigi Giroletti
         10.3 No further use of the names Italiana Luce and IL USA
         10.4 Remedies
         10.5 Survival to Closing

11.      Expenses and Taxes                                                   23

12.      Governing Law - Settlement of Disputes - Miscellanea                 24
         12.1 Governing law
         12.2 Entire agreement - Amendments
         12.3 No assignment
         12.4 Contents page and headings
         12.5 Settlement of disputes

13.      Announcements and Notices                                            25
         13.1 Announcements to be agreed
         13.2 Notices and communications

                                      ***

List of Exhibits                                                              26

                          PROMISE TO PURCHASE AND SELL


Agreement made in Milan this 5th day of March 1998

                                 By and Between

Italiana Luce S.r.l., a company incorporated and existing under the laws of Italy, with offices at 118, Via Edison, Settimo Milanese (Milan), represented herein by its President, Mr. Luigi Giroletti, duly authorized to enter into this Agreement following a resolution of the Board of Directors dated February 27,1998 attached hereto as Exhibit 1 (hereinafter: "Italiana Luce") and

IL USA Inc., a company incorporated and existing under the laws of Delaware, USA. with offices at 400 Long Beach Boulevard, Stratford, CT, USA, represented herein by Mr. Luigi Giroletti in his capacity as Vice President, duly authorized to enter into this Agreement following a unanimous written consent of the Board of Directors dated February 25, 1998 attached hereto as Exhibit 2 (hereinafter:
"IL USA"), (Italiana Luce and IL USA also referred to as, collectively: the "Sellers").

                                                            -of the first part -

                                       and

Nemo S.r.l., a company incorporated and existing under the laws of Italy, with offices at 1, Via Busnelli, Meda (Milan), represented herein by its Managing Director, Mr. Sandro Maggini, duly authorized to enter into this Agreement following a resolution of the Board of Directors dated March 2, 1998 attached hereto as Exhibit 3 (hereinafter: the "Purchaser")

                                                          - of the second part -

                                     WHEREAS

(a) Italiana Luce owns a business engaging in the design, manufacture and distribution of lighting products (hereinafter: the "Italian Business");

(b) IL USA owns a business engaging in the distribution in the United States of America of lighting products manufactured by Italiana Luce, Foscarini Murano S.p.A. and Tre-Ci Luce S.n.c. as well as in the distribution of the Rialto collection (hereinafter: the "US Business");

(c) The Sellers are wholly owned subsidiaries of IL International Inc. with offices at 400 Long Beach Boulevard, Stratford, CT, USA. (hereinafter: "IL International") whose common stock is traded over the counter in the United States of America and the Sellers have represented to the Purchaser that any agreement concerning the transfer of the Italian Business and/or of the US Business is subject to clearance by the Securities and Exchange Commission (SEC);

(d) The Purchaser has represented to Italiana Luce that it is only interested to acquire the Italian Business if all employees of Italiana Luce other than those listed in Part B and Part C of Exhibit 4 hereto are terminated in the manner provided for below;

(e) Italiana Luce and IL USA intend to sell the Italian Business and the US Business, respectively, and the Purchaser is interested to acquire the Italian Business and to cause its wholly owned subsidiary to be incorporated in the United States to acquire the US Business.

                                 NOW, THEREFORE
the Sellers and the Purchaser agree as follows:


Article 1 - Definitions

In this Agreement:

"Agents" means the commercial agents and the importers of Italiana Luce and of IL USA listed in Exhibits 16 and 18;

"Agreement" means this Promise to Purchase and Sell and the exhibits thereto;

"Bank Guarantee" means the first demand guarantee for a maximum amount of Itl. 2,500,000,000 (two billion five hundred million) to be issued by the bank Cassa di Risparmio di Padova e Rovigo in accordance with the draft attached as Exhibit 23 which shall be effective for a period of one year after the Date of Closing by way of guarantee of the indemnity obligations of the Sellers hereunder;

"Closing" means the completion of the sale and purchase of the Italian Business and of the US Business under this Agreement;

"Date of Closing" means April 2, 1998 or such other date as the Sellers and the Purchaser may agree in writing;

"Deed of Transfer" means the notarial deed in accordance with the form attached as Exhibit 19 to be entered into by and between Italiana Luce and the Purchaser at Closing for the transfer of the Italian Business;

"Italian Assets Payment" means the portion of the Italian Purchase Price payable in consideration for the Italian Inventory and for the equipment and the molds listed in Exhibit 8, in the amount to be determined within sixty days after Closing in accordance with the criteria set forth in Part B of Exhibit 7 for the Italian Inventory and in Part B of Exhibit 8 for the equipment and the molds;

"Italian Business" means the business owned by Italiana Luce concerning the design, manufacture and distribution of lighting products;

"Italian Generally Accepted Accounting Principles" means the accounting principles approved by the Italian National Board of Accountants ("Consiglio Nazionale del Dottori Commercialisti");

"Italian Goodwill Payment" means the portion of the Italian Purchase Price payable with respect to the goodwill of the Italian Business;

"Italian Intellectual Property" means the trade mark registrations, trade names, patents, patent applications and designs listed in Exhibit 11 as well as any other intellectual property right belonging or pertinent to the Italian Business;

"Italian Inventory" means the inventory of raw materials, semi-finished and finished products together with Italiana Luce 1996 catalogues belonging to the Italian Business and listed in Exhibit 7;

"Italian IP Payment" means the portion of the Italian Purchase Price payable in consideration for the Italian Intellectual Property;

"Italian Purchase Price" means the total consideration payable for the sale of the Italian Business;

"NEWCO" means the wholly owned subsidiary which will be incorporated prior to Closing by the Purchaser in the United States of America for the purpose of acquiring the US Business from IL USA;

"New Products" means the designs, drawings and documentation, including the catalogues, regarding the new products listed in Exhibit 10 and their presentation at the Euroluce trade fair in April 1998;

"New Products Payment" means the consideration for the New Products to be determined at Closing or, failing agreement at Closing, within sixty days after Closing in accordance with the criteria set forth in Part B of Exhibit 10;

"Pro Forma Financial Statement of the Italian Business" means the balance sheet of Italiana Luce as at December 31, 1997;

"Pro Forma Financial Statement of the US Business" means the balance sheet of IL USA as at December 31, 1997;

"Provisional Italian Assets Payment" means a provisional amount equal to seventy per cent of the Italian Assets Payment determined as at December 31, 1997 and to be paid at Closing;

"Provisional New Products Payment" means a provisional amount equal to seventy per cent of the New Products Payment determined as at December 31, 1997 and to be paid at Closing in case of failure by the parties to reach agreement at Closing on the New Products Payment;

"Provisional US Assets Payment" means a provisional amount equal to seventy per cent of the US Assets Payment determined as at December 31, 1997 and to be paid at Closing;

"US Assets Payment" means the portion of the US Purchase Price payable in consideration for the US Inventory in the amount to be determined within sixty days after Closing in accordance with the criteria set forth in Part B of
Exhibit 13;

"US Business" means the business owned by IL USA concerning the distribution in the United States of America of lighting products manufactured by Italiana Luce, Foscarini Murano S.p.A. and Tre-Ci Luce S.n.c. as well as the distribution of the Rialto Collection;

"US Generally Accepted Accounting Principles" means the accounting principles adopted by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, as these principles may be in effect from time to time, but consistently applied;

"US Goodwill Payment" means the portion of the US Purchase Price payable with respect to the goodwill of the US Business;

"US Intellectual Property" means the intellectual property rights belonging to IL USA and listed in Exhibit 14;

"US Inventory" means the inventory of semi-finished and finished products as well as the other assets belonging to IL USA and listed in Exhibit 13;

"US IP Payment" means the portion of the US Purchase Price payable in consideration for the US Intellectual Property;

"US Purchase Price" means the total consideration payable for the sale of the US Business;

"US Transfer Agreement" means the transfer form in accordance with the draft attached as Exhibit 20 to be executed Closing by IL USA;


Article 2 - Preparatory Steps

2.1 The Purchaser shall, as soon as practicable and in any event prior to Closing, incorporate NEWCO for the purpose of acquiring the US Business from IL USA.

2.2 Immediately after execution of this Agreement Italiana Luce shall instruct its counsel, Mr. Guido Jucci, to commence the procedure provided for by Article 47 of Law No. 428 of December 29, 1990 and the Purchaser shall provide any necessary cooperation and assistance either directly or through a counsel of its choice. The aforesaid procedure shall have to be completed prior to Closing and any related cost and expense shall be solely for the account of Italiana Luce.

2.3 Exhibit 5 contains the Pro Forma Financial Statement of the Italian Business and Exhibit 6 contains the Pro Forma Financial Statement of the US Business both as at December 31, 1997. The said Pro Forma Financial Statements have been prepared by the Sellers in accordance with the applicable Italian and US Generally Accepted Accounting Principles consistently applied. The Purchaser shall have the right to instruct its auditors to review the Pro Forma Financial Statement of the Italian Business and the Pro Forma Financial Statement of the US Business, to make an audit and to carry out an accounting and legal due diligence of both Italiana Luce and IL USA to the extent to which such audit and due diligence are necessary taking into account the nature of the transaction described herein. Any such audit and/or due diligence shall in no way affect the Sellers' representations and warranties as well as their indemnity obligations hereunder.

2.4 Upon execution of this Agreement the Sellers shall take any appropriate measures in order to cause IL International to obtain as soon as practicable and, in any event, prior to Closing, the necessary clearance from the Securities and Exchange Commission (SEC).


Article 3 - Promise to Sell and Purchase - Object

3.1 Italiana Luce hereby agrees to sell and transfer to the Purchaser and the Purchaser hereby agrees to purchase the Italian Business on the terms and conditions hereof.

3.2 IL USA hereby agrees to sell and transfer to NEWCO the US Business and the Purchaser hereby agrees to cause NEWCO to purchase and acquire the US Business on the terms and conditions hereof. The Purchaser will cause NEWCO to adhere to this Agreement and become a party thereto but shall remain liable jointly and severally with NEWCO for the full and correct performance of this Agreement.

3.3 For purposes hereof the parties acknowledge that the Italian Business is composed exclusively of:

(a)   the commercial goodwill;

(b)   the Italian Inventory;

(c)   the equipment and the molds listed in Exhibit 8;

(d)   the list of main suppliers and of all customers contained in Exhibit 9;

(e) all industrial and commercial documentation which is actually used or which can be used exclusively in relation to the Italian Business;

(f)   the New Products;

(g)   the Italian Intellectual Property;

(h)   the agreements with designers and suppliers listed in Exhibit 12;

(i)   the agreements with the Agents listed in Exhibit 16.

3.4 For purposes hereof the parties acknowledge that the US Business is composed exclusively of:

(a)   the commercial goodwill:

(b)   the list of customers;

(c)   the US Inventory;

(d)   the US Intellectual Property;

(e) the agreements with the landlord, the employees, the Agents, the suppliers and the consultants listed in Exhibit 15.

3.5 The Sellers and the Purchaser acknowledge and agree that no assets, rights, receivables or activities other than those specifically listed in 3.3 and 3.4 above will be transferred together with the Italian Business and the US Business. The Sellers and the Purchaser further acknowledge and agree that, save as otherwise expressly agreed herein, the sale of the Italian Business and of the US Business does not include the receivables and the debts regarding such businesses as at the Date of Closing which shall remain for the account of the Sellers only and the Sellers shall promptly indemnify the Purchaser and/or NEWCO, as the case may be, in relation to any amount eventually paid by the Purchaser to any creditor of the Italian Business or of the US Business for debts regarding such businesses and existing as at the Date of Closing. In relation to the US Business, the Purchaser shall cause NEWCO to undertake to collect IL USA's accounts receivable as agent for IL USA, without responsibility for the creditworthiness of such accounts receivable. NEWCO shall promptly remit to IL USA any amount collected by it on behalf of IL USA.

Article 4 - Employees and Agents

4.1 Italiana Luce represents that the Italian Business currently employs only the employees listed in Part A of Exhibit 4 which also accurately shows their positions, salaries and other terms of employment.

4.2 The Purchaser represents and the Sellers acknowledge that the Purchaser has agreed to purchase and acquire the Italian Business only on the express understanding and agreement that all employees listed in Part A of Exhibit 4, other than those listed in Part B and Part C of Exhibit 4, shall be terminated by Italiana Luce (or, if need be, after Closing, by the Purchaser) at the care and expense of Italiana Luce. To this end, Italiana Luce shall endeavor to reach an agreement with the Trade Unions and the individual employees at the earliest possible stage during the course of the procedure referred to in Article 2.2 above. Limited to those employees (including the employees listed in Part C of Exhibit 4) with whom Italiana Luce shall be unable to reach a final and binding agreement prior to Closing, the Purchaser will, immediately after Closing, commence a procedure for their collective dismissal in accordance with Law No. 223 of July 23, 1991. The procedure for the collective dismissal and its outcome shall be the ultimate and exclusive responsibility of Italiana Luce which shall instruct its counsel, Mr. Guido Jucci, to assist the Purchaser at Italiana Luce's cost. The Purchaser shall be at liberty to appoint a counsel of its choice to join Mr. Guido Jucci and, if so, the relevant cost shall be borne by the Purchaser.

4.3 If, following the dismissal as a result of the procedure under Law No. 223 of July 23, 1991 referred to above, any of the dismissed employees is reinstated by order of the Judge, then Italiana Luce shall be responsible for the payment of any salary, damages or indemnity payable to any such reinstated employee together with all relevant costs, including attorneys' fees, and, if any such salary, damages, indemnity or costs shall have been paid by the Purchaser, then Italiana Luce shall promptly reimburse the Purchaser therefor.

4.4 The Purchaser represents that it presently employs 10 (ten) employees. The Italian Purchase Price shall be reduced by an amount of Itl. 500,000,000 (five hundred million) if, as a result of (i) the Purchaser taking over the employees listed in Part B of Exhibit 4 and, (ii) any of the employees listed in Part A of
Exhibit 4 being reinstated by order of the Judge, the total number of the employees then employed by the Purchaser is higher than 15 (fifteen), unless another employee of Italiana Luce listed in Part A of Exhibit 4 or another employee of the Purchaser can be dismissed in substitution for the reinstated employee thus reducing to 15 (fifteen) the total number of employees of the Purchaser, provided always that such dismissal is either not challenged or is challenged without success. Following the reduction of the Italian Purchase Price hereunder, if any, Italiana Luce shall promptly repay the relevant amount to the Purchaser, failing which the Purchaser shall have the right to call on the Bank Guarantee.

4.5 Italiana Luce represents that Part A of Exhibit 16 contains a complete and exhaustive list of the Agents. Italiana Luce shall, prior to Closing, terminate the agency relationship with those Agents listed in Part B of Exhibit 16 and shall pay each of them any commission and/or termination indemnity due under the law and/or under any applicable collective or individual agreement in relation to the agency relationship and its termination. Italiana Luce shall use its best endeavors to ensure that all Agents other than those listed in Part B of Exhibit 16 continue their agency relationship with the Purchaser on the same terms and conditions currently in force.

4.6 IL USA represents that the US Business currently employs only the employees and/or consultants listed in Exhibit 17. Exhibit 17 also contains a true and complete representation of the remuneration and benefits presently enjoyed by the employees and consultants of IL USA. The Purchaser intends to cause NEWCO to take over all the employees and consultants listed in Exhibit 17 on the terms and conditions currently enjoyed by them and IL USA shall endeavor to facilitate the transfer. IL USA shall pay each of the employees and consultants listed in
Exhibit 17 any amount due to them as at the Date of Closing on account of remuneration, wage, indemnity, benefit and the like in connection with their employment or consultancy relationship and its termination. Nothing in this Agreement shall be interpreted, however, as creating any third party beneficiary rights in any employee and/or consultant to enforce the intentions expressed in this Agreement.

4.7 Exhibit 18 contains the list of all existing Agents of IL USA. The Purchaser intends to cause NEWCO to continue the existing relationship with all Agents listed in Exhibit 18 on the terms and conditions currently in force and IL USA shall endeavor to ensure that such relationships are continued without interruption. Nothing in this Agreement shall be interpreted, however, as creating any third party beneficiary rights in any Agent to enforce the intentions expressed in this Agreement.


Article 5 - Purchase Price and Payment

5.1 The Italian Purchase Price shall be the aggregate of:

(a) Itl. 5,150,000,000 (five billion one hundred and fifty million) with respect to the Italian Goodwill Payment and the Italian IP Payment; and

(b)   the Italian Assets Payment; and

(c)   the New Products Payment.

5.2 The US Purchase Price shall be the aggregate of:

(a)   US Dollar one (1) with respect to the US Goodwill Payment; and

(b)   the US Assets Payment.

5.3 The Italian Purchase Price shall be paid as follows:

(a)   the Italian Goodwill Payment together with the Italian IP Payment, at
      Closing;

(b)   the Provisional Italian Assets Payment, at Closing;

(c)   the balance of the Italian Assets Payment sixty days after Closing;

(d) the New Products Payment or, failing agreement thereon, the Provisional New Products Payment, at Closing;

(e)   the balance of the New Products Payment, if any, sixty days after Closing.

5.4 The US Purchase Price shall be paid as follows:

(a)   the US Goodwill Payment, at Closing;

(b)   the Provisional US Assets Payment, at Closing;

(c)   the balance of the US Assets Payment, sixty days after Closing.

5.5 Also in order to ensure that the existing indebtedness with the banks be repaid by Italiana Luce at Closing, any payment to be made hereunder shall be made by the Purchaser and/or by NEWCO by means of bank transfers to the bank accounts designated in writing by Italiana Luce and by IL USA at least three business days prior to the due date, with good value at the due date, of any such payment and approved by the Purchaser, such approval not to be unreasonably withheld. The payment of any portion of the Italian Purchase Price and of the US Purchase Price shall be made by the Purchaser and by NEWCO, respectively, upon withholding any amount owed by Italiana Luce to the Purchaser and/or by IL USA to NEWCO under any provision of this Agreement.


Article 6 - Closing - Conditions Precedent

6.1 Unless otherwise agreed by the parties, the Closing shall take place in Milan at the offices of Traverso & Associati within ten days after the occurrence of the last to occur of the conditions precedent provided for in
Article 6.2 below, such occurrence to be notified in writing by the Sellers to the Purchaser.

6.2 The parties expressly acknowledge and agree that the completion of this Agreement and thus the purchase and the sale of the Italian Business and of the US Business are subject to the following conditions precedent:

(a) the clearance of this Agreement and of all transactions contemplated therein by the Securities and Exchange Commission (SEC); and

(b) the completion of the procedure provided for by Article 47 of Law No. 428 of December 29, 1990 referred to in Article 2.2 above; and

(c) the repayment of any existing indebtedness of Italiana Luce to IL International, satisfactory evidence of which shall have to be provided to the Purchaser at Closing.

If any of the above conditions precedent does not occur by June 30, 1998, then the Purchaser and only the Purchaser shall be entitled to either extend the term or terminate this Agreement by giving notice in writing to the Sellers without any further obligation by the Purchaser. Further, the Purchaser will not be obliged to proceed to Closing unless both the Italian Business and the US Business can be transferred to the Purchaser and to NEWCO at the same time.

6.3 No investigation, suit, action or other proceedings that seeks restraint or prohibition in connection with this Agreement or the consummation of the transactions contemplated hereby shall be threatened or pending at Closing before any court or governmental agency.

6.4 At Closing all actions mentioned below shall be performed:

(a) Italiana Luce and the Purchaser shall enter into and execute the Deed of Transfer;

(b)   IL USA shall execute the US Transfer Agreement;

(c) the Sellers and the Purchaser shall jointly determine the Provisional Italian Assets Payment and the Provisional US Assets Payment;

(d) Italiana Luce and the Purchaser shall jointly determine the New Products Payment or, failing agreement thereon, the Provisional New Products Payment;

(e) Italiana Luce and the Purchaser shall determine the amounts payable as at the Date of Closing on account of wages, severance pay and termination indemnities or on any other account to any of the employees listed in Part A of Exhibit 4, with the exception of those listed in Part C of Exhibit 4 with whom Italiana Luce shall have reached a final and binding agreement prior to Closing, and such amounts shall be withheld from the Italian Purchase Price unless and to the extent to which Italiana Luce can deliver to the Purchaser a legally binding full and final release signed by any of the employees listed in Part A of Exhibit 4;

(f) the Purchaser shall pay Italiana Luce the portion of the Italian Purchase Price payable at Closing pursuant to Article 5.3 above;

(g) NEWCO shall pay IL USA the portion of the US Purchase Price payable at Closing pursuant to Article 5.4, above;

(h)   Italiana Luce shall deliver to the Purchaser the Bank Guarantee;

(i) the parties shall execute and/or deliver any other documents and/or take such other actions as may be provided for in this Agreement or as may be necessary or advisable in order to complete and consummate all transactions contemplated by this Agreement.


Article 7 - Conduct of the Italian Business and of the US Business up to Closing
- Transfer of Title.

7.1 The Sellers shall conduct the Italian Business and the US Business in good faith, in compliance with the law and strictly in the ordinary course during the period between the date hereof and Closing. Except as otherwise agreed in this Agreement and in the exhibits thereto, the Sellers shall use their best endeavors in order to ensure that all existing contracts pertinent to the Italian Business and to the US Business be transferred smoothly and without interruption to the Purchaser and to NEWCO.

7.2 The Italian Business and the US Business will be transferred to the Purchaser and to NEWCO, respectively, at Closing, free and clear of any pledges, liens, third party rights and encumbrances of any kind.

7.3 The Date of Closing shall be the effective date of transfer of both the Italian Business and the US Business for all purposes hereunder.

7.4 Between the date hereof and the Date of Closing the Sellers shall maintain adequate insurance policies to cover any and all risks of the Italian Inventory and of the US Inventory and shall keep the relevant coverage at their cost even after Closing until actual delivery of the Italian Inventory and of the US Inventory to the Purchaser and to NEWCO, respectively, which shall take place no later than seventy days after Closing.


Article 8 - Representations and Warranties

A) Representations and Warranties of the Sellers

The Sellers represent and warrant to the Purchaser as follows:

8.1 At Closing the Sellers shall have full right, title and authority to transfer to the Purchaser and to NEWCO, respectively, the Italian Business and the US Business.

8.2 The Pro Forma Financial Statements of the Italian Business and of the US Business truly and fairly represent the economic and financial position of the businesses as at December 31, 1997 and no material change shall have occurred since such date until Closing other than in the ordinary course of business.

8.3 Except as disclosed in writing to the Purchaser prior to Closing or otherwise agreed herein, Italiana Luce and/or IL USA during the period from December 31, 1997 up to Closing:

(i) shall have not entered into any transactions other than as provided in this Agreement or otherwise in the ordinary course of business to the extent to which such transactions materially and adversely affect the Italian Business and/or the US Business;

(ii) shall have not concluded or terminated any agreements or undertaken any other material obligation affecting the Italian Business or the US Business of a long term or exceptional nature;

(iii) shall have not, except in the ordinary course of business, purchased, sold or agreed to purchase or sell any business or asset.

8.4 (a) Except as disclosed in Exhibits 11 and 14, the Sellers are the owners of the Italian Intellectual Property and of the US Intellectual Property none of which has been challenged by third parties and, to the best knowledge of the Sellers, no written claim by any third party has been received in relation to the ownership and/or use of the Italian Intellectual Property and of the US Intellectual Property.

All trademarks and patents listed in Exhibits 11 and 14 have been duly registered or registrations have been regularly applied for by Italiana Luce and/or by IL USA which have all rights to use such trademarks and/or patents. Neither Italiana Luce nor IL USA have agreed to assign or license any of the Italian Intellectual Property or of the US Intellectual Property.

      (b) The Sellers shall not have received any notification by any third party in relation to, and shall not otherwise be aware of, the alleged infringement of any intellectual property right which infringement, if upheld by any court of competent jurisdiction, would have a material adverse effect on the Italian Business and/or the US Business. At Closing the Italian Intellectual Property and the US Intellectual Property shall not have been the object of any claim or complaint by any third party.

      (c) Any trademark and/or patent registration or application shall be transferred from the Sellers to the Purchaser or to NEWCO, as the case may be, at the care and expense of the Purchaser and/or NEWCO. The Sellers shall promptly and fully cooperate with the Purchaser and NEWCO for the purpose of expeditiously completing the recording of said transfers, Italiana Luce shall be responsible for any cost strictly related to the need of recording, prior to the transfer from the Sellers to the Purchaser or to NEWCO, as the case may be, the changes of corporate name of Italiana Luce which have not been previously recorded.

8.5 At Closing Italiana Luce and IL USA will be duly organized and validly existing corporations, in good standing under the laws of their respective jurisdictions, with full authority to carry out their activities and any transactions provided for in this Agreement. At all relevant times Italiana Luce and IL USA have kept and shall keep until Closing their books and records in strict compliance with the applicable laws and Italian or US Generally Accepted Accounting Principles, as the case may be, and such books and records shall be in all respects complete and accurate, IL USA maintains, and shall maintain until Closing, its only place of Business at 400 Long Beach Boulevard Stratford, CT, USA.

8.6 At Closing Italiana Luce and IL USA shall have been and shall be in compliance with all tax requirements: in particular, not by way of limitation, all taxes, duties or similar charges (including those due as a tax substitute) in any way arising in connection with transactions or actions made or taken until Closing will have been timely and duly paid. At Closing Italiana Luce and IL USA shall have timely filed all tax returns, statements and documents required to be filed under any applicable tax laws and regulations.

8.7 The employment of all personnel and Agents of Italiana Luce and of IL USA has always been and will be conducted until Closing in full compliance with the applicable labor, safety and social security laws and regulations; all relative reports, statements and documents required to be filed by any such laws, regulations and by any institution or entity having authority on labor and social security matters have been and shall be timely and correctly filed: all relative charges, fees, provisions, contributions or other amounts required to be paid, set aside, accrued, reserved for or withheld by any such applicable law and regulation, institution or entity have been timely and correctly paid, set aside, accrued, reserved for or withheld.

8.8 Other than as shown in Exhibit 21, at Closing there will be no civil, labor, tax, administrative or arbitration proceedings pending or threatened against Italiana Luce and/or IL USA which may directly or indirectly affect the Italian Business and/or the US Business, nor will any such proceedings be pending or threatened in relation to any of the assets of the Italian Business or of the US Business.

The day after Closing, Italiana Luce and the Purchaser shall jointly request two certificates from the relevant VAT (IVA) and Income Tax Offices, respectively, pursuant to Article 14, third paragraph, of Decree No. 472 of December 18, 1997, for the purposes provided for by Article 14, second paragraph, of the above mentioned Decree. Such certificates shall be delivered to the Purchaser as soon as they become available thereafter and copy of the requests will be provided to the Purchaser immediately after filing. Any amount shown in either of the said certificates as payable by Italiana Luce on account of any tax, duty, penalty, interest and the like shall be indemnified pursuant to Article 9 hereof.

8.9 To the best of their knowledge, Italiana Luce and IL USA have not violated and shall not violate until Closing with their businesses, to any material degree or with any material consequences, any right of third parties or any applicable law's, including competition and trade laws. With regard to the territory of the European Union it is agreed that for any products manufactured by Italiana Luce which does not comply with norm EN 60598 the Purchaser shall have the right to bring such products to such norm at the latest by December 31, 1998 and compile the corresponding "CE marking file" at Italiana Luce's expenses, provided that the relevant cost shall not exceed the aggregate amount of Itl. 150,000,000 (one hundred fifty million). Italiana Luce shall promptly reimburse the Purchaser upon receipt of any request in writing accompanied by satisfactory evidence of the expenses met by the Purchaser, failing which the Purchaser shall be entitled to call on the Bank Guarantee. With regard to the territory of the United

States of America, Part C of Exhibit 13 shows the products distributed by IL USA in the United States of America which are manufactured in accordance with the UL requirements.

8.10 All representations and warranties made by the Sellers in this Agreement with respect to the date of execution of this Agreement will be true and correct as of the Date of Closing.

8.11 Neither this Agreement nor any Exhibit thereto contain any untrue statement of a substantial fact or omits to state any substantial fact or is otherwise misleading. There is no fact known to the Sellers which may now or in the future materially adversely affect the assets of the Italian Business and/or of the US Business or significantly increase the liabilities of the Purchaser. Sellers' representations and warranties shall survive Closing and shall remain in full force and effect notwithstanding any inspections or verifications that may have been or that will be carried out by the Purchaser, whether before or after Closing, and by any acts other than express waivers in writing by the Purchaser.

B) Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Sellers as follows:

8.12 At Closing the Purchaser and NEWCO shall have full right, title and authority to purchase from the Sellers the Italian Business and the US Business, respectively.

8.13 Should any receivable regarding the Italian Business existing as at the Date of Closing be wrongly paid by any debtor to the Purchaser, then the Purchaser will promptly remit the relevant amount to Italiana Luce.

8.14 The Purchaser represents that it is a wholly owned subsidiary of the company Cassina S.p.A. with offices at 1, Via Busnelli, Meda (Italy)

8.15 All representations made by the Purchaser in this Agreement with respect to the date of execution of this Agreement will be true and correct as of the Date of Closing

Article 9 - Indemnification and Guarantee

9.1 The Sellers will jointly and severally indemnify and hold the Purchaser or NEWCO, as the case may be, harmless in respect of any liability, loss, damage and cost resulting from any and all misrepresentations or breaches of warranty, agreement or undertaking hereunder on the part of the Sellers as well as against and in respect of any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to any of the foregoing or to such indemnification.

9.2 The representations and warranties of the Sellers will remain in full force and effect for a period of two years from Closing, except for any representations and warranties of fiscal and social security nature which will remain in full force and effect until the relevant statute of limitation has expired; provided that the party claiming indemnification pursuant to Article
9.1 hereof shall, under penalty of foreclosure, give the Sellers written notice of any event or circumstance giving rise to the claim for indemnification and provide reasonable particulars thereof within fifteen working days after the occurrence of any event or circumstance or, as the case may be, from the date on which it has acquired knowledge thereof. Provided that such notice is timely given and the event or circumstance giving rise to the claim for indemnification occurs within such two year period, or within the relevant statute of limitation, as the case may be, the representations and warranties of the Sellers with respect to such claim will remain in full force and effect until the claim has been finally resolved and Italiana Luce shall procure that the validity of the Bank Guarantee be extended until final resolution of any such claim, failing which the Purchaser shall be entitled to call on the Bank Guarantee.

9.3 Payment of the amounts indemnifiable hereunder shall take place:

(a) at any time when the total of the then indemnifiable claims exceeds the aggregate amount of Itl 150,000,000 (one hundred and fifty million); or, in any event.

(b) ten days prior to the expiration of the Bank Guarantee, provided always that Italiana Luce shall have the right to extend the validity of the Bank Guarantee until such time when any and all claims for indemnification hereunder have been finally resolved.

Notwithstanding the foregoing, in no event shall the total amount indemnifiable under this Agreement exceed Itl. 3,000,000,000 (three billion).

9.4 If any action, suit or proceeding will be commenced, or any claim, demand or assessment will be asserted against the Purchaser and/or NEWCO, which may result in liability of the Sellers pursuant to this Agreement, with respect to which indemnification is sought from the Sellers pursuant to Article 9.1 above, the party seeking indemnification will promptly notify the Sellers thereof. Such party and the Sellers will fully cooperate in the defense and the Sellers will have the right of selecting their own counsel. Any decision concerning the defense or the settlement of the matter will be taken by such party and the Sellers jointly, but in case of disagreement between them, the decision of the Sellers will prevail, with the consequence that in such case the Sellers will take the risk of the outcome of the litigation and bear all legal and other expenses connected therewith as well as all losses arising therefrom, regardless of any monetary limits otherwise provided for in Article 9.3 above.

9.5 By way of guarantee of the indemnity obligations provided for in this
Article 9 and/or of any other obligation of the Sellers hereunder, at Closing Italiana Luce shall deliver to the Purchaser the Bank Guarantee. The Sellers shall have the right to request in writing the Purchaser to consent to a reduction of the maximum amount guaranteed by the Bank Guarantee to take into account: (i) the reduction after Closing of the liabilities of Italiana Luce and/or IL USA reflected in the Pro Forma Financial Statement of the Italian Business and in the Pro Forma Financial Statement of the US Business, respectively, updated as at the Date of Closing, and, (ii) any other then outstanding payment, undertaking or obligation of the Sellers hereunder and the Purchaser shall not unreasonably withhold or delay its consent in writing. Any refusal by the Purchaser to consent, in whole or in part, to the reduction of the Bank Guarantee shall have to be given in writing to Italiana Luce within ten days from receipt of the request and shall state the reasons for such refusal. The Purchaser acknowledges that any unjustified refusal shall entitle Italiana Luce to claim damages resulting therefrom.

Article 10 - Non Competition

10.1 For a period of five years commencing on the Date of Closing, Italiana Luce and IL USA shall abstain from commencing a new activity in Italy and in the United States of America, respectively, which, taking into account its object, is such as to directly compete with the Italian Business and/or with the US Business.

10.2 At Closing Mr. Luigi Giroletti and Nemo shall enter into a consultancy agreement on the terms and conditions set forth in the draft attached hereto as
Exhibit 22. During the entire duration of the consultancy agreement Mr. Luigi Giroletti shall not, save with the prior written consent of the Purchaser, be engaged, interested or concerned, whether as a shareholder, director, employee, subcontractor, partner, consultant, proprietor, agent or otherwise, directly or indirectly, in carrying on any business within Italy competitive with the Italian Business.

After the expiration of the consultancy agreement Mr. Luigi Giroletti shall abstain from, either personally or through agents, whether for himself or on behalf of any other person or entity, inducing or endeavoring to induce any person who is, or will be within one year after the expiration of the consultancy agreement, an officer or employee of the Purchaser to leave such office or employment. During the same period of time Mr. Luigi Giroletti shall also abstain from inducing, soliciting or endeavoring to entice away from the Purchaser, on his account or for the account of any other person, any person who is or will become a major customer of the Purchaser.

10.3 From the date of Closing Italiana Luce and IL USA shall abstain from any further use of the names Italiana Luce and IL USA as trademark, trade name and corporate name, Italiana Luce and IL USA shall, within thirty days after Closing, cause their shareholders to change the corporate names of Italiana Luce, IL International and IL USA so as to avoid any reference to the names "Italiana Luce" and "IL" and to change the corporate object of Italiana Luce and IL USA to make it consistent with the transfer to the Purchaser and to NEWCO, respectively, of the Italian Business and of the US Business as well as with the non competition obligations provided for by this Article 10.

10.4 In the event of an actual or threatened breach by the Sellers of any of the provisions of this Article 10, the Purchaser and NEWCO shall be entitled to seek an injunction from any court of competent jurisdiction restraining the actions of the party in breach hereunder. Nothing herein shall be construed as prohibiting the Purchaser and NEWCO from pursuing any other remedy available to them for such breach or threatened breach including, but not limited to, the recovery of damages from the party in breach hereunder. The Sellers separately acknowledge the necessity for and reasonableness of these provisions.

10.5 The provisions of this Article 10 shall survive Closing.

11 - Expenses and Taxes

All taxes and expenses stemming from this Agreement and the execution of the Deed of Transfer, as well as any other taxes and expenses connected therewith shall be borne by the Purchaser.

12 - Governing Law - Settlement of Disputes - Miscellanea

12.1 Subject only to the applicability of mandatory provisions of federal or state law in the United States of America, if any, this Agreement and any agreement deriving therefrom or connected therewith shall be governed by Italian law.

12.2 The terms and conditions contained in this Agreement constitute the entire agreement between the parties hereto and replace all previous agreements, either oral or written, between the parties with reference to the subject matter dealt with in this Agreement. No understanding or pact which amends this Agreement will be binding for any party, unless it is in writing, is referring expressly to this Agreement, is signed by the parties or by their respective representatives who have been duly authorized to do so. The provisions of this Agreement shall survive the execution of the Deed of Transfer and of the US Transfer Agreement and shall continue to be in full force and effect thereafter.

12.3 Neither this Agreement nor any right, claim or obligation hereunder can be assigned to third parties without the written consent of the other party with the only exception of the implementation of this Agreement by NEWCO with regard to the purchase and sale of the US Business.

12.4 In this Agreement the contents page and headings are included for convenience only and shall not affect the interpretation or construction of this Agreement.

12.5 Any difference or dispute arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. For all purposes hereunder the Sellers, on one side, and the Purchaser together with

NEWCO. on the other side, shall be deemed to be one party. The place of arbitration shall be Milan, Italy.


13 - Announcements and Notices

13.1 The parties agree to take all reasonable care to avoid any act which may reflect adversely on or be harmful to the Italian Business or to the US Business and, without limitation, agree that, save as required with regard to the information to IL International stockholders, no press or other public announcement shall be made or sent out by the Purchaser or the Sellers in respect of the sale and purchase of the Italian Business and of the US Business without the text of such announcement receiving the prior written approval of the other party, such approval not to be unreasonably withheld or delayed.

13.2 All notices and other communications hereunder will be in writing and will be deemed properly given if delivered personally or mailed by registered mail, return receipt, or transmitted by telefax, to the parties at the following addresses (or at any other address that any of the parties may specify by giving notice in the above mentioned way):

(a)   If to the Sellers:
      Italiana Luce S.r.l.
      118, Via Edison
      Settimo Milanese (Milan) - Italy
      Attention Mr. Luigi Giroletti
      Telefax n. 02-48910561

(b)   If to the Purchaser and/or to NEWCO:
      Nemo S.r.l.
      1, Via Busnelli

      Meda (Milan) - Italy
      Attention Mr. Corrado Gattoni
      Telefax n. 0362-340599

                                      ***

This Agreement is executed in five originals drawn up in the English language two of which are delivered to the Sellers, two to the Purchaser and one to IL International.

Attached to each original of this Agreement are the following exhibits initialled by the parties:

1)    Copy of the resolution of the Board of Directors of Italiana Luce S.r.l.;

2)    Copy of the unanimous written consent of the Board of Directors of IL USA
      Inc.;

3)    Copy of the resolution of the Board of Directors of Nemo S.r.l.;

4)    Part A: List of employees currently employed by Italiana Luce S.r.l.;

      Part B: List of employees to be taken over by Nemo S.r.l. together with the Italian Business;

      Part C: List of employees remaining with Italiana Luce S.r.l.;

5)    Pro Forma Financial Statement of the Italian Business;

6)    Pro Forma Financial Statement of the US Business;

7) Part A: List of raw materials, semi-finished and finished products representing the Italian Inventory;

      Part A1: List of finished products to be discontinued;

      Part A2: 1996 Italiana Luce S.r.l. catalogues;

      Part B: Criteria for the evaluation of the Italian Inventory;

8)    Part A: List of equipment and molds;

      Part B: Criteria for the evaluation of the equipment and molds;

9)    Part A: List of main suppliers (including outworkers) of the Italian
      Business:

      Part B: List of customers of the Italian Business;

10)   Part A: List of designs, drawings and documents regarding the New
      Products;

      Part B: Criteria for the evaluation of the New Products;

11)   Italian Intellectual Property;

12)   List of Italiana Luce's agreements with designers and suppliers;

13)   Part A: List of products forming the US Inventory;

      Part B: Criteria for the evaluation of the US Inventory;

      Part C: List of UL listed products in the USA;

14)   US Intellectual Property;

15)   List of IL USA's agreements;

      Part A: Lease Agreement with landlord;

      Part B: Agreements with Agents;

      Part C: Agreements with employees;

      Part D: Agreements with suppliers;

      Part E: Agreements with consultants;

16)   Part A: List of Agents of Italiana Luce S.r.l.

      Part B: List of Agents of Italiana Luce S.r.l. to be terminated prior to Closing

17) List of employees and consultants of IL USA and their current remuneration and benefits;

18)   List of Agents of IL USA;

19)   Form of Deed of Transfer of the Italian Business;

20)   Draft of US Transfer Agreement;

21)   List of pending or threatened litigation:

      A) Italiana Luce S.r.l.

      B) IL USA

22)   Draft Consultancy Agreement between Nemo S.r.l. and Mr. Luigi Giroletti;

23)   Draft Bank Guarantee.

The exhibits are an integral part of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed in the place and on the date first above written. This Agreement is also signed by Mr. Michel F. Leemans in his capacity as Chairman of the Board, President and Chief Executive Officer of IL International Inc. by way of confirmation that Italiana Luce and IL USA are wholly owned subsidiaries of IL International and by way of adherence of IL International to the provisions of Article 10 hereof.


Nemo S.r.l.                                            Italiana Luce S.r.l.


-----------------                                      -----------------
Sandro Maggini                                         Luigi Giroletti




IL International Inc.                                  IL USA Inc.


-----------------                                      -----------------
Michel F. Leemans                                      Luigi Giroletti

                                                                         ANNEX B

                       PLAN OF LIQUIDATION AND DISSOLUTION

                                       OF

                              IL INTERNATIONAL INC.

            This Plan of Liquidation and Dissolution (the "Plan") is for the purpose of effecting the complete liquidation and dissolution of IL International Inc., a Delaware corporation (the "Company"), in accordance with and pursuant to the provisions of the Delaware General Corporation Law and
Section 331 of the Internal Revenue Code of 1986, as amended, in substantially the following manner:

      1. Effective Date.

            The Plan shall be effective on the date (the "Effective Date"), after it is adopted and approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, $0.01 par value per share, of the Company ("Common Stock") entitled to vote thereon, on which the Company's business and substantially all of its assets are sold pursuant to the Asset Purchase Agreement (the "Asset Purchase Agreement") by and among Nemo S.r.l., the Company and certain of the Company's subsidiaries.

      2. Cessation of Business.

            After the Effective Date, the Company shall not engage in any business activities except for the purposes of (i) preserving the values of its assets, (ii) winding up its business affairs, including without limitation, the consummation of a sale or sales in one or a series of transactions of the remaining assets of the Company, and (iii) making the Liquidation Distribution (as hereinafter defined) in accordance with the Plan. The Board of Directors of the Company (the "Board") and, at their pleasure, the officers, shall continue in office solely for these purposes.

      3. Dissolution.

            As promptly as practicable after the Effective Date and upon filing of a Certificate of Dissolution with the Secretary of State of the State of Delaware the Company shall be dissolved in accordance with the Delaware General Corporation Law.

      4. Liquidation of Assets.

            The Company shall collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions, including the transactions provided for in the Asset Purchase Agreement, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or other property, as the Board deems expedient and in the best interests of the Company and the holders of the Common Stock (the "Stockholders"). In connection with such collection, sale, exchange and other disposition, the Company shall marshall its assets and collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company. The Company shall have continuing authority to sell, lease, exchange or otherwise convert to cash all or any part of its assets in accordance with the terms and provisions of this Plan, and to make such arrangements with respect to employee compensation as may be advisable.

      5. Payment of debts.

            The Company shall pay or make provision for the payment of all known or ascertainable liabilities of the Company, including all amounts estimated by the Board to be necessary for the payment of estimated expenses, taxes, and contingent liabilities (including expenses of dissolution, liquidation, and termination of existence, and the Liquidation Distribution), all as provided pursuant to Section 281 of the Delaware General Corporation Law.

      6. Liquidating Distribution.

            The Company shall distribute pro rata to the Stockholders all its remaining property and assets, if any, including the proceeds of any sale, exchange or disposition, except such property or assets as are required for paying or making provision for the claims and obligations of the Company (the "Liquidating Distribution"). The Liquidating Distribution may occur all at one time or in a series of distributions and may be in cash or in kind, in such manner, and at such time or times before and/or after the Record Date (as defined below), as the Board, in its absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board, in its absolute discretion, the Company may establish and set aside a reasonable amount (the "Contingency Reserve") to satisfy claims against the Company (other than claims of a Stockholder in its capacity as such) and all expenses of the sales of the Company's property and assets, of the collection and defense of the Company's property and assets, and of the liquidation and dissolution provided for in this Plan. The Contingency Reserve may consist of cash or property.

      7. Redemption and Cancellation of Common Stock.

            The Liquidating Distribution shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. The Company shall close its stock transfer books at the close of business on the record date fixed by the Board for the first or any subsequent installment of any Liquidating Distribution as the Board in its absolute discretion may determine (the "Record Date"), and thereafter certificates representing Common Stock shall not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. The Stockholders shall surrender stock certificates (or, if so required by the Board in its absolute discretion, furnish indemnity bonds in case of lost or destroyed certificates) as a condition to their receipt of any Liquidating Distribution immediately following the Record Date.

      8. Missing Stockholders.

            If any Liquidating Distribution to a Stockholder cannot be made, whether because the Stockholder cannot be located, has not surrendered a certificate evidencing the Common Stock as required hereunder or for any other reason, then the distribution to which such Stockholder is entitled shall (unless transferred to the Trust established pursuant to Section 11 hereof) be transferred to and deposited with the state official authorized by the laws of the State of Delaware to receive the proceeds of such distribution; such transfer shall comply in all respects with the laws of the State of Delaware. The proceeds of such distribution shall thereafter be held solely for the benefit of and for the ultimate distribution to such Stockholder as the sole equitable owner thereof and shall escheat to the State of Delaware or be treated as abandoned property in accordance with the laws of the State of Delaware. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

      9. Amendments.

            Notwithstanding adoption of the Plan by the Company's Stockholders, the Board may modify or amend the Plan and, prior to the filing of a certificate of dissolution with the State of Delaware, may abandon the Plan, without further action by the Stockholders to the extent permitted by Delaware law.

      10. Indemnification.

            The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Certificate of Incorporation and Bylaws and any contractual arrangements for actions taken in connection with this Plan and the winding up of the affairs of the Company and shall indemnify any liquidating trustees and their agents on similar terms. The Company's obligations to indemnify such persons may be satisfied out of the assets of the Trust (as defined below). The Board and the trustees, in their absolute discretion, are authorized to obtain and maintain insurance for the benefit of such officers, directors, employees, agents and trustees to the extent permitted by law.

      11. Liquidating Trust.

            If necessary for any reason to complete the liquidation and distribution of the Company's assets to the Stockholders, the Board may at any time transfer to a liquidating trust (the "Trust") any remaining assets of the Company which are held as a reserve for contingent liabilities. The Trust, if any, will succeed to all of the then remaining assets of the Company, including such reserve, and any liabilities of the Company. The sole purpose of the Trust will be to liquidate on terms satisfactory to the liquidating trustee(s) and to distribute the assets formerly owned by the Company, if any, after paying any remaining liabilities of the Company to the Stockholders.

      The Board is authorized to appoint one or more individuals or corporate persons to act as trustee or trustees of the Trust and to cause to enter into a liquidating trust agreement with such trustee or trustees on such terms and conditions as the Board determines. Adoption of the Plan will constitute the approval of the Stockholders of any such appointment and liquidating trust agreement.

      12. Costs.

            The Board is authorized, empowered and directed to pay all legal, accounting, printing, appraisal and other fees and expenses of persons rendering services to the Company in connection with the sale of its assets, the Plan and, if appointed, such expenses of a liquidating trustee or trustees.

      13. Authorization.

            Adoption of the Plan by the Stockholders shall constitute full and complete authority to the proper officers of the Company, without further Stockholder action (except for any further Stockholder or Board approval required by law), to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of every kind and character which such officers deem necessary or appropriate to carry out the provisions of the Plan.

      14. Power of the Board of Directors.

            The Board and, if authorized by the Board, the officers, shall have authority to do or authorize any and all acts and things as provided for in the Plan and any and all such further acts and things as they may consider desirable to carry out the purpose of the Plan, including the execution and filing of all other documents which may be necessary or appropriate to implement the Plan. The Board, to the extent permitted by law, may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the complete liquidation and dissolution of the Company, and the distribution of its assets, if any, to its Stockholders in accordance with the Delaware General Corporation Law. The death, resignation, or other disability of any director or officer of the Company shall not impair the authority of the surviving or remaining director(s) or officer(s) to exercise any of the powers provided for in the Plan. Upon such death, resignation, or other disability, the surviving or remaining directors, or if there be none, to the extent permitted by law, the surviving or remaining officer(s) shall have authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining director(s) or officer(s) to exercise any of the powers provided for in the Plan. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay to the Company's officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the successful implementation of this Plan. Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the Stockholders of the payment of any such compensation.

                         [scanned pages to be inserted]

                                                                         ANNEX C

                [LETTERHEAD OF MARSHALL & STEVENS INCORPORATED]


February 23, 1998
                                                         File Reference: 31-6922


Board of Directors
IL International Inc.
400 Long Beach Boulevard
Stratford, CT 06497

Dear Gentlemen:

Earlier this year, Marshall & Stevens Incorporated ("Marshall & Stevens") was authorized to undertake an analysis concerning IL International Inc. ("IL" or the "Company"). It is our understanding that a third party is proposing to acquire the goodwill of IL, for cash amounting to 5.15 billion Italian Lira ("Lit" 5.15 billion) or approximately $2.86 million, and IL's operations. Accordingly, the purpose of this engagement is for Marshall & Stevens to provide its opinion as to the financial reasonability of the proposed transaction.

Our determination of financial reasonability is based on our analysis of the market value of the Company's shareholders' equity under two scenarios; specifically, continued operation and orderly liquidation. The term "market value", as used here, is the price at which any property would exchange between a willing buyer and a willing seller, neither being under compulsion to buy or sell, with each having reasonable knowledge of the relevant factors which have an impact on the value of the property. Market value in this context is synonymous with the legal term "fair market value".

Based on the facts, assumptions and methodologies we have relied upon, as outlined in the attached report, we have concluded that the current market value of IL's shareholders' equity lies within a range of approximately $1.2 to $2.3 million. We have assumed that total liabilities will not exceed cash on hand plus monies realized from collection of accounts receivable and sale of inventory. Therefore, in our opinion, the pending offer of $2.86 million is financially reasonable. Actually, management has indicated that they expect the total net proceeds of the proposed transaction, on a pretax basis, will be in excess of $2.86 million. Our conclusion is based on an exchange rate of Lit 1,800 and excludes consideration of any taxes that may be due as a result of the sale of IL.

Board of Directors
IL International Inc.
February 23, 1998
Page 2


We appreciate this opportunity to be of assistance to IL International Inc. Should you have any questions concerning this report or its conclusions please contact Lawrence Danzig at 215-561-5600.

Very truly yours,

/s/ MARSHALL & STEVENS INCORPORATED

MARSHALL & STEVENS INCORPORATED


                                       C-2
                                                 Marshall & Stevens Incorporated

================================================================================

1.0 Introduction

1.1 Purpose

Marshall & Stevens was retained to provide its opinion concerning the financial reasonability of an offer to purchase the operations and goodwill and, therefore substantially all of the business of the Company. Under the terms of this offer, the purchaser would buy the inventory at book value, subject to reduction for unwanted, obsolete or slow moving items, and take ownership of certain fixed assets and all the goodwill of the Company. In addition to purchasing inventory at book value, the proposed offer includes payment of Lit 5.15 billion, for the goodwill of IL International Inc. i.e. licenses, patents, brands, knowhow, customers, established operations network, etc. It is our understanding that our opinion is required in connection with SEC filings which will be submitted if this transaction is agreed between the parties.

1.2 Definitions

An analysis of the financial reasonability of the proposed transaction requires an analysis of the market value of the shareholders' equity of the Company in relation to the amount of the proposed offering. The term "market value" is defined as the price at which any asset or property is expected to exchange between a willing buyer and seller, neither being under compulsion to buy or sell, with each having reasonable knowledge of the relevant factors which have an impact on value. In this context, the term market value is synonymous with the term "fair market value".

1.3 Methodologies

There are three classic or standard methods for estimating market value that must be considered in any valuation: referred to as the asset valuation, or cost approach; the comparable company, or capital market approach; and the income, or Discounted Cash Flow ("DCF") approach. With respect to the valuation of the equity

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of a business, the asset valuation approach requires estimation of the total value of the individual assets net of liabilities. The capital market approach requires identification of similar publicly traded companies to derive appropriate valuation ratios applicable to the business being valued. The DCF method requires a reliable estimate of future cash flows to be generated by the business for a period of, usually, five to ten years. The present value of the projected cash flows, less liabilities, represents the equity value of the business. Because of the Company's unsatisfactory performance over the last few years and the uncertainties associated with its earnings capability, it is, in our opinion, not meaningful to attempt to estimate value based on a DCF analysis in this case.

We have made our analysis under two scenarios: continued operation and orderly liquidation. Under the premise of continued operation, the business is valued as a whole as if it continued to operate as a profitable going concern. Under the premise of orderly liquidation, instead of valuation of the overall business as a whole, each asset or class of assets is valued on an individual basis, as if sold individually or by class instead of as part of a going concern. The total value of the individual items or classes, less liabilities, then represents the value of the business under this premise.

1.4 Scope

In connection with both scenarios or approaches we have made a review and analysis of the following factors, without limitation:

      1. The nature of the business and the history of the enterprise from its inception.

      2. The economic outlook in general and the condition and outlook for the specialty lighting industry in particular.

      3.    The Company's financial condition and.

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      4.    Its financial performance.

      5.    Its ability to pay dividends.

      6.    The existence or lack of intangible assets.

      7. The trading prices of the shares of publicly traded companies in the specialty lighting industry.

      8.    The outlook for future earnings for the Company.

In the course of our analysis, we were supplied with annual and 10-K reports for the Company for 1991 through 1996, 10-Q reports for the first three quarters of 1997 and unaudited financials for 1997. In addition, we were provided with various descriptive materials concerning the Company including outlines of its history, details concerning the nature of its business, the competition it faces, its products, employees and production methods and capabilities. We have visited the Company's offices in Stratford, CT and met with management to discuss the Company and its prospects. We did not visit facilities in Italy, which consist primarily of a distribution warehouse.

We have relied upon the information provided to us by management as being accurate and complete without independent verification. We have also obtained and used financial and economic data from recognized public sources. Such information was also used without independent verification and we are not responsible for the accuracy or completeness of this information. Certain prospective information has been provided by management for use in this analysis. Events and circumstances frequently do not occur as expected, nor with the consequences expected. Therefore, our use of this information does not signify any assertion or warranty on our part that such prospective information is, or will be shown to be, correct. Our analysis does not constitute a Fairness Opinion. Our analysis is also subject to the attached statement of Assumptions and Limiting Conditions.

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1.5 Conclusions

Based on our study we have concluded that the market value of the shareholders' equity of IL International Inc., as of January 1998, lies within a range of $1.2 million to $ 2.3 million. We have also estimated that the effect of the proposed offer in its entirety, net of all liabilities except taxes which may become due as a result of this proposed transaction, should result in total proceeds for the shareholders of the Company at least equal to the $2.86 million being offered for the operations and goodwill of IL. Therefore, in our opinion, the proposed offer as described to us is financially reasonable. Actually, management has indicated that they expect that the total net proceeds of the proposed transaction, on a pretax basis, will be in excess of $2.86 million. Our conclusions and analyses have been based on an exchange rate of Lit 1,800 and exclude consideration of any taxes that may be due upon consummation of the proposed transaction.

2.0 IL International Inc.

2.1 Nature of the Business

The Company was incorporated in June 1991 in connection with a Reorganization Plan of Chartwell Group Ltd. ("Chartwell") and a wholly owned subsidiary. On the effective date of the plan, ownership of certain assets and properties of Chartwell vested in the Company free and clear of all liens, claims and encumbrances. The Company's stock is traded on the OTC Bulletin Board under the symbol ILIL. There are 76,821,384 shares issued and outstanding and the high and low bids during 1995 through 1997 were $0.02 and 0.01 per share, equivalent to a total indicated value of approximately $768,000 for IL. The Company estimates that it has approximately 1,800 shareholders, a large proportion of whom hold shares in brokerage firm accounts in "street name". On a combined basis, Keith
G. Frey, Luigi Giroletti and Michel F. Leemans own approximately 51.6% of the shares outstanding. Mr. Frey and Mr. Giroletti are both Vice presidents of IL. Mr. Leemans

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is Chairman and CEO. All three are  Directors.  Dividends have never been paid on IL's common stock.

      The Company's business, transacted through its operating subsidiaries in Italy and the U.S., is the design, marketing and worldwide distribution of high quality, relatively expensive contemporary lamps and lighting products. The operating subsidiaries are, respectively, Italiana Luce SRL ("Italiana Luce") and IL USA, Inc. Italiana Luce, located in a suburb of Milan designs, markets and manages distribution of the Company's products. IL USA, Inc. is the exclusive distributor of Italiana Luce products in the U.S.. and Canada. Italiana Luce sell 42 collections of lighting products consisting of about 360 line items. In the U.S. the suggested retail price for these products ranges from $95 to $1,600 with an average price of $300. IL USA, Inc. also distributes similar lighting products for two nonaffiliated Italian lighting designers and manufacturers. The Company's sales are made principally to the residential sector of the market and directed at the high end of the lighting market. The majority of product is sold in Europe where the top three markets are Italy, Germany and France.

Italiana Luce's products are manufactured by a network of subcontractors in Italy, primarily in the general area of Milan, using molds and machinery owned by Italiana Luce. Some of these subcontractors work almost exclusively for Italiana Luce. At December 31, 1996, IL's total head count totaled 36 persons. In 1996 it was determined that headcount needed to be reduced because of continuing weakness in sales and generally poor financial performance. After protracted labor negotiations in Italy, the total headcount was reduced by 9, effective February 1997. The Company also relinquished a substantial portion of warehouse space, closed out certain products, reduced officers and directors compensation and eliminated a bonus arrangement with one of its officers and directors. This

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downsizing was expected to result in an overall annual cost saving of approximately $500,000.

2.2 Financial Condition

Comparative balance sheet data at December 31, 1993-1997 are set forth in
Schedule 1. As shown, total assets were comprised primarily of accounts receivable, inventory and other current assets. However, total assets decreased by approximately 26%, from $6.8 million to $5.0 million during the period. The Company's liabilities decreased at a slower rate. Current liabilities, the bulk of total liabilities, decreased by 17%%, from $3.6 million to $3.0 million. Reflecting this relationship, shareholders' equity decreased 39% during the period, from approximately $2.8 million to $1.7 million.


At year-end 1993, there was no short-term debt outstanding. However, in subsequent years, the Company's use of short-term debt increased substantially. Accordingly, the Company was increasingly dependent on debt financing. Financing was provided by some sixteen different Italian banks. Given the Company's poor financial performance, eroding equity base and increasingly heavy reliance on debt financing matters could be approaching a point at which one or more banks would refuse to grant further credit. The risk of this happening and the difficulties which would ensue, in our opinion, is magnified by the relatively large number of banks involved.


2.3 Financial Performance

Comparative income statement data for the Company for the years ended December 31, 1993-1997 is shown in Schedule 2. As shown, sales decreased during the period by approximately 20%. While sales trended lower, the cost of sales, in both absolute and percentage terms, increased during 1993-1996; and reached a high for the period of almost 60% of sales in 1997 versus approximately

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50% in 1993. S,G & A expenses were relatively stable during the 1993-1996 period
However, because of the substantial decrease in sales combined with increases in the cost of goods sold, net income decreased sharply from a profit of $357,671 in 1993 to a loss, including restructuring charges of $165,000, of $1,129,625 in 1996.

Indeed, the restructuring referred to in Section 2.1 of this report was prompted by these circumstances. Reflecting the restructuring, S, G & A expenses decreased substantially as a percent of sales in 1997, from, 47.2% the prior year to 41.1%. However, in the context of continually declining sales, the negative trend of net income continued on into 1997. Thus, 1997 results amount to an estimated net loss of $249,000. With further restructuring difficult, if not impossible, to visualize, the Company's performance trends raise clear questions about its ability to continue as a going concern.

3.0 Industry Trends and Conditions

In each geographic area the company operates, competition is intense. The residential lighting sector of the interior furnishings industry is highly competitive and fragmented. There are hundreds of companies operating within this sector. The major competitors worldwide in the high end sector are Artemide, Flos, Leucos and Arte Luce. U. S. competitors include George Kovacs and Koch & Lowy. In terms of financial strength and market dominance, Artemide is considered the leading company. Others of the Company's competitors also have greater financial and operating resources than the Company. Furthermore, there has been a strong and growing competition from Far Eastern imports; particularly in the U.S.

These imports are priced substantially lower than the Company's products, tend to be extremely similar in design and also tend to be of a substantially lower quality. Given these difficulties, U.S. sales have done relatively well, increasing at an average annual rate of close to 9%. However, U.S. sales have always represented

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a small part of overall consolidated sales; and the steady increase in the percentage of overall sales that they represent is not only due to actual growth, but also due to the fact that sales in the rest of the world are declining so sharply from year to year. Furthermore, U.S. sales include sales of third party products in addition to those of Italiana Luce which have been flat.

This decline is due to lagging European economies which have been experiencing little, if any, growth, and in many cases decreases, accompanied by high unemployment. In this setting, the Company's Lira denominated sales have decreased by approximately 50% during 1991 through 1997. In 1991 sales outside the U.S. were Lit. 18.4 billion compared to Lit. 9.9 billion in 1997. At the same time the Italian Lira has been depreciating substantially adding a kind of financial "headwind" effect against the Company. The Italian Lira's average exchange rate has depreciated from Lit. 1,232 to Lit. 1,689 and as of January 1998 is around Lit. 1800. According to the management of IL International Inc. most European competitors are dealing with similar disappointing and weak market results.

4.0 Overall Economic Trends and Conditions

In 1997, the U.S. economy experienced its seventh year of uninterrupted expansion. The ongoing expansion is supported, as in the past six years, by declining long-term interest rates, declining or low inflation and rising corporate profits. However, turmoil in Asian economies has interjected a new term into the economic equation. Going forward into 1998 it is expected that current expansion rates will be reduced until the financial effects of the crises affecting Asian economies dissipate. It is expected that inflation will remain at low levels, particularly in the context of the lowering of commodity prices attending the Asian economic crisis. As a parallel expectation it is assumed that interest rates will remain at current low levels; 30-year Treasury bonds yielded 5.75% in January 1998. However, because of events

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in Asia, it is expected that the seven year expansion will be forced to slow substantially throughout its eighth year.

Italy and Europe have not shared the economic growth trends which have benefited the U.S. economy since 1991. European economies in general have continued to grapple with relatively high interest, inflation and unemployment rates. However, at year end 1997, just as the U.S. economy faced reduced growth, European economies appear on the verge of significant, if modest, gains. For example, beginning in midyear, Italy began to experience decreasing inflation, lower short-term interest rates and accelerating economic growth. In the third quarter real Gross Domestic Product (real "GDP") increased 1.9%. Real GDP growth was anticipated to reach 2% by the fourth quarter. Based on current trends, including the fact that of all the European countries Italy is the least exposed to the Asian crisis, the Italian economic expansion is likely to continue through 1998. Modest gains are also expected in other European economies.

5.0 Valuation of Shareholders' Equity

5.1 Valuation Based on Selected Public Companies

The management of IL International Inc. has prepared estimates of 1998 financial performance. These estimates are presented as Schedule 3. As shown in Schedule 3, the estimates are presented in the form of two cases; a best case and a more likely case. In the best case estimate it is assumed that new products to be introduced at the biennial European Light Fair in Milan ("Euroluce") will be successful enough to produce approximately a 15% increase in sales. This increase would result in a positive net income; but one that amounts to only 2.0% of sales. Actually, this and the second case present a somewhat skewed result because, due to carryforward losses, the only taxes recorded against income reflect primarily withholding taxes on interest payments to IL International. The second case,

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deemed the more likely case, is based on a more modest estimated sales increase for 1998 of approximately 8%. This increase would result in negative net income.

In our opinion, if IL International Inc. achieves results close to those projected in the first case, it will be able to continue operations, assuming reasonable future growth, as a going concern. If results are close to those projected for the case deemed more likely, we believe it should be assumed for this analysis that the Company will be unable to continue successfully as a going concern. Therefore, the value of the Company lies within a range defined by market value in continued operation and market value based on the sale of the Company on an orderly liquidation basis.

In order to estimate the value of the Company assuming best case results are achieved we have made an analysis of the current trading prices for publicly traded companies listed under Standard Industrial Classification Code ("SIC Code") 3465 Residential Lighting Fixtures and allied Codes. To a varying degree some of these companies' products are sold in high end residential markets. Also, some of the sales of some of the companies selected, although mostly domestic, are worldwide including Europe. Furthermore, except for one, CSL Lighting Manufacturing, each is operating profitably.

Tivoli Industries Inc. ("Tivoli")

Designs, develops, manufactures, markets and sells specialty lighting and related products designed for use in architectural applications where energy efficient, economical, precision, decorative and high performance sources are required. Products are sold worldwide and include products targeted at high end residential markets.

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Advanced lighting Tech, Inc. ("Alti")

Innovation-driven designer, manufacturer and marketer of metal halide lighting products, including lamps, lamp components and lamp production equipment. Markets over 240 specialty and 40 commodity-type metal halide lamps, giving it the most diverse product line of any metal halide lamp manufacturer.

Catalina Lighting, Inc. ("Catalina")

Designs, manufactures, contracts for the manufacture of imports and distributes a broad line of lighting fixtures and lamps under the Westinghouse brand and other proprietary tradenames. Also performs some private label manufacturing. Primarily markets through home centers, national retail chains, office superstores, warehouse clubs, etc. and principally in the U.S., but also in Europe and Canada and to a lesser extent in other international markets.

CSL Lighting Manufacturing ("CSL")

Designs, manufactures and markets mid to high-end lighting fixtures for both commercial and residential applications on a worldwide basis. Core products are specified for use in new construction and in renovation of commercial and residential properties by architects, engineers, interior designers and lighting designers.

Genlyte Group, Inc. ("Genlyte")

Designs, manufactures and sells lighting fixtures for a wide variety of applications in the commercial, industrial and residential markets. Sales are primarily in the U.S. but also overseas. The primary brand under which product are sold, both in the U.S. and overseas is "Lightolier". Products are not sold directly to the end user. Therefore, there is no information on percentage breakdown of sales by user. However, the company's performance is strongly influenced by the level of activity in new construction and remodeling.

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Thomas Industries ("Thomas")

The company's principal businesses are lighting, including consumer, commercial, industrial and outdoor lighting fixtures; and compressors and vacuum pumps. Under a series of proprietary brand names the company's consumer lighting line includes high-style chandeliers and bathroom fixtures plus quality lighting products for foyers, dining rooms, living rooms, entertainment areas, kitchens, and bedrooms.

Relevant summary data pertaining to the selected publicly traded companies are presented in Schedules 4 and 5. Except for CSL each of the selected companies' sales showed increases over the latest five years and were profitable. Excluding CSL, which had a loss in its latest year, and Catalina, whose profits were depressed in its latest year, the net income ratios for the selected public companies were in a range of approximately 4% to over 8% of sales.

By comparison the Company's sales were decreasing. Its net income had turned sharply negative in 1996 with additional substantial losses in 1997; and, as the phrase indicates, only a fairly low level of probability can be associated with the best case 1998 projected net income of $194,000. Based on the information we have received and our analysis, IL International Inc. is well managed with high quality products. However, the market demand for these products has decreased significantly, not only for the Company but competition as well, and is being exploited by lower priced imports of inferior quality. In our opinion, in order for the business to begin to prosper sales, need to increase by a magnitude of 33% to 50%. It is questionable whether sufficiently strong new product can be introduced by the Company to reach this result in the near term.

According to management, such sales growth is not expected to occur this year. In view of these considerations, we have applied a 25% discount to the valuation

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multiples of the selected companies (see valuation multiples shown in the
"Median" column in Schedule 4) and applied them to IL International Inc. as set forth in Schedule 6. On this basis, the indicated market value of the shareholders' equity of the Company is approximately $2.3 million.

5.2 Valuation Based on Orderly Liquidation

The valuation of assets based on the concept of orderly liquidation assumes that, while the asset(s) in question may no longer function together in their specific current use, they will continue, individually or by class, to have an ongoing in-use value. It is possible that in a liquidation situation of any kind, particularly for assets located in Italy, it could become difficult to collect receivables and dispose of inventories without substantial discounts from face value. However, we have assumed for the purposes of this analysis that valuation factors similar to those considered by bank lending departments are appropriate. Lower factors would result in valuation estimates more reflective of forced liquidation, or auction value, than orderly liquidation value.

As set forth in Schedule 7, we have estimated an orderly liquidation value of approximately $1.2 million. As shown this assumes collection of 80% of Accounts Receivables outstanding and realization of 70% of the stated values for inventory, both as of December 31, 1997 (unaudited basis). We have also assumed that 50% of the stated value of fixed assets as of December 31, 1997 would be realized. Finally we have assumed that the Company's intellectual property has value on a continued use basis. The Company is the licensee under two contracts with nonaffiliated suppliers of lighting fixtures for the high end residential market. It owns several prominent brands, possesses a number of patents and has an established relationship with a network of highly skilled subcontractor manufacturers.

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We have valued this intellectual property in aggregate based on the concept of relief from royalty. Accordingly, we have estimated that an appropriate royalty rate is on the order of 3% of revenues; and for this analysis we have used best case revenues of $9.5 million. On this basis, the total estimated market value of the Company's intellectual property is approximately $975,000 as shown in
Schedule 8. The present value discount factor is based on a 15% cost of capital and a remaining life for these assets of fifteen years.

6.0 Conclusions

Based on our study we have concluded that the market value of the shareholders' equity of IL International Inc., as of January 1998, lies within a range of $1.2 million to $ 2.3 million. We do not consider that any adjustments to this range of value, such as for control premiums or minority interest/lack of marketability discounts, are appropriate. Considering the difficulties facing IL, a premium for control is unrealistic and a discount for lack of marketability is unwarranted because the shares are traded on the OTC Bulletin Board.

We have also estimated that the effect of the proposed offer in its entirety net of all liabilities, except taxes which may become due as a result of this proposed transaction, should result in a total price for the shareholders equity of the Company at least equal to the $2.86 million proposed offer for the goodwill and operations of the Company. Therefore, in our opinion, the proposed offer as described to us is financially reasonable. Actually, management has indicated that they expect that the total net proceeds of the proposed transaction, on a pretax basis, will be in excess of $2.86 million. Our conclusions and analyses have been based on an exchange rate of Lit 1,800 and exclude consideration of any taxes that may be due upon consummation of the proposed transaction. Our conclusion does not represent a Fairness Opinion and is subject to the attached statement of Assumptions and Limiting Conditions.

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ASSUMPTIONS AND LIMITING CONDITIONS

Title

No investigation of legal titles was made, and we render no opinion as to ownership of any of the underlying properties of IL or condition of their title. We assume that:

      a)    the title to all relevant properties is marketable;

      b) unless otherwise indicated in this report, all property is free and clear of all liens, encumbrances, easements and restrictions;

      c) the properties do not exist in violation of any applicable codes, ordinances, statutes, or other government regulations; and,

      d) the properties are under responsible ownership and competent management and available for its highest and best use.

Date of Value

The date of this analysis of reasonability is January 1998. The dollar amount of any value reported is based on the purchasing power of the U.S. dollar as of that date. We assume no responsibility for economic or physical factors occurring subsequent to the date of value which may affect the opinions reported.

Non-Appraisal Expertise

No opinion is intended to be expressed for matters which require legal or specialized expertise, investigation, or knowledge, beyond that customarily employed by appraisers.

Information and Data

Information supplied by others that was considered in this appraisal is from sources believed to be reliable, and no further responsibility is assumed for its accuracy.

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ASSUMPTIONS AND LIMITING CONDITIONS

Confidentiality/Advertising

This report and supporting documentation are confidential. Neither all nor any part of the contents of this appraisal shall be copied or disclosed to any party or conveyed to the public orally or in writing through advertising, public relations, news, sales, or in any other manner without the prior written consent and approval of both Marshall & Stevens Incorporated and its client. However, Marshall & Stevens consents that this report may be used to facilitate consummation of the proposed transaction as described herein and, for this purpose, may be provided to any government authority and/or legal and tax advisors of the client.

Litigation Support

Depositions, expert testimony, attendance in court, and all preparations/support for same, arising from this appraisal shall not be required unless arrangements for such services have previously been made.

Management

The opinions of value expressed herein assume the continuation of prudent management policies over whatever period of time that is deemed reasonable and necessary to maintain the character and integrity of the subject business enterprise and its underlying assets.

Purpose

All opinions of market value are presented as Marshall & Stevens Incorporated's considered opinion based on the facts and data obtained during the course of the appraisal investigation. This report has been prepared for the sole purpose stated herein and shall not be used for any other purpose or by any other user.

Unexpected Conditions

We assume there are no hidden or unexpected conditions associated with IL International Inc. that might adversely affect value. Further, we assume no responsibility for changes in market condition which may require an adjustment in our conclusions.

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ASSUMPTIONS AND LIMITING CONDITIONS

Appraisal Fee

The fee established for the formulation of our opinion is not contingent upon the value conclusions reported.

Visitation

The Company was visited in the course of this appraisal assignment in January 1998.

Hazardous Substances

Hazardous substances, if present within a business, can introduce an actual or potential liability that may adversely affect the marketability and value of the business or its underlying assets. In this analysis, no consideration has been given to such liability or its potential impact upon value.



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                                                                      SCHEDULE 1
                     IL INTERNATIONAL INC. AND SUBSIDIARIES
                           COMPARATIVE BALANCE SHEETS
                             AT DECEMBER 31, 1993-97
--------------------------------------------------------------------------------

                                                                                                                 REVISED
                                 Dec                  Dec                  Dec                 Dec                  Dec
                                 1993       %         1994       %         1995      %         1996       %         1997        %
                              ----------  -----    ----------  -----    ---------- -----    ----------  -----    ----------   -----
ASSETS
 Cash & Equivalents             $866,379   12.7      $349,538    5.1      $686,215   9.8      $324,298    4.8      $557,115    11.1
 Accts Receivable (net)        2,718,168   39.9     2,919,810   42.7     2,512,104  35.8     2,675,435   39.7     1,836,539    36.6
 Inventories                   1,747,249   25.6     2,041,297   29.9     2,337,470  33.3     2,488,006   37.0     1,783,832    35.5
 Deferred Income Taxes           259,627    3.8       266,248    3.9       295,329   4.2             0    0.0             0     0.0
 Other                           372,919    5.5       335,844    4.9       237,439   3.4       368,793    5.5       239,512     4.8
                               ----------  -----    ----------  -----    ---------- -----    ----------  -----    ----------   -----
Total Current Assets           5,964,342   84.9     5,912,737   86.5     6,068,557  86.4     5,856,532   87.0     4,416,998    88.0

FIXED ASSETS
 Original Cost                         0    0.0             0    0.0             0   0.0             0    0.0             0     0.0
 Depreciation/Amort                    0    0.0             0    0.0             0   0.0             0    0.0             0     0.0
                              ----------  -----    ----------  -----    ---------- -----    ----------  -----    ----------   -----
Net Fixed Assets                 622,935    9.1       729,927   10.7       818,366  11.6       775,529   11.5       539,573    10.8


OTHER ASSETS
 Intangibles                     170,013    2.5       129,051    1.9       80,453    1.1        32,445    0.5         5,522     0.1
 Other                            56,233    0.8        62,841    0.9       59,329    0.8        68,635    1.0        56,545     1.1
                              ----------  -----    ----------  -----    ---------- -----    ----------  -----    ----------   -----
Total Other Assets               226,246    3.3       191,892    2.8       139,782   2.0       101,080    1.5        62,067     1.2

TOTAL ASSETS                  $6,813,523  100.0    $6,834,556  100.0    $7,026,705 100.0    $6,733,141  100.0    $5,018,638   100.0
                              ==========  =====    ==========  =====    ========== =====    ==========  =====    ==========   =====

LIABILITIES & STOCKHOLDERS' EQUITY
 Short Term Debt                       $0    0.0      $170,196    2.5      $473,327   6.7    $1,704,354   25.3      $921,346    18.4
 Current Portions of L-T Debt     543,585    8.0       106,939    1.6        37,896   0.5        35,642    0.5        16,255     0.3
 Accounts Payable               1,852,772   27.2     1,997,114   29.2     1,423,778  20.3       922,612   13.7     1,039,098    20.7
 Income Taxes Payable              66,389    1.0        47,108    0.7        27,126   0.4           325    0.0         1,377     0.0
 Other Accrued Liabilities      1,135,392   16.7     1,128,563   16.5     1,325,256  18.9     1,371,674   20.4       998,429    19.9
                               ----------  -----    ----------  -----    ---------- -----    ----------  -----    ----------   -----
Total Current Liabilities       3,598,138   52.8     3,449,920   50.5     3,287,383  46.8     4,034,607   59.9     2,976,505    59.3

NON-CURRENT LIABILITIES
 Long-Term Debt (net)              88,021    1.3        41,074    0.6        62,849   0.9        30,104    0.4         9,593     0.2
 Other                            347,383    5.1       386,706    5.7       479,561   6.8       482,715    7.2       335,618     6.7
                               ----------  -----    ----------  -----    ---------- -----    ----------  -----    ----------   -----
Total Non-Current Liabilities     435,404    6.4       427,780    6.3       542,410   7.7       512,819    7.6       345,211     6.9
                               ----------  -----    ----------  -----    ---------- -----    ----------  -----    ----------   -----
TOTAL LIABILITIES               4,033,542   59.2     3,877,700   56.7     3,829,793  54.5     4,547,426   67.5     3,321,716    66.2

Total Stockholders' Equity      2,779,981   40.8     2,956,856   43.3     3,196,912  45.5     2,185,715   32.5     1,696,922    33.8
                               ----------  -----    ----------  -----    ---------- -----    ----------  -----    ----------   -----
TOTAL LIABILITIES & EQUITY     $6,813,523  100.0    $6,834,556  100.0    $7,026,705 100.0    $6,733,141  100.0    $5,018,638   100.0
                               ==========  =====    ==========  =====    ========== =====    ==========  =====    ==========   =====

------------------------------------------------------------------------------------------------------------------------------------
Working Capital                $2,366,204   34.7    $2,462,817   36.0   $2,781,174   39.6    $1,821,925   27.1    $1,440,493    28.7
Current Ratio                        1.66                 1.71                1.85                 1.45                 1.48
Quick Ratio                          1.00                 0.95                0.97                 0.74                 0.80
Long-Term Debt/Equity                0.03                 0.01                0.02                 0.01                 0.01
Total Liabilities/Equity             1.45                 1.31                1.20                 2.08                 1.96
------------------------------------------------------------------------------------------------------------------------------------

NOTE: 1997 DATA ARE UNAUDITED

                                      C-20
                                                 Marshall & Stevens Incorporated

--------------------------------------------------------------------------------
                                                                      SCHEDULE 2
                     IL INTERNATIONAL INC. AND SUBSIDIARIES
                          COMPARATIVE INCOME STATEMENTS
                   FOR THE YEARS ENDED DECEMBER 31, 1993-1997
--------------------------------------------------------------------------------

                                  Dec                 Dec                  Dec                Dec                    Dec
                                  1993       %        1994        %        1995        %      1996         %         1997-EST    %
                              -----------  -----   ----------   -----  -----------   -----    ----------  -----    ----------  -----
NET SALES                     $10,258,748  100.0   $9,485,694   100.0  $10,222,808   100.0    $9,735,494  100.0    $8,235,007  100.0

Cost of Sales                   5,107,385   49.8    5,178,025    54.6    5,519,330    54.0     5,687,962   58.4     4,955,725   60.2
                              -----------  -----   ----------   -----  -----------   -----    ----------  -----    ----------  -----
GROSS PROFIT                    5,151,363   50.2    4,307,669    45.4    4,703,478    46.0     4,047,532   41.6     3,279,282   39.8

S, G & A Expenses               4,743,023   46.2    4,225,441    44.5    4,482,807    43.9     4,596,947   47.2     3,406,222   41.4
                              -----------  -----   ----------   -----  -----------   -----    ----------  -----    ----------  -----
OPERATING PROFIT                  408,340    4.0       82,228     0.9      220,671     2.2      (549,415)  -5.6      (126,940)  -1.5

Interest Income                    64,245    0.6       28,698     0.3       22,214     0.2        15,323    0.2        20,605    0.3
Interest Expense                 (141,823)  -1.4      (68,691)   -0.7      (66,514)   -0.7      (108,819)  -1.1      (109,461)  -1.3
                              -----------  -----   ----------   -----  -----------   -----    ----------  -----    ----------  -----
Income Before Unusual Items,
Income Taxes & Minority Int.      330,762    3.2         42,235   0.4       176,371    1.7      (642,911)  -6.6      (215,796)  -2.6

Restructuring Charge                    0    0.0            0     0.0            0     0.0      (165,000)  -1.7             0    0.0
                              -----------  -----   ----------   -----  -----------   -----    ----------  -----    ----------  -----
Income before Income Taxes
and Cumulative Effect             330,762    3.2       42,235     0.4      176,371     1.7      (807,911)  -8.3      (215,796)  -2.6

Provision for Income Taxes        144,927    1.4       30,535     0.3      126,992     1.2       321,714    3.3        33,614    0.4
                              -----------  -----   ----------   -----  -----------   -----    ----------  -----    ----------  -----
Net Income Before
Cumulative Effect                 185,835    1.8       11,700     0.1       49,379     0.5    (1,129,625) -11.6      (249,410)  -3.0

Cumulative Effect (Benefit)      (171,836)  -1.7            0     0.0            0     0.0             0    0.0                  0.0
of Acctg Change
NET INCOME                       $357,671    3.5      $11,700     0.1       $49,379    0.5   ($1,129,625) -11.6     ($249,410)  -3.0
                              ===========  =====   ==========   =====  ===========   =====    ==========  =====    ==========  =====

ADJUSTED FOR EXTRAORDINARY/NONRECURRING ITEMS
Adjusted Pretax Income           N/A         0.0     N/A          0.0     N/A          0.0     ($642,911)  -6.6     N/A          0.0
Adjusted Net Income              N/A         0.0     N/A          0.0     N/A          0.0     ($900,075)  -9.2     N/A          0.0
Adjusted Cash Flow               N/A         0.0     N/A          0.0     N/A          0.0     ($467,281)  -4.8     N/A          0.0

NOTE: 1997 DATA ARE UNAUDITED
N/A = NOT APPLICABLE


                                      C-21
                                                 Marshall & Stevens Incorporated

                                                                      SCHEDULE 3
                     IL INTERNATIONAL INC. AND SUBSIDIARIES
                                  PROJECTION OF
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        PROJECTED AS AT DECEMBER 31, 1998
                                ($ IN THOUSANDS)
--------------------------------------------------------------------------------

                                                     YEAR TO DECEMBER 31, 1998
                                                    ---------------------------
                                                    BEST CASE            MORE
                                                     (BUDGET)           LIKELY
                                                    ---------         ---------
NET SALES                                            $ 9,450            $ 8,879

COST OF SALES                                          5,461              5,170
                                                    ---------         ---------
                                                       3,989              3,709

SG&A EXPENSES                                          3,642              3,583
                                                    ---------         ---------
                                                         347                126

INTEREST INCOME                                            3                  3

INTEREST EXPENSE                                         143                157
                                                    ---------         ---------
                                                         207                (28)

INCOME TAXES                                              13                 13
                                                    ---------         ---------
NET INCOME (LOSS)                                        194                (41)
                                                    =========         =========


SOURCE:     IL INTERNATIONAL INC.


                                      C-22
                                                 Marshall & Stevens Incorporated

--------------------------------------------------------------------------------
                                                                      SCHEDULE 4
                              IL INTERNATIONAL INC.
                       COMPARED TO PUBLICLY HELD COMPANIES
--------------------------------------------------------------------------------

Company Name:                                            Tivoli     Advanced      Catalina       CSL       Genlyte      Thomas
                                                       Industries   Lighting      Lighting    Lighting      Group      Industries
Ticker Symbol:                                            TVLI        ADLT           LTG        CSLX        GLYT          TII
Last Fiscal Year:                                       Sept-97       Jun-97       Sept-97      Dec-96      Dec-96       Dec-96
Latest Twelve Months:                       MEDIAN      Sept-97      Sept-97       Sept-97     Sept-97     Sept-97      Sept-97
---------------------                     --------     --------     --------      --------    --------    --------     --------
MARKET DATA
   Market Price-As of 12/31/97              $10.66        $2.00       $19.00         $3.56       $0.19      $17.75       $19.75
   Shares Outstanding (000's)               13,005        3,938       16,471         7,095      12,671      13,339       15,840
   Market Value-Common Equity              131,023        7,876      312,949        25,279       2,382     236,767      312,840
   Preferred Stock                               0            0            0             0           0           0            0
   Market Value-Stockholder's Eq.          131,023        7,876      312,949        25,279       2,382     236,767      312,840
   Total Interest Bearing Debt              28,970          884        6,881        51,268       4,197      51,058       73,143
   Market Value-Invested Capital           182,186        8,760      319,830        76,547       6,579     287,825      385,983


LATEST TWELVE MONTHS
   Cash Flow (% Revenue)                      6.66         6.87        11.68          3.07      -33.24        6.46         7.00
   Price/Cash Flow                            8.00        11.65        27.23          4.18       -0.57        7.68         8.32
   EBITDA (% Revenue)                         9.23         8.30        16.95          5.44      -13.46       10.16        10.63
   Invested Capital/EBITDA                    6.96        10.72        19.18          7.15       -3.88        5.93         6.77
      Price/Revenue                           0.54         0.80         3.18          0.13        0.19        0.50         0.58
   Pretax Income (% Revenue)                  6.12         5.77        12.36          0.73      -38.57        6.47         6.47
   Price/Pretax Income                       11.44        13.87        25.73         17.64       -0.49        7.66         9.00
   Net Income (% Revenue)                     3.89         5.20         8.77          0.44      -38.57        3.69         4.08
   Price/Net Income                          14.83        15.38        36.25         29.39       -0.49       13.43        14.29
      Price/Book Equity                       1.79         1.75         2.26          0.62        0.76        2.43         1.84


THREE-YR WEIGHTED AVG
   Cash Flow (% Revenue)                      5.66         5.80     N/A               3.48      -19.03        5.66         6.01
    Price/Cash Flow                           9.31        17.21     N/A               3.84       -0.91        9.31        10.52
   EBITDA (% Revenue)                         7.08         7.08     N/A               5.91       -9.76        8.55         9.17
   Invested Capital/EBITDA                    7.24        15.69     N/A               6.87       -4.62        7.24         8.30
      Price/Revenue                           0.53         1.00     N/A               0.13        0.17        0.53         0.63
   Pretax Income (% Revenue)                  3.84         3.84     N/A               0.88      -22.99        3.94         4.69
   Price/Pretax Income                       13.49        26.02     N/A              15.12       -0.76       13.39        13.49
   Net Income (% Revenue)                     2.25         3.51     N/A               0.54      -22.99        2.25         2.90
   Price/Net Income                          23.39        28.45     N/A              24.52       -0.76       23.39        21.77
      Price/Book Equity                       1.88         1.88     N/A               0.60        1.36        3.06         2.10


                                      C--23
                                                 Marshall & Stevens Incorporated

--------------------------------------------------------------------------------
                                                                      SCHEDULE 5
                              IL INTERNATIONAL INC.
                       COMPARED TO PUBLICLY HELD COMPANIES
--------------------------------------------------------------------------------

Company Name:                                               Tivoli      Advanced      Catalina      CSL       Genlyte      Thomas
                                                          Industries    Lighting      Lighting    Lighting    Group      Industries
Ticket Symbol:                                               TVLI         ADLT           LTG        CSLX       GLYT          TII
Last Fiscal Year:                                           Sept-97      Jun-97        Sept-97    Dec-96      Dec-96       Dec-96
Latest Twelve Months:                          MEDIAN       Sept-97      Sept-97       Sept-97    Sept-97     Sept-97      Sept-97
---------------------                        --------        ------     --------      --------     ------    --------     --------
BALANCE SHEET
  Total Assets ($000's)                        $143,545        $6,888     $170,508      $116,581     $9,005    $256,536     $329,851
  Total Assets (%)                               100.0%        100.0%       100.0%        100.0%     100.0%      100.0%       100.0%
  Cash & Equivalents                                2.6          20.2         16.4           1.6        0.8         1.4          3.7
  Accounts Receivable                              23.1          23.4         19.4          22.8       21.0        30.6         25.1
  Inventories                                      27.1          24.6         19.0          29.7       49.4        30.6         22.2
  Total Current Assets                             64.0          74.3         57.1          58.7       82.2        69.3         55.3
  Net Fixed Assets                                 23.5          11.5         25.1          25.7       16.6        23.4         23.6
  Accounts Payable                                 11.3          16.4          6.6          11.7       10.9        16.5          8.5
  Current Portion Long-Term Debt                    2.1           0.7          2.2           9.9        1.0         2.0          5.5
  Total Current Liabilities                        23.3          20.3         14.5          26.3       17.1        34.3         27.6
  Long-Term Debt                                   17.2          12.1          1.8          34.1       45.6        17.9         16.6
  Total Liabilities                                55.2          34.6         19.0          64.8       65.1        62.0         48.4
  Net Worth                                        44.8          65.4         81.0          35.2       34.9        38.0         51.6
  Working Capital                                  38.8          54.1         42.6          32.3       65.0        35.0         27.7

INCOME STATEMENT
  Revenue ($000's)                             $147,676        $9,846      $98,397      $196,955    $12,607    $477,701     $536,657
  Revenue (%)                                    100.0%        100.0%       100.0%        100.0%     100.0%      100.0%       100.0%
  Net Income                                        3.9           5.2          8.8           0.4      -38.6         3.7          4.1
  Cash Flow                                         6.7           6.9         11.7           3.1      -33.2         6.5          7.0
  EBIT                                              7.0           6.6         14.0           2.8      -18.8         7.4          7.7
  EBITDA                                            9.2           8.3         16.9           5.4      -13.5        10.2         10.6

FINANCIAL RATIOS
  Current                                           2.9           3.7          3.9           2.2        4.8         2.0         2.0
  Quick                                             1.2           2.2          2.5           0.9        1.3         0.9         1.0
  L-T Debt/Net Worth                                0.4           0.2          0.0           1.0        1.3         0.5         0.3
  Total Liabs./Net Worth                            1.3           0.5          0.2           1.8        1.9         1.6         0.9
  Total Debt/Total Capitalization                 32.2%         16.4%         4.7%         55.5%      57.2%       34.4%       30.1%
  COGS/Inventory                                    3.8           5.0          2.5           3.6        4.0         4.2         3.0
   Inventory Days                                  96.4          73.4        148.8         101.8       91.0        87.5       122.2
  Revenue/Total Assets                              1.5           1.4          0.6           1.7        1.4         1.9         1.6
  Revenue/Working Capital                           3.9           2.6          1.4           5.2        2.2         5.3         5.9
   % of Sales                                     25.4%         37.8%        73.8%         19.1%      46.5%       18.8%        17.0%
  Return on Assets (ROA)                           5.9%          7.4%         5.1%          0.7%     -54.0%        6.9%         6.6%
  Return on Equity (ROE)                           8.8%         11.4%         6.2%          2.1%    -154.6%       18.1%        12.9%


                                      C-24
                                                 Marshall & Stevens Incorporated

                                                                      SCHEDULE 6
                              IL INTERNATIONAL INC.
                              MARKET VALUE BASED ON
                            SELECTED PUBLIC COMPANIES
                               AS OF JANUARY 1998
                                ($ IN THOUSANDS)

BASIS                    AMT       VALUATION        AMT    ADJ (1)       AMT    WEIGHT      AMT
----------------       ---------   ---------     ------    -------    ------    ------   ------
EBITDA                $  605             5.2     $3,150    (1,462)    $1,688      0.33     $560
REVENUE                9,500             0.4      3,800       --       3,800      0.17      650
PRICE/NET INCOME         124 (2)        17.5      2,170       --       2,170      0.33      700
PRICE/BOOK             1,722            1.34      2,310       --       2,310      0.17      400
                                                                                         ------
                                                  INDICATED MARKET VALUE                 $2,310
                                                                                         ======

NOTE: (1) DEBT
      (2) PRETAX INCOME OF $207 THOUSAND
          LESS NORMALIZED TAXES AT 40%


                                      C-25
                                                 Marshall & Stevens Incorporated

                                                                      SCHEDULE 7
                              IL INTERNATIONAL INC.
                            ORDERLY LIQUIDATION VALUE
                               AS OF JANUARY 1998
                                ($ IN THOUSANDS)


                                             REVISED                     REVISED
                                              AMOUNT          FACTOR      AMOUNT
                                              ------          ------      ------
CASH                                          $  557            1.00      $  557
ACCTS REC.                                     1,837            0.80       1,470
INVENTORY                                      1,784            0.70       1,249
OTHER                                            623            0.00          --
                                                                          ------
CURRENT ASSETS                                                             3,276
FIXED ASSETS                                     540            0.50         270

INTANGIBLE ASSETS                                                            975
                                                                          ------
TOTAL ASSETS                                                               4,521
LESS: TOTAL LIABILITIES                        3,322            1.00       3,322
                                                                          ------

                                                     INDICATED VALUE      $1,199
                                                                          ======


                                      C-26
                                                 Marshall & Stevens Incorporated

                                                                      SCHEDULE 8

                              IL INTERNATIONAL INC.
                             ESTIMATED MARKET VALUE
                              INTELLECTUAL PROPERTY
                               AS OF JANUARY 1998
                                ($ IN THOUSANDS)

REVENUES                                                    $9,500
                                                            ------
ROYALTY - 3%                                                   285

ADMIN. EXPENSES - 10%                                           29
                                                            ------
PRETAX ROYALTY INCOME                                          256

INCOME TAX                                                      89
                                                            ------
AFTERTAX ROYALTY INCOME                                     $  167

PRESENT VALUE FACTOR                                          5.85
                                                            ------
INDICATED MARKET VALUE                                         975
                                                            ======


NOTE: PRESENT VALUE FACTOR BASED ON 15%
      COST OF CAPITAL OVER 15 YEARS


                                      C-27
                                                 Marshall & Stevens Incorporated

                                                                         ANNEX D

                       ESTIMATE OF NET PROCEEDS AVAILABLE
                        FOR DISTRIBUTION TO STOCKHOLDERS
                                  (see Note 1)

                                        Italy
                               ----------------------      USA         Total
                                Lit.  mill.     $000       $000         $000
                               ------------    ------     ------       -----
                                              (Note 2)
Paid by Purchaser
 Goodwill                      Lit.   5,150    $2,860     $  --        $2,860
 Inventory                            2,050     1,135        415        1,550
 Other assets                           230       125         35          160
                                      -----    ------     ------       ------
                               Lit.   7,430    $4,120     $  450       $4,570
                                      -----    ------     ------       ------
Sale by Company
 Cash                                   --        --         160          160
 Receivables                          2,340     1,300        400        1,700
 Other assets                           300       170        --           170
                                      -----    ------     ------       ------
                               Lit.   2,640    $1,470     $  560       $2,030
                                      -----    ------     ------       ------

TOTAL GROSS PROCEEDS           Lit.  10,070    $5,590     $1,010       $6,600

Less Liabilities
 Short-term debt                      1,250       695        --           695
 Payables                             1,500       835        110          945
 Other accrued expenses                 780       435         30          465
 Severance compensation               1,130       625        --           625
 Taxes                                  310       170        --           170
                                      -----    ------     ------       ------
 Total liabilities             Lit.   4,970    $2,760     $  140       $2,900
                                      -----    ------     ------       ------

TOTAL NET PROCEEDS             Lit.   5,100    $2,830     $  870       $3,700
                                      -----    ------     ------

Less:
 Costs to collect receivables
  and liquidate Company                (160)      (90)       (10)        (100)
 Legal and investment banking
  fees                                  (90)      (50)      (150)        (200)
 Shareholder communications                                  (50)         (50)
 Contingency                           (160)      (90)       (10)        (100)
                                      -----    ------     ------       ------
                                       (410)     (230)      (220)        (450)
                                      -----    ------     ------       ------

ESTIMATED NET PROCEEDS
 AVAILABLE FOR
 STOCKHOLDERS [A]              Lit.   4,690    $2,600        650       $3,250
                                      -----    ------     ------       ======

Shares of Common Stock outstanding  [B]                            76,821,384

Per share amount - [A] divided by [B]                                  $0.042
                                                                       ------

Notes
-----
(1) Data based on management's best estimates. See qualification as to accuracy of data set forth under "--Use of Proceeds; Dissolution and Liquidation Following the Proposed Sale."
(2)   Converted at Lit. 1,800.

                                                                         ANNEX E

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Form 10-KSB/A
                                 AMENDMENT NO 1

(Mark One)

|x|  ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
     1934

                   For the fiscal year ended December 31, 1997
                                             -----------------

|_| TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________________ to _________________

                         Commission File number 0-14575
                                                -------

                              IL INTERNATIONAL INC.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)


          Delaware                                       06-1331343
-------------------------------                      ----------------
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                       Identification No.)

400 Long Beach Boulevard,
Stratford, Connecticut                                      06497
----------------------------------------                ------------
(Address of principal executive offices)                 (Zip Code)

Issuer's telephone number (203) 378-4000
                          --------------

Securities registered under Section 12(g) of the Exchange Act:

                          Common Stock, $.01 par value
                          ----------------------------
                                (Title of class)

      Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

           Yes  |x|                              No  |_|

      Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and if no disclosure will be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. |X|


                               Page 1 of 53 pages
                            Exhibit Index at page 51

            The issuer's revenues for its most recent fiscal year were $8,230,730.

            State the aggregate market value of the voting stock held by non-affiliates computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within the past 60 days.

            Aggregate market value as of March 4,
            1998..............$396,900

            Check whether the issuer has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Exchange Act after the distribution of securities under a plan confirmed by a court.

              Yes  |x|                        No  |_|

            State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date.

            Common stock, $.01 par value, as of March 4,
            1998.............. 79,375,497 shares

                       DOCUMENTS INCORPORATED BY REFERENCE

            List hereunder the documents, all or portions of which are incorporated by reference herein and the Part of the Form 10-KSB into which the document is incorporated:

                                      None.

Transitional Small Business Disclosure Format (Check one:)

              Yes  |_|                        No  |x|
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                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS.

General

            IL International Inc. (the "Company") was incorporated in Delaware on June 13, 1991.

            The Company's business, transacted through its operating subsidiaries, is the design, marketing and worldwide distribution of contemporary lamps and lighting products.

Operating Units

            Italiana Luce and IL USA, Inc. (formerly known as "PAF USA, Inc."), a Delaware corporation ("IL USA"), are the Company's two operating subsidiaries. Italiana Luce, which is based in Settimo Milanese, a suburb of Milan, Italy, designs, markets and distributes worldwide high quality contemporary lamps and lighting products. Italiana Luce's products are manufactured by a network of subcontractors, some of which work almost exclusively for Italiana Luce, using molds owned by Italiana Luce. IL USA is the exclusive distributor of Italiana Luce's products in the United States and Canada.

            Incorporated in 1975, Italiana Luce shipped its first products, principally classic hand-blown Venetian glass lamps, in early 1979. In 1984, Italiana Luce introduced the first of its modern design lamps and began to phase out its traditional product line. In 1993, a new line of traditionally designed, high quality, hand-blown lamps was marketed under the Le Stelle trade name.

            Italiana Luce currently sells 32 collections of lighting products consisting of about 290 line items. In the United States the suggested retail prices of these fixtures range from $105 to $1,875 with an estimated weighted average list price of $315. Actual selling prices in the United States for portable fixtures are commonly 10% to 20% below the suggested retail prices. Prices of these products are generally higher in the rest of the world.

            In 1993, IL USA acquired distribution rights in
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North America for certain lighting products of contemporary design produced by two non-affiliated Italian lighting manufacturers, Nemo S.r.l. ("Nemo") and Effetre Industriale S.p.A. In October 1994, IL USA also began to distribute in the United States a line of lighting products produced by Foscarini Murano S.p.A. ("Foscarini"), located near Venice, Italy. Besides its contemporary line of lighting fixtures featuring high quality hand-blown Venetian glass, Foscarini offers an array of classic custom designed chandeliers. Effective June 30, 1997, IL USA voluntarily relinquished its rights to distribute the Nemo line and subsequently signed an agreement with Tre Ci Luce snc ("Tre Ci Luce"), a manufacturer of contemporary lighting fixtures located outside Milan, Italy, to become its exclusive distributor in the United States. Shipments of the Tre Ci Luce line began in late January 1998.

            In total, the lines of non-affiliated product now currently represented by IL USA consist of 53 collections of lighting products or about 1,000 line items (excluding custom-made products). The fixtures have suggested retail selling prices which range from $95 to $3,200. During 1997, the estimated weighted average list price was $425.

Industry Segments

            The Company operates within the lighting segment of the interior furnishings market. Sales are made principally to the residential sector of the market. The Company considers its present product line to comprise a single industry segment.

Design

            The Company's design policy is to develop innovative contemporary lighting products directed at the higher-end of the lighting market. The Company does not have an in-house design group but instead develops its designs in close cooperation with a small group of top architects and designers recognized for their excellence in the field of modern design. In order to assure that new product development is directly focused on market needs, the Company outlines for its designers current market trends both in design and material content, identifies product niches, and sets price guidelines. The majority of the designers create lighting products exclusively for the Company. The "Italiana Luce Collection" has been created principally by Italian designers such as Mario Barbaglia,
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Marco Colombo and Stefano Marcato. Ferdinand Porsche of F.A. Porsche Design, a
prominent German design group, has also designed products for the Company. Italiana Luce's products have been exhibited in various museums of modern art in Europe, the United States and South America. They have also been highly acclaimed by contemporary design periodicals throughout the world.

Marketing

            The majority of the Company's products are sold in Western Europe where the top three markets are Italy, Germany and France. Sales in the United States and Canada account for about 30% of worldwide sales when expressed in U.S. dollars. The Company also sells its products in Japan, Australia and certain countries in South America. Products are distributed to the retail consumer through independent stores, furniture stores, department stores and mail order houses. Fixtures are also sold directly to contractors, purchasing agents, architects and designers for use in commercial applications such as offices, hospitality centers and restaurants.

            The residential markets around the world for high-end lighting fixtures of contemporary design have been very soft for the past few years while the contract market has seen some growth over the same period. As a result, the Company has taken steps to increase its presence in the contract market. It is estimated that currently less than 15% of the Company's sales are made directly to the contract market. An additional unquantifiable volume of sales is made to third parties who themselves sell the products into the contract market.

            The Company's products are sold in Italy through a network of independent sales representatives. In other countries in Europe sales are made on an exclusive basis either through a local distributor or through an importing agent. In the United States, the products are sold through independent sales agent organizations hired by IL USA. IL USA sells its products to a Canadian distributor for distribution throughout Canada.

            The Company's marketing strategy is directed primarily at the residential segment of the lighting market. Marketing efforts of the sales representatives, who call principally on retail outlets, are supplemented by promotional programs, including catalogue mailings,
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incentive plans, attendance at trade shows, and national advertising through trade and popular interior design publications. The generally weak economies in Europe in recent years have negatively affected the Company's sales and cash flow. To conserve its resources, the Company has advertised only sparingly in recent years. Instead, the Company has increased the level of its promotional activities to the trade.

Competition

            In each of the countries in which the Company markets its products, the residential lighting sector of the interior furnishings industry is highly competitive and fragmented, with many hundreds of companies operating within it. The Company's major worldwide competitors in the high-end, contemporary lighting sector of the interior furnishings market are Artemide, Flos, Leucos and Luce Plan. Other competitors in the United States include George Kovacs and Koch & Lowy. Some of the Company's competitors have greater financial and operating resources than the Company. In addition, there is strong competition from imports from the Far East which are priced substantially lower than the Company's products, are often very similar in design, and are generally of a lower quality.

            The Company believes its principal competitive advantages to be its superior design capability, the Italian provenance of its products, the brand name recognition of its products in the trade, and its professional management.

Seasonality

            Because it is the custom in Italy, as it is in much of Europe, to shut down operations during the month of August, shipments for the third quarter of the calendar year have historically accounted for approximately 15% of total annual sales. The first and fourth quarters of the year have in most recent years each accounted for close to 30% of total annual sales.

Sources of Supply

            The primary materials used by the Company are metal, technopolymer and glass. These materials are in plentiful supply and are available from many sources
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throughout Europe. The Company has not experienced any material delays in the delivery of any of these items in recent years.

Principal Customers

            The Company's five largest customers account, in the aggregate, for less than 5% of its total sales.

Patents and Trademarks

            The Company has patents and trademarks in many countries on the design of certain of its products. In those countries in which the Company has significant sales, these patents and trademarks expire between 2006 and 2010.

Restructuring of Italiana Luce

            Confronted with continued weak demand for its products in every major market in continental Europe and with no prospect of any improvement during 1997, the Company determined that more radical cost cutting measures than those previously undertaken were necessary. Consequently, the Company implemented a plan in early 1997 to revise its operating and financial requirements. Actions taken included close-out of a number of slower selling products and liquidation of the Le Stelle line of traditional Venetian-style fixtures, termination of one-third of the Company's workforce in Italy; reduced compensation for the Company's officers and directors; cancellation of a lease on approximately 13,000 square feet of warehouse space at Italiana Luce; and elimination in Italy of all advertising. Savings in 1997 resulting from these actions are estimated to have been in excess of $500,000.

Employees

            At December 31, 1997, the Company had 26 full-time employees and one part-time employee. Fifteen full-time employees and the part-time employee were employed in executive, management, sales, administrative, and clerical positions and 10 in warehousing, shipping, assembly and technical support.

            Manufacture of the Company's products is undertaken by small independent subcontractors in Italy. Each subcontractor produces a limited number of the
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Company's products. For many of the larger selling volume items, the Company has two or more sources of supply.

            Although the Company has no collective bargaining arrangements, all of its employees in Italy are covered by broad national wage and benefit agreements mandated by various agencies of the Italian central government. The Company considers its employee relations to be satisfactory.

Foreign and Domestic Operations

            A summary of the Company's operations by geographical area for the years ended December 31, 1997 and 1996 is as follows:

                                                     Years Ended December 31,
                                                       1997             1996
                                                   -----------      -----------
Net sales to unaffiliated customers:
  United States (a)                                $ 2,509,174      $ 2,381,598
  Italy                                              2,513,690        3,389,958
  Germany                                            1,198,460        1,560,432
  Other countries                                    2,009,406        2,403,506
                                                   -----------      -----------

                Total                              $ 8,230,730      $ 9,735,494
                                                   ===========      ===========

Net sales between geographic areas (b):
  Italy                                            $   807,543      $   877,620
                                                   ===========      ===========

Operating profits/(losses):
  United States                                    $   187,942      $    27,562
  Italy                                               (701,791)        (741,977)
                                                   -----------      -----------

               Total                               $  (513,849)     $  (714,415)
                                                   ===========      ===========

                                                           December 31,
                                                       1997             1996
                                                   -----------      -----------
Identifiable assets:
  United States                                    $ 1,063,640      $ 1,078,840
  Italy                                              3,970,123        5,654,301
                                                   -----------      -----------

                Total                              $ 5,033,763      $ 6,733,141
                                                   ===========      ===========
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----------
(a) Includes export sales of $47,394 and $45,132 during the years ended December 31, 1997 and 1996, respectively.

(b) Net sales between geographic areas refers to products sold by Italiana Luce to IL USA. These sales have been eliminated in consolidation.

ITEM 2. DESCRIPTION OF PROPERTY.

            The Company's executive offices are located at 400 Long Beach Boulevard, Stratford, Connecticut where the Company leases 800 square feet of office space from IL USA.

            The offices of Italiana Luce are located at Via Edison, 118, Settimo Milanese, Italy. The leased premises consist of offices of approximately 3,200 square feet and a warehouse of approximately 26,000 square feet.

            The Company's distribution center in the United States is leased by IL USA and is located at 400 Long Beach Boulevard, Stratford, Connecticut. It consists of offices of approximately 1,600 square feet and a warehouse of approximately 9,120 square feet.

            The Company's total annualized rental expense in 1997 was $198,305. Leases generally are subject to periodic rent adjustments. Current leases expire at varying times between 1998 and 2003.

            The Company anticipates that it will be able to renew its leases upon their expiration or lease other facilities on comparable terms if the current leases are not renewed. The Company believes that its facilities are well maintained and are of adequate size in Italy for its projected needs in the near term.
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ITEM 3. LEGAL PROCEEDINGS.

            There are no legal proceedings, other than routine litigation incidental to the Company's business, to which the Company is a party or of which any of its property is the subject.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

        Not applicable.
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                                     PART II

ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

            The Company's common stock is quoted on the OTC ("Over-The-Counter") Bulletin Board under the symbol ILIL, and is included in the National Quotation Bureau's "Pink Sheets".

            The quarterly high and low bid prices of the Company's common stock during 1996 and 1997 are set forth below. Prices are as reported by the National Quotation Bureau, LLC.

                                                    High          Low
                                                    ----          ---
1996
----
First Quarter                                     $ 0.01        $ 0.01
Second Quarter                                      0.02          0.01
Third Quarter                                       0.02          0.015
Fourth Quarter                                      0.015         0.01

1997
----
First Quarter                                     $ 0.01        $ 0.006
Second Quarter                                      0.006         0.001
Third Quarter                                       0.0015        0.001
Fourth Quarter                                      0.005         0.001

            The foregoing OTC quotations are inter-dealer quotations without retail markup, markdown or commission and may not represent actual transactions.

            On March 3, 1998, the Company estimates that it had 1,750 shareholders, comprised of 460 shareholders of record and 1,290 beneficial shareholders whose shares are being held in brokerage firm accounts in "street name."

            No cash dividends have been paid or declared on the common stock of the Company since the Company was organized.
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ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

Background

            IL International Inc. (the "Company") was incorporated in Delaware on June 13, 1991 in connection with the Amended Plan of Reorganization (the "Plan") of Chartwell Group Ltd. ("Chartwell") and CGL Finance, Inc. (together with Chartwell, the "Debtors"). In accordance with the Plan's provisions, Chartwell was dissolved on February 13, 1992.

            On April 8, 1991, a voluntary petition for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code was filed by the Debtors with the United States Bankruptcy Court (the "Court"). The Effective Date of the Plan was November 27, 1991. On October 1, 1992, the Court issued a Final Decree approving the closure of the estates of the Debtors.

            On the Effective Date, the Company became the owner of Chartwell's sole remaining operating subsidiary, Italiana Luce S.r.l., an Italian corporation ("Italiana Luce"), and certain other assets and properties of Chartwell, free and clear of all liens, claims and encumbrances.

Results of operations

            The functional currency of the Company's foreign subsidiary, Italiana Luce, is the Italian lira. The Company translates all assets and liabilities of Italiana Luce at year-end exchange rates, all income and expense accounts at average rates, and records adjustments resulting from the translation in a separate component of stockholders' equity.

            The Italian lira continued its roller-coaster ride against the U.S. dollar during 1997. The weighted average exchange rate of the lira used in the conversion of Italiana Luce's income statement for 1997 was 9.5% less than that used in 1996. The comparable 1996 rate was 5.2% greater than that for 1995.

            Net sales for the Company for the year ended December 31, 1997 were $8,230,730, a decrease of 15.5% on
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net sales of $9,735,494 for the year ended December 31, 1996.

            Expressed in lire, net sales for the year ended December 31, 1997, exclusive of sales in North America, fell 14.8% as compared to 1996. With continental Europe continuing to experience high unemployment and stagnant economies, the Company's sales declined in all major European markets.

            Sales in North America rose 5.5% in 1997. Strong sales of the Foscarini line more than offset a decline in the Rialto line and only partial year sales from the Nemo line for which IL USA voluntarily relinquished distribution rights in early 1997. In September 1997, The Company signed a long-term agreement with Tre Ci Luce to become its exclusive distributor in the United States. Tre Ci Luce is a manufacturer of contemporary lighting fixtures located outside Milan, Italy and previously had been only sparsely represented in the United States. Initial shipments of Tre Ci Luce products were made in late January 1998.

            The gross profit margin for 1997 was 39.8% of net sales compared to 41.6% in 1996. The drop in the gross profit percentage was due principally to heavy price promotions offered by Italiana Luce in its efforts to boost volume and the close out, in connection with its restructuring plan, of a number of slower selling line items as well as the complete Le Stelle line of traditional Venetian-style lighting fixtures. The weaker lira enabled IL USA to improve its margins and to price promote its portable fixtures aggressively.

            Selling, general and administrative expenses for 1997 were 41.4% of net sales compared to 47.2% in 1996. The substantial drop in expenses as a percentage of net sales was directly attributable to the restructuring plan implemented by the Company in early 1997 and for which a reserve of $165,000 was charged against 1996 income. Actions taken in addition to the inventory reduction measures mentioned above included termination of one-third of the Company's workforce in Italy; reduced compensation for the Company's officers and directors; cancellation of a lease on approximately 13,000 square feet of warehouse space at Italiana Luce; and elimination in Italy of all advertising.

            Despite these significant steps which resulted in
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estimated savings during 1997 of approximately $500,000, the Company has continued to lose money. With further meaningful restructuring difficult to envision, management determined that it would be in the best interests of the stockholders if the Company were sold and, to that end, on March 5, 1998 signed a conditional agreement to sell substantially all of its assets to Nemo S.r.l. ("Nemo"), located near Milan, Italy and a subsidiary of Cassina S.p.A., a major European contemporary furniture manufacturer. See Footnotes 1[B] Basis of Presentation and (21) Subsequent Event for further discussion).

            As a result of this possible sale and in conformity with new reporting requirements relating to the accounting for the impairment of long-lived assets, the Company wrote down the value of its fixed assets and intangibles at December 31, 1997 by $380,000 to reflect the price to be paid by Nemo for certain of these assets plus the estimated net proceeds from the liquidation of the fixed assets which Nemo has elected not to acquire.

            In 1996, because of the poor financial performance of the Company and with no certainty of any immediate improvement, management decided not to recognize $262,193 of deferred tax assets arising in Italy in 1996, principally the net operating loss carryforward, and to write off the balance of $308,947 of deferred tax assets brought forward from prior years.

Foreign Currency Exposure

            The Company does not hedge its foreign currency exposure arising in connection with its trading activities principally because the lira has been trending weaker in recent years against most of the other major currencies in which the Company transacts its business. In Europe, Italiana Luce invoices its customers outside Italy in their local currencies and has realized modest foreign exchange gains on such sales. IL USA purchases all its product from Italy in Italian lira and has been able to improve its margins as the lira has fallen against the U.S. dollar.

Financial Condition

            Capital expenditures, inclusive of expenditures on intangible assets, were $161,643 and $304,032 for the years
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ended December 31, 1997 and 1996, respectively.

            Net working capital at December 31, 1997 and December 31, 1996 was $1,436,382 and $1,821,925, respectively. Converted at the December 31, 1997 exchange rate, the 1996 net working capital was $1,606,624.

            Total assets at December 31, 1997 and December 31, 1996 were $4,670,715 and $6,733,141, respectively. Converted at the December 31, 1997 exchange rate, the 1996 total assets were $5,851,521.

Liquidity and Capital Resources

            The Company's current major source of financing is its short-term lines of credit with certain Italian banks. These lines of credit are unsecured and can be revoked by the banks without notice and for any reason. There are no contractual limitations imposed by the banks on the Company's or its subsidiaries ability to incur debt. Nor are there any financial ratios or other covenants to which the Company must adhere.

            The Company currently uses these lines of credit to finance its day-to-day operations. These facilities totalled Lit. 7,450,000,000 at December 31, 1997 ($4,214,000 when converted at the December 31, 1997 exchange rate). Lit. 1,628,259,000 ($920,961) and Lit. 2,587,209,000 ($1,704,354 when converted at the December 31, 1996 exchange rate) was outstanding under these lines at December 31, 1997 and 1996, respectively.

            As the Company's financial position has continued to deteriorate despite the significant restructuring measures implemented during 1997, management has become increasingly concerned that its unsecured lines of credit might be withdrawn by the lenders without notice. For this and other reasons, a decision was taken in late February 1998, upon the consent of the majority stockholder, to sell substantially all of the assets of the Company to Nemo. See Footnotes 1[B] Basis of Presentation and (21) Subsequent Event for further discussion.

Currency Fluctuations

            After holding firm against the U.S. dollar during
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1996, the Italian lire experienced a marked decline in 1997 falling from Lit.
1,518 on the last day of 1996 to Lit. 1,768 at the end of 1997, a drop of 16.5%.

            Since approximately 70% of the financial results of the Company are prepared initially in lire and subsequently converted to dollars, the effect of this decline has been to distort substantially the reported value of the Company's assets and, over time, the value of its sales revenue since a given amount of lire produces a lesser dollar amount upon conversion as the lira depreciates against the U.S. currency.

            The exchange rates used in the conversion of the income statements are the weighted average rates of exchange for each year, namely Lit. 1,689 in 1997 and Lit. 1,543 in 1996. The balance sheets have been converted at the end of year exchange rates. At December 31, 1997, the rate was Lit. 1,768; at December 31, 1996 it was Lit. 1,518.

Year 2000

            Many existing computer programs use two digits to identify a year in the date field. These programs were designed and developed without considering the upcoming change in century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000.

            The Company has conducted a comprehensive review of its computer systems to identify the systems which could be affected by the Year 2000 issue, and is developing an implementation plan to resolve the problem. Based on this review, the Company does not believe that the cost of remediation will be material to its financial position and results of operations.

ITEM 7. FINANCIAL STATEMENTS.

            Financial statements of the Company and its consolidated subsidiaries are set forth herein beginning on page F-1.
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ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
        FINANCIAL DISCLOSURE.

        Not applicable.
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                                                                              18


                                    PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTORS AND CONTROL PERSONS, COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

            The following information relates to all directors and executive officers of the Company.

Michel F. Leemans

            Mr. Leemans, age 59, has been President and Chief Executive Officer and a Director of the Company since prior to 1993. He was President and Chief Executive Officer of Sofinance S.r.l., an investment banking firm, from prior to 1993 to 1994 and has been a Director since prior to 1993. He has been President and Chief Executive Officer of Clac S.r.l., an advertising agency, since prior to 1993.

Keith G. Frey

            Mr. Frey, age 58, has been Vice President, Finance and Administration, Chief Financial Officer and a Director of the Company since prior to 1993. He has also been President of IL USA, Inc., an operating subsidiary of the Company, since prior to 1993.

Luigi Giroletti

            Mr. Giroletti, age 50, has been Vice President and Director of the Company since prior to 1993. He has also been President and Managing Director of Italiana Luce S.r.l., a designer and distributor of lamps and lighting products, and an operating subsidiary of the Company, since prior to 1993.

Thomas R. Reardon

            Mr. Reardon, age 64, has been a Director of the Company since prior to 1993. He has also been President of Heliochrome Press, commercial printers, since prior to 1993. He was Chairman of the Board and President of The Studley Press, Inc., commercial printers, from prior to 1993 to 1994.

Lewis G. Singer

            Mr. Singer, age 63, has been a Director of the Company since prior to 1993. He has also been Principal and President of G-Seven Ltd., furniture manufacturers, since 1994. From prior to 1993 to 1994 he was Principal of Thomas
C. Baer, Inc. (now Coro Services Inc.), a furniture
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management consulting firm, and has acted as a consultant thereto since 1994.

Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock. Such persons are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) reports filed.

            To the Company's knowledge, based solely on representations made to the Company that no such reports were required in respect of the fiscal year ended December 31, 1997, no filings under Section 16(a) were required by its officers, directors and greater than ten percent stockholders.
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                                                                              20


ITEM 10. EXECUTIVE COMPENSATION

      The following table sets forth information concerning the compensation earned by each of the executive officers of the Company for services rendered during each of the fiscal years ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

Name and Principal
 Position                          Year             Salary               Bonus
------------------                 ----            --------              -----

Michel F. Leemans (1)              1997            $ 25,800                -
 President and Chief               1996             135,049                -
 Executive Officer                 1995             141,357                -

Keith G. Frey                      1997            $110,000                -
 Vice President, Finance           1996             146,667                -
 and Administration                1995             146,667                -

Luigi Giroletti (2)                1997            $189,816                -
 Vice President                    1996             212,932                -
                                   1995             196,265             $65,799

----------
(1) All such compensation was paid to Sofinance S.r.l., an investment banking firm of which Michel F. Leemans is a director.

(2) The salary paid to Luigi Giroletti in the years ended December 31, 1997, 1996 and 1995 included $52,467, $63,867 and $64,667, respectively, paid in U.S. dollars. Such payments were in addition to the base salary provided for in the services agreement of Mr. Giroletti with Italiana Luce (see "Certain Relationships and Related Transactions" below for a description of the services agreement). All other compensation paid to Mr. Giroletti was paid in lire and has been converted at the weighted average exchange rates for the respective years, namely, Lit. 1,689 in 1997, 1,543 in 1996 and Lit. 1,627 in 1995.

            The Company has no pension, profit sharing, stock option, stock purchase or other employee benefit plans.

            The Company makes available certain additional benefits to certain of its executive officers. The Company considers such benefits to be ordinary and incidental
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business costs and expenses. The aggregate value of such benefits in the case of each executive officer which cannot be precisely ascertained but which is less than the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for each of the executive officers named in the Summary Compensation Table, is not included in such table.

Compensation of Directors

            The Company pays its directors who are not employees of the Company a querterly fee of $1,600, plus $120 and out-of-pocket expenses for attending each meeting of the Board of Directors of the Company.
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                                                                              22


ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

            The following table sets forth, as of April 13, 1998, the total number of shares of Common Stock beneficially owned, and the percent so owned, by each director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), by the Company's chief executive officer and the Company's other executive officers during the fiscal year ended December 31, 1997 and by all directors and executive officers as a group. The number of shares owned are those "beneficially owned," as determined under the rules of the Securities and Exchange Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any share of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.

                                        AMOUNT AND NATURE        PERCENT
                                          OF BENEFICIAL             OF
NAME                                        OWNERSHIP             CLASS
----                                    -----------------        -------

Michel F. Leemans
 400 Long Beach Boulevard
 Stratford, CT 06497 .............         39,653,861(1)           51.6%
Keith G. Frey
 400 Long Beach Boulevard
 Stratford, CT 06497 .............         39,654,045(2)           51.6%
Luigi Giroletti
 400 Long Beach Boulevard
 Stratford, CT 06497 .............         39,653,861(1)           51.6%
Itamlight S.A
 3 rue Nicolas Adames
 L-114 Luxembourg ................         39,653,861              51.6%
Einar Paul Robsham
 P.O. Box 5151
 Cochituate, MA 01778 ............          5,099,116               6.6%

All directors and executive
 officers as a group (five
 persons).........................         39,654,045              51.6%

----------
(1) Represents 39,653,861 shares owned by Itamlight S.A., a Luxembourg corporation ("Itamlight"). Messrs. Leemans, Frey and Giroletti are the sole shareholders of Itamlight.
(2)   Includes 39,653,861 shares owned by Itamlight.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

            Italiana Luce has entered into a services agreement with Luigi Giroletti. The current term of the services agreement expires December 31, 1998. The agreement may be extended for such additional periods and on such terms as may be mutually agreed upon. The services agreement provides for a salary, payable in lire, which is subject to annual increases based on the ISTAT index (i.e. the Italian cost of living index). Mr. Giroletti's salary under the services agreement was Lit. 232,000,000 in 1997 ($137,349 when converted at the 1997 weighted average exchange rate), and Lit. 230,000,000 in 1996 ($149,065 when converted at the 1996 weighted average exchange rate).

            For the years ended December 31, 1997 and 1996, the Company paid $25,800 and $135,049, respectively, plus out-of-pocket expenses, for consulting services to Sofinance S.r.l., an investment banking firm of which Michel Leemans is a director.

                                     PART IV

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K.

            (a)   Documents filed as part of the Report:

                  1.    Exhibits

                        Information with respect to this Item is contained in the attached Index to Exhibits.

                  2.    Financial Statements

                        Information with respect to this Item is contained on pages F-1 to F-22 of this Annual Report on Form 10-KSB.

            (b)   Reports on Form 8-K:

                  No reports on Form 8-K were filed by the Company during the quarter ended December 31, 1997.

                                POWER OF ATTORNEY

            The registrant and each person whose signature appears below hereby appoint Michel F. Leemans and Keith G. Frey as attorneys-in-fact with full power of substitution, severally, to execute in the name and on behalf of the registrant and each such person, individually and in each capacity stated below, one or more amendments to the annual report which amendments may make such changes in the report as the attorney-in-fact acting on the premises deems appropriate and to file any such amendment to the report with the Securities and Exchange Commission.

                                   SIGNATURES

            In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 29, 1998

                                       IL INTERNATIONAL INC.


                                       By /s/ Michel F. Leemans
                                          --------------------------------------
                                          Michel F. Leemans
                                          President and Chief
                                          Executive Officer

            In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Dated: April 29, 1998                  By /s/ Michel F. Leemans
                                          --------------------------------------
                                          Michel F. Leemans
                                          President and Chief
                                          Executive Officer

Dated: April 29, 1998                  By /s/ Keith G. Frey
                                          --------------------------------------
                                          Keith G. Frey
                                          Chief Financial and
                                          Accounting Officer,
                                          Vice President, Finance and
                                          Administration, and
                                          Director


Dated: April 29,  1998                 By       ****
                                          --------------------------------------
                                          Luigi Giroletti
                                          Vice President and Director


Dated: April 29,  1998                 By       ****
                                          --------------------------------------
                                          Thomas R. Reardon
                                          Director


Dated: April 29,  1998                 By       ****
                                          --------------------------------------
                                          Lewis G. Singer
                                          Director


                                  **** By  /s/ Keith G. Frey
                                          --------------------------------------
                                          Keith G. Frey
                                          Attorney-in-Fact

                     IL INTERNATIONAL INC. AND SUBSIDIARIES

                          Index to Financial Statements

            The following consolidated financial statements of the Company and its subsidiaries are submitted herewith in response to Item 7 and Item 13(a)(1):

                                                                           Page
                                                                          Number
                                                                          ------

Report of Grant Thornton LLP,
  Independent Certified Public Accountants ..............................   28

Consolidated Balance Sheets
  - December 31, 1997 and 1996 ..........................................   29

Consolidated Statements of Operations
  - For the Years Ended
      December 31, 1997 and 1996 ........................................   30

Consolidated Statement of Stockholders' Equity
  - For the Years Ended
      December 31, 1997 and 1996 ........................................   31

Consolidated Statements of Cash Flows
  - For the Years Ended
      December 31, 1997 and 1996 ........................................   32

Notes to Consolidated Financial Statements
  - December 31, 1997 and 1996 ..........................................   33

                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS


To the Stockholders and Board of Directors
   IL International Inc.

            We have audited the accompanying consolidated balance sheets of IL International Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

            We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IL International Inc. and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.

            The Company has determined that it is no longer a going concern. However, it has not valued the individual assets and liabilities on a liquidation basis because of the pending sale of the Company as described in
Note 21, which is expected to result in the recovery of the net asset value. This conclusion is further supported by a valuation of the Company by Marshall & Stevens, Incorporated.


GRANT THORNTON LLP

New York, New York
March 1, 1998 (except for Footnotes 1[B] and 21, as to which the date is March
              5, 1998)

                     IL INTERNATIONAL INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                                                             December 31,
                                                         1997          1996
                                                     -----------    -----------
                   ASSETS
Current assets:
  Cash and cash equivalents                          $   557,115    $   324,298
  Trade accounts receivable, less allowance
    for doubtful receivables of $309,805
    in 1997 and $356,381 in 1996                       1,834,331      2,675,435
  Inventories                                          1,801,817      2,488,006
  Other current assets                                   238,860        368,793
                                                     -----------    -----------

     Total current assets                              4,432,123      5,856,532

Plant and equipment, net                                 182,047        775,529
Intangibles, net of accumulated amortization
  of $280,527 in 1997 and $292,964 in 1996                    --         32,445
Other assets                                              56,545         68,635
                                                     -----------    -----------

     Total Assets                                    $ 4,670,715    $ 6,733,141
                                                     ===========    ===========

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt                                    $   920,961    $ 1,704,354
  Current installments of long-term debt                  16,255         35,642
  Accounts payable                                     1,058,652        922,612
  Income taxes payable                                       660            325
  Other accrued liabilities                              999,213      1,371,674
                                                     -----------    -----------

     Total current liabilities                         2,995,741      4,034,607

Long-term debt, excluding current installments             9,593         30,104
Other liabilities                                        335,569        482,715
                                                     -----------    -----------

     Total Liabilities                                 3,340,903      4,547,426
                                                     -----------    -----------

Stockholders' equity:
 Common stock, $.01 par value per share;
   authorized, 100,000,000 shares;
   issued, 79,375,497 shares                             793,755        793,755
 Additional paid-in capital                            2,248,111      2,229,415
 Retained earnings                                    (1,100,952)      (467,643)
 Foreign currency translation adjustments               (547,249)      (305,959)
 Treasury stock, at cost
   - 2,554,113 common shares                             (63,853)       (63,853)
                                                     -----------    -----------

     Total stockholders' equity                        1,329,812      2,185,715
                                                     -----------    -----------


     Total Liabilities and Stockholders' Equity      $ 4,670,715    $ 6,733,141
                                                     ===========    ===========

The accompanying notes are an integral part of these statements.

                     IL INTERNATIONAL INC. AND SUBSIDIARIES

                      Consolidated Statements of Operations


                                                     Years Ended December 31,
                                                       1997             1996
                                                  ------------     ------------

Net sales                                         $  8,230,730     $  9,735,494
Cost of sales                                        4,956,243        5,687,962
                                                  ------------     ------------

Gross profit                                         3,274,487        4,047,532
Selling, general and
  administrative expenses                            3,408,336        4,596,947
Write-down of fixed assets                             380,000               --
Restructuring charge                                        --          165,000
                                                  ------------     ------------

Operating loss                                        (513,849)        (714,415)

Other income (expense):
 Interest income                                        20,594           15,323
  Interest expense                                    (109,398)        (108,819)
                                                  ------------     ------------

Loss before income taxes                              (602,653)        (807,911)
Income taxes                                            30,656          321,714
                                                  ------------     ------------

Net loss                                          $   (633,309)    $ (1,129,625)
                                                  ============     ============

Loss per common share - basic and diluted         $    (0.0082     $    (0.0147)
                                                  ============     ============

Weighted average number
  of common shares outstanding:                     76,821,384       76,821,384
                                                  ============     ============


The accompanying notes are an integral part of these statements.

                     IL INTERNATIONAL INC. AND SUBSIDIARIES

                 Consolidated Statement of Stockholders' Equity
                     Years ended December 31, 1997 and 1996

                                          Common Stock                                   Foreign
                               -------------------------   Additional                    currency                         Total
                                 Number          Par         paid-in      Retained      translation     Treasury      stockholders'
                                of shares       value        capital      earnings      adjustment        stock          equity
                               -----------   -----------   -----------   ----------     -----------    -----------    -------------
Balance at January 1, 1996      79,375,497   $   793,755   $ 2,228,571   $   661,982    $  (423,543)   $   (63,853)   $ 3,196,912

Net loss for the year
  ended December 31, 1996               --            --            --    (1,129,625)            --             --     (1,129,625)
Utilization of deferred
  tax benefits not recorded
  as of the Effective Date              --            --           844            --             --             --            844
Unrealized foreign currency
  translation adjustment                --            --            --            --        117,584             --        117,584
                               -----------   -----------   -----------   -----------    -----------    -----------    -----------

Balance at December 31, 1996    79,375,497       793,755     2,229,415      (467,643)      (305,959)       (63,853)     2,185,715

Net loss for the year
  ended December 31, 1997               --            --            --      (633,309)            --             --       (633,309)
Utilization of deferred
  tax benefits not recorded
  as of the Effective Date              --            --        18,696            --             --             --         18,696
Unrealized foreign currency
  translation adjustment                --            --            --            --       (241,290)            --       (241,290)
                               -----------   -----------   -----------   -----------    -----------    -----------    -----------

Balance at December 31, 1997    79,375,497   $   793,755   $ 2,248,111   $(1,100,952)   $  (547,249)   $   (63,853)   $ 1,329,812
                               ===========   ===========   ===========   ===========    ===========    ===========    ===========


The accompanying notes are an integral part of this statement.

                     IL INTERNATIONAL INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                                                      Years Ended December 31,
                                                         1997           1996
                                                     -----------    -----------
Cash flows from operating activities:
  Net loss                                           $  (633,309)   $(1,129,625)

  Adjustments to reconcile net loss to
    net cash used in operating activities:
    Depreciation and amortization                        313,918        432,794
    Write-down of fixed assets                           380,000             --
    Deferred tax benefits                                 18,696            844
    Other                                                (88,603)       (18,654)

    Changes in net assets and liabilities:
      (Increase) decrease in:
        Trade accounts receivable                        519,681        (61,260)
        Inventories                                      402,790        (62,689)
        Deferred taxes                                        --        308,947
        Other current assets                              90,353       (123,380)
        Other long-term assets                              (692)        (1,808)
      Increase (decrease) in:
        Accounts payable                                 261,196       (565,360)
        Income taxes payable                                 335        (28,016)
        Other accrued liabilities                       (236,920)        17,490
                                                     -----------    -----------

  Net cash provided by (used in)
    operating activities                               1,027,445     (1,230,717)
                                                     -----------    -----------

Cash flows from investing activities:
  Additions to plant and equipment, net                 (149,171)      (242,515)
  Additions to intangibles                                  (880)       (61,517)
                                                     -----------    -----------

  Net cash used in investing activities                 (150,051)      (304,032)
                                                     -----------    -----------

Cash flows from financing activities:
  Increase (decrease) in short-term debt                (567,718)     1,189,677
  Payments of long-term debt                             (29,892)       (36,613)
                                                     -----------    -----------

  Net cash provided by financing activities             (597,610)     1,153,064
                                                     -----------    -----------

Effect of exchange rate changes on cash                  (46,967)        19,768
                                                     -----------    -----------

Net increase (decrease) in cash and
  cash equivalents                                       232,817       (361,917)
Cash and cash equivalents at beginning of year           324,298        686,215
                                                     -----------    -----------

Cash and cash equivalents at end of year             $   557,115    $   324,298
                                                     ===========    ===========

The accompanying notes are an integral part of these statements.

                     IL INTERNATIONAL INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                           December 31, 1997 and 1996

(1A) Background and Nature of Business

            IL International Inc. (the "Company") was incorporated in June 1991 in connection with the Amended Plan of Reorganization (the "Plan") of Chartwell Group Ltd. ("Chartwell") and CGL Finance, Inc., a wholly-owned subsidiary of Chartwell (together with Chartwell, the "Debtors"), which filed a voluntary petition for reorganization pursuant to Chapter 11 of the United States Bankruptcy Code in April 1991. The Effective Date of the Plan was November 27, 1991. In October 1992, the Court issued a Final Decree approving the closure of the estates of the Debtors.

            On the Effective Date, ownership of certain assets and properties of Chartwell, including the stock of Italiana Luce S.r.l., an Italian corporation ("Italiana Luce"), and its wholly-owned subsidiary, IL USA, Inc. (at that time named PAF USA, Inc.) ("IL USA"), vested in the Company free and clear of all liens, claims and encumbrances.

            The Company's business, transacted through its operating subsidiaries, is the design, marketing and worldwide distribution of contemporary lamps and lighting products.

            As more fully described in Note 21, on March 5, 1998, the Company signed a conditional agreement to sell substantially all of its assets to Nemo S.r.l., an Italian corporation ("Nemo").

(1B) Basis of Presentation

            The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, during the years ended December 31, 1997 and 1996, the Company experienced declining sales and decreasing margins which resulted in operating losses of $513,849 and $714,415, respectively.

            In early 1997, management implemented a plan it had developed in the prior year to revise its operating and

                     IL INTERNATIONAL INC. AND SUBSIDIARIES
financial requirements. Actions taken included termination of one-third of the Company's workforce in Italy; reduced compensation for the Company's officers and directors; elimination of approximately 13,000 square feet of warehouse space in Italy; and close out of many of the Company's slower selling products. Despite these significant steps which it is estimated resulted in annual savings of approximately $500,000, the Company reported another loss in 1997.

            In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations. Except for the write-down of fixed assets (see Note 5), the financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

(2)  Summary of Significant Accounting Policies

      (a) Fresh Start Accounting

            The Company has implemented the accounting for entities emerging from Chapter 11 and reorganization as set forth in Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" issued by the American Institute of Certified Public Accountants ("Fresh Start Accounting").

      (b) Principles of Consolidation

            The consolidated financial statements include the accounts of IL International Inc. and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation.

      (c) Using Estimates in Financial Statements

            In preparing financial statements in conformity

                     IL INTERNATIONAL INC. AND SUBSIDIARIES
with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

      (d) Fair Value of Financial Instruments

            Statement of Financial Accounting Standards No. 107, "Fair Value of Financial Instruments," requires disclosure of the estimated fair value of an entity's financial instrument assets and liabilities. For the Company, financial instruments consist principally of cash and cash equivalents and short-term debt.

            The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

      Cash and cash equivalents:

            The carrying amount reasonably approximates fair value because of the short maturity of those instruments.

      Short-term debt:

            The carrying amount reasonably approximates fair value because of the short maturity of those instruments.

      (e) Cash and Cash Equivalents

            Cash and cash equivalents include cash on hand and amounts due from banks. Short-term investments which have a maturity of three months or less are considered cash equivalents.

      (f) Impairment

            In 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Accordingly, when

                     IL INTERNATIONAL INC. AND SUBSIDIARIES
indicators of impairment are present, the Company periodically evaluates the carrying value of property, plant and equipment and intangibles in relation to the operating performance and future undiscounted cash flows of the underlying business. The Company adjusts the carrying amounts of the respective assets if the expected future cash flows are less than the book value. In accordance with SFAS 121, the Company wrote down the value of its fixed assets in 1997 (see Note
5).

      (g) Accounting for Stock-Based Compensation Plans

            In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") which defines the fair value based method of accounting for an employee stock option. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. A company may elect to adopt the fair value method or elect to continue accounting for its stock option or similar equity awards using the intrinsic method, where compensation cost is measured at the date of grant based on the excess of the market value of the underlying stock over the exercise price. If a company elects not to adopt the fair value method, it must provide a pro forma disclosure of net income and earnings per share, as if the fair value based method had been applied.

            SFAS 123 is effective for transactions entered into for fiscal years that begin after December 15, 1995. Pro forma disclosures for entities that elect to continue to measure compensation cost under the old method must include the effects of all awards granted in fiscal years that begin after December 15, 1994. At present, the Company does not have any stock-based compensation plans. However, it is currently anticipated that the Company will account for any stock-based compensation plan it introduces in the future under the intrinsic method and will make the appropriate pro forma disclosures. Therefore, SFAS 123 is not expected to have any effect on the Company's consolidated financial statements.

      (h) Inventories

            Inventories are stated at the lower of cost or

                     IL INTERNATIONAL INC. AND SUBSIDIARIES
market (net realizable value) using the first-in, first-out ("FIFO") method.

      (i) Plant and Equipment

            In accordance with Fresh Start Accounting, plant and equipment were restated at approximate fair value as of November 30, 1991 (see Note 3). Commencing December 1, 1991, depreciation and amortization of all newly acquired plant and equipment as well as the plant and equipment stated at approximate fair value have been provided by the straight-line method using the following estimated useful lives:

      Leasehold improvements                      5 years
      Machinery and equipment               3 to 10 years
      Furniture and fixtures                3 to 10 years

      (j) Intangible Assets

            The unamortized balances of all intangible assets were written off as of November 30, 1991. Intangible assets capitalized subsequent to November 30, 1991 are being amortized on a straight-line basis over five years.

      (k) Income Taxes

            The provision for income taxes is computed on the basis of financial statement income. Deferred taxes result from temporary differences between the amounts reported for financial statement and income tax purposes. These temporary differences give rise to deferred tax assets. In view of the uncertainty as to whether the Company would produce sufficient taxable income in the future to utilize the benefits related to deferred tax assets available at the time of reorganization, the Company did not record those deferred tax assets in the consolidated financial statements. Instead, all such tax benefits are reported as additions to paid-in capital when realized.

      (l) Foreign Currency Translation

            The financial statements of the foreign subsidiary of the Company have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." All balance sheet accounts have been translated using the current exchange

                     IL INTERNATIONAL INC. AND SUBSIDIARIES
rate at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. The gains and losses resulting from the change in exchange rates from year to year have been reported separately as a component of stockholders' equity. Foreign currency transaction gains and losses are included in determining net income. Their effect on the statement of operations is insignificant.

      (m) Loss Per Common Share

            Loss per common share is based on 76,821,384 shares of common stock, being the sum of the 79,375,497 shares of common stock issued under the Plan less 2,554,113 shares of common stock held in treasury and has been computed in accordance with Statement of Financial Accounting Standards No 128, "Earnings Per Share." Basic loss per share is computed using the weighted average common shares outstanding during the period. Diluted loss per share is computed using the weighted average common shares and common equivalent shares outstanding during the period. The Company does not have any common equivalent shares outstanding.

      (n) Information about Capital Structure

            In February 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 129 (SFAS 129), "Disclosure of Information about Capital Structure," is effective for financial statements issued for fiscal years ending after December 15, 1997. As the purpose of SFAS 129 was primarily to consolidate certain disclosure requirements previously contained in other pronouncements with which the Company was already in compliance, the adoption of this statement had no effect on the Company's consolidated financial statements.

(3) Fresh Start Accounting

            In 1991, the Company adopted Fresh Start Accounting in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." Under this method, all assets and liabilities were restated to reflect the emergence equity value of the reorganized entity, which was determined to be $2,000,000.

                     IL INTERNATIONAL INC. AND SUBSIDIARIES

            In accordance with the provisions of Statement of Position 90-7, the excess of the carrying value of the assets of the Company immediately prior to its reorganization over the emergence equity value of the entity was utilized to reduce the carrying values of the non-current assets as of the Effective Date by $1,106,220. Consequently, depreciation and amortization charges in the income statement in subsequent years, principally 1992 through 1996, were less than they would otherwise have been by a cumulative amount equal to the amount of the write-down (as adjusted for exchange rate changes).

(4) Restructuring Charges

            During 1996, the Company recorded restructuring charges of $165,000. These charges related to the downsizing of the Italian operations in reaction to persistent weak demand in Europe for the Company's products. The charges consisted of $132,000 for severance and related costs and the balance principally for lease termination expenses. All employee severances occurred in February 1997 and the lease termination was effective March 31, 1997.

(5) Write-Down of Assets

            In accordance with SFAS 121 and in connection with the proposed sale of substantially all of its assets, the Company wrote down the value of its fixed assets and intangibles by $380,000 in 1997 to reflect the estimated net proceeds from the liquidation of the fixed assets not being acquired by Nemo (see Notes 1(B) and 21), as follows:

                                                  Plant and
                                                  Equipment          Intangibles
                                                  ---------          -----------

Net book value prior
    to write-down                                 $ 556,525          $   5,522
Write-down                                         (374,478)            (5,522)
                                                  ---------          ---------

                                                  $ 182,047          $      --
                                                  =========          =========

                     IL INTERNATIONAL INC. AND SUBSIDIARIES

            The carrying amount of the fixed assets at December 31, 1997 represents fair value less cost to sell.

            The carrying value of assets to be sold to Nemo and assets to be sold under the liquidation plan at December 31, 1997 are:

                                                                 Cash and cash
                                                                equivalents and
                                                 Assets to        assets to be
                                                  be sold          sold under
                                                  to Nemo       Liquidation Plan
                                                 ---------      ----------------

Total assets
 at December 31, 1997
  at historical value                           $ 1,926,329       $ 3,124,386
Write-down                                               --          (380,000)
                                                -----------       -----------

Total assets
 at December 31, 1997
  at carrying value                             $ 1,926,329       $ 2,744,386
                                                ===========       ===========

            Included in "Cash and cash equivalents and assets to be sold under Liquidation Plan" at December 31, 1997 are cash and cash equivalents of $557,115.

(6) Inventories

            Inventories consist of the following:

                                                         December 31,
                                                   1997              1996
                                                 ----------       ----------

Raw materials                                    $  733,775       $1,076,372
Work-in-progress                                    233,782          456,212
Finished goods                                      834,260          955,422
                                                 ----------       ----------

                                                 $1,801,817       $2,488,006
                                                 ==========       ==========

            Work-in-progress represents partially completed inventories acquired from third parties.

                     IL INTERNATIONAL INC. AND SUBSIDIARIES

(7) Other Current Assets

            Other current assets consist of the following:

                                                              December 31,
                                                         1997             1996
                                                       --------         --------
Advances                                               $ 96,834         $156,226
Credit notes receivable                                  33,285            1,307
Prepaid rent                                             28,641            2,347
Catalogs                                                 28,423           79,857
Tax refunds                                              27,414           40,073
Miscellaneous prepaid expenses                           13,158           13,588
Product development costs                                 6,640           18,672
Interest receivable                                         512           27,495
Other                                                     3,953           29,228
                                                       --------         --------

                                                       $238,860         $368,793
                                                       ========         ========

(8) Plant and Equipment

            Plant and equipment consist of the following:

                                                           December 31,
                                                     1997               1996
                                                 -----------        -----------

Leasehold improvements                           $    39,470        $    42,204
Machinery and equipment                            1,773,785          1,889,472
Furniture and fixtures                                12,229             14,103
                                                 -----------        -----------

                                                   1,825,484          1,945,779
Less accumulated depreciation
  and amortization                                (1,643,437)        (1,170,250)
                                                 -----------        -----------

                                                 $   182,047        $   775,529
                                                 ===========        ===========

            Amortization of capitalized leases amounted to $28,354 in 1997 and $39,077 in 1996.

            All fixed assets acquired prior to December 1, 1991 have been recorded at their approximate fair value in accordance with Fresh Start Accounting (see Note 3).

                     IL INTERNATIONAL INC. AND SUBSIDIARIES

(10) Short-term Debt

            Loan arrangements have been established with certain Italian banks under which the Company's foreign subsidiary may borrow on an overdraft and short-term basis. These unsecured lines of credit may be terminated at the option of the banks or the Company. At December 31, 1997, the amount available under these arrangements aggregated Lit. 7,450,000,000 ($4,214,000 when converted at the December 31, 1997 exchange rate), of which Lit. 1,628,259,000 ($920,961) was outstanding, bearing a weighted average interest rate of 8.5%. At December 31, 1996, Lit. 2,587,209,000 ($1,704,354 when converted at the December 31, 1996 exchange rate) was outstanding, bearing a weighted average interest rate of 10.9%.

(9) Other Accrued Liabilities

            Other accrued liabilities consist of the following:

                                                             December 31,
                                                        1997              1996
                                                     ----------       ----------

Salaries, benefits and
  payroll taxes                                      $  169,864       $  253,807
Reorganization liabilities
  (see Note 17)                                         311,711          287,218
Restructuring charge (see Note 4)                            --          165,000
Sales commissions                                       121,336          135,385
Product warranty reserves                               104,842          122,314
Professional fees                                       109,450          117,282
Royalties                                                52,671          102,366
Other                                                   129,339          188,302
                                                     ----------       ----------

                                                     $  999,213       $1,371,674
                                                     ==========       ==========

                     IL INTERNATIONAL INC. AND SUBSIDIARIES

(11) Long-term Debt

            Long-term debt consists of the following:

                                                            December 31,
                                                        1997             1996
                                                      --------         --------

Capitalized leases (see Note 14)                      $ 25,848         $ 65,746
Less current installments                              (16,255)         (35,642)
                                                      --------         --------

                                                      $  9,593         $ 30,104
                                                      ========         ========

            As of December 31, 1997, long-term debt, including current installments, matures as follows:

            1998                                                       $ 16,256
            1999                                                          7,817
            2000                                                          1,775
                                                                       --------

                                                                       $ 25,848
                                                                       ========

            Cash paid for interest was $98,378 in 1997 and $104,313 in 1996.

(12) Income Taxes

            The Company and its domestic subsidiaries file a consolidated Federal income tax return. Income tax expense is computed on the basis of financial statement loss before income taxes as follows:

                                                Years Ended December 31,
                                                  1997             1996
                                               ---------        ---------

Domestic                                       $  63,050        $  30,917
Foreign                                         (665,703)        (838,828)
                                               ---------        ---------

                                               $(602,653)       $(807,911)
                                               =========        =========

                     IL INTERNATIONAL INC. AND SUBSIDIARIES

            The income tax provision consists of:

                                                      Years Ended December 31,
                                                       1997               1996
                                                     --------           --------

Current tax expense
   Federal                                           $ 18,696           $     --
   State                                                2,833              3,276
   Foreign                                              9,127            318,438
                                                     --------           --------

                                                     $ 30,656           $321,714
                                                     ========           ========

            Deferred tax assets are comprised of the following:

                                                          December 31,
                                                     1997               1996
                                                 -----------        -----------

Operating loss carryforwards
  Pre-reorganization                             $   763,635        $   635,835
  Post-reorganization                                582,366            428,298
Write-down of fixed assets                           202,160                 --
Bad debt allowances                                  139,367            146,443
Product warranty reserves                             54,043             51,720
Inventory reserves                                    55,609             43,889
Other                                                 12,916             54,518
                                                 -----------        -----------

     Gross deferred tax assets                     1,810,096          1,360,703
     Valuation allowance                          (1,810,096)        (1,360,703)
                                                 -----------        -----------

                                                 $        --        $        --
                                                 ===========        ===========

            Cash paid for income taxes was $5,050 in 1997 and $5,638 in 1996.

            In view of the uncertainty as to whether it will generate sufficient taxable income to utilize its deferred tax assets, the Company has set up an allowance equal to 100% of such deferred tax assets, inclusive of its net operating loss carryforwards.

            The provision for income taxes differs from the amount of income tax determined by applying the statutory Federal income tax rate of 34.0% to profit before income taxes as a result of the following differences:

                     IL INTERNATIONAL INC. AND SUBSIDIARIES

                                                      Years Ended December 31,
                                                        1997             1996
                                                     ---------        ---------

Computed expected tax provision                      $(204,902)       $(274,689)
Foreign earnings at
  different rates                                     (127,815)        (156,836)
Permanent tax differences
  in Italy                                              61,664          188,723
Valuation allowance in Italy                           292,490          571,140
Foreign withholding taxes                                9,127           13,695
Other items                                                 92          (20,319)
                                                     ---------        ---------

                                                     $  30,656        $ 321,714
                                                     =========        =========

(13) Pre-Reorganization Tax Benefits

            The Company has available to it certain tax benefits which arose prior to the Effective Date. In view of the uncertainty as to whether the Company would ever produce sufficient taxable income to utilize such benefits, these tax assets were never recorded in the consolidated financial statements as of the Effective Date. Instead, the Company determined that it would report any benefits derived from such tax assets as additions to paid-in capital as they were realized.

            As of the Effective Date, the Company acquired from Chartwell $2,000,000 in net operating loss carryforwards which expire in 2006. These net operating loss carryforwards may be used to offset taxable income in the United States and are subject to a cumulative annual limitation of $127,800. At December 31, 1997, $763,635 were available for immediate use.

            For the years ended December 31, 1997 and 1996, $18,696 and $0, respectively, arising from the utilization of unrecorded tax assets have been reported as direct additions to paid-in capital. Additional paid-in capital was also credited in 1997 and 1996 with $0 and $844, respectively, in respect of the reversal of tax liabilities set up on the Effective Date which were no longer required.

            As of December 31, 1997, pre-reorganization tax assets remaining unrecorded and potentially available to reduce future tax liabilities amounted to approximately

                     IL INTERNATIONAL INC. AND SUBSIDIARIES

$1,901,000, of which $1,787,000 related to tax loss carryforwards ($1,221,000 in the United States with an expiration date of 2006 and $566,000 in Italy with expiration dates between 1998 and 2002).

(14) Severance Indemnities

            Other long-term liabilities consist of the Company's obligations to its employees and sales representatives in Italy and to its agents in other European countries, payable upon the termination of their employment or agency relationship, as applicable. The amounts payable are calculated in accordance with existing legal requirements, national labor contracts and individual agreements. These liabilities are fully provided for and have been charged to consolidated income in the period in which the liabilities vest.

(15) Leases

            As of December 31, 1997, the Company leased certain property, plant and equipment under both capital and operating lease arrangements. Some of the operating leases provide that the Company pay taxes, maintenance, insuranceand other expenses applicable to leased premises and are subject to escalation.

            Future minimum lease payments for leases as of December 31, 1997 were as follows:

                     IL INTERNATIONAL INC. AND SUBSIDIARIES

Year ending                                            Capital         Operating
December 31,                                           Leases            Leases
------------                                           ------            ------

   1998                                               $ 18,823          $171,653
   1999                                                  8,769            98,416
   2000                                                  1,775            98,416
   2001                                                     --            98,416
   2002 and thereafter                                      --           196,833
                                                      --------          --------

Total minimum lease payments                            29,367          $663,734
                                                                        ========

Less amounts representing
  interest at an effective
  annual rate of 9.50%                                  (3,519)
                                                      --------

Present value of minimum
  lease payments                                      $ 25,848
                                                      ========

            Rent expense was $198,305 in 1997 and $276,233 in 1996.

(16) Foreign and Domestic Operations

                                                       Years Ended December 31,
                                                        1997             1996
                                                     ----------       ----------

Net sales by geographic area:
  United States                                      $2,461,780       $2,336,466
  Italy                                               2,513,690        3,389,958
  Germany                                             1,198,460        1,560,432
  France                                                419,998          571,331
  Other European countries                            1,058,073        1,257,936
  Rest of the world                                     578,729          619,371
                                                     ----------       ----------

                                                     $8,230,730       $9,735,494
                                                     ==========       ==========

Net sales to unaffiliated customers:
  United States (a)                                  $2,509,174       $2,381,598
  Italy                                               2,513,690        3,389,958
  Germany                                             1,198,460        1,560,432
  Other countries                                     2,009,406        2,403,506
                                                     ----------       ----------

                                                     $8,230,730       $9,735,494
                                                     ==========       ==========

                     IL INTERNATIONAL INC. AND SUBSIDIARIES

                                                      Years Ended December 31,
                                                        1997           1996
                                                     -----------    -----------

Net sales between geographic areas (b):
  Italy                                              $   807,543    $   877,620
                                                     ===========    ===========

Operating profits/(losses):
  United States                                      $   187,942    $    27,562
  Italy                                                 (701,791)      (741,977)
                                                     -----------    -----------

                                                     $  (513,849)   $  (714,415)
                                                     ===========    ===========

                                                            December 31,
                                                         1997           1996
                                                     -----------    -----------

Identifiable assets:
  United States                                      $ 1,063,640    $ 1,078,840
  Italy                                                3,970,123      5,654,301
                                                     -----------    -----------

                                                     $ 5,033,763    $ 6,733,141
                                                     ===========    ===========

----------
(a) Includes export sales of $47,394 and $45,132 during the years ended December 31, 1997 and 1996, respectively.
(b) Net sales between geographic areas refers to products sold by Italiana Luce to IL USA. These sales have been eliminated in consolidation.

(17) Contingency

            Certain potential liabilities (pre-reorganization claims) of Chartwell, principally foreign national and domestic state income taxes, are still under negotiation and are the responsibility of the Company. At December 31, 1997, the Company has received cash of $311,711, net of expenses, relating to the liquidation of certain pre-reorganization assets of Chartwell which vested in the Company on the Effective Date (see Note 1) and is included in Other Accrued Liabilities (see Note 10). In addition, the former owners of Italiana Luce have paid into escrow Lit. 125,693,000 ($71,093 when converted at the December 31, 1997 exchange rate) in respect of the potential foreign national income tax liabilities. The Company's management believes that the net

                     IL INTERNATIONAL INC. AND SUBSIDIARIES
cash received from the liquidation of Chartwell's assets together with the amount in escrow will be sufficient to pay any agreed assessments in respect of the pre-reorganization claims. Any amounts remaining after settlement of all claims will be reported as a direct addition to paid-in capital.

(18) Related Party Transactions

            For the years ended December 31, 1997 and 1996, the Company paid $25,800 and $135,049, respectively, plus out-of-pocket expenses, for consulting services to a consulting firm of which a director and officer of the Company is a director.

            For the year ended December 31, 1997, the Company paid $15,915 for composition and related services to a desk-top publishing company affiliated with a director of the Company.

(19) 1996 Fourth Quarter Adjustment

            During the fourth quarter of 1996, the Company increased the valuation allowance for its deferred tax assets by $571,140, consisting of $262,193 which had been deferred in the current year and $308,947 which had been deferred in prior years.

(20) Recent Accounting Pronouncements

            In July 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income," which requires a separate financial statement showing changes in comprehensive income. SFAS 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997 and requires reclassification of all prior-period financial statements for comparative purposes. The Company is evaluating alternative formats for presenting this information, but does not expect this pronouncement will materially impact the Company's results of operations.

            In July 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 131,

                     IL INTERNATIONAL INC. AND SUBSIDIARIES

(SFAS 131), "Disclosures about Segments of an Enterprise and Related Information," which requires companies to report certain information about operating segments, including certain information about their products, services, the geographic areas in which they operate and their major customers. This statement supersedes FASB Statements Nos. 14, 18, 24 and 30. SFAS 131 is effective for financial statements for fiscal years beginning after December 31, 1997. The Company is evaluating the requirements of SFAS 131 and the effects, if any, on the Company's current reporting and disclosures.

(21) Subsequent Event

            On March 5, 1998, the Company entered into an Asset Purchase Agreement ("Agreement") with Nemo S.r.l. ("Nemo"), an Italian corporation, providing for the sale of substantially all of the Company's assets and business. Consummation of the Agreement is conditional upon, among other things, clearance by the Securities and Exchange Commission and completion of certain legal formalities in Italy relating to personnel matters.

            Nemo has agreed to acquire the goodwill and operations, certain inventory and fixed assets of the Company for an aggregate estimated purchase price of $4,570,000 (when the estimated proceeds receivable in lire are converted at an exchange rate of Lit. 1,800). The Company intends to collect its receivables outstanding at the date of closing and to liquidate the inventory and fixed assets which Nemo has elected not to purchase and expects the gross proceeds therefrom will approximate $2,000,000. The Company estimates that it will have to pay approximately $3,400,000 in respect of its liabilities outstanding at the date of closing, severance pay, taxes and expenses associated with the sale and with winding up the affairs of the Company. The ultimate amount of proceeds to be received and liabilities incurred relating to the sale and liquidation of the Company may be significantly different from the amounts stated above. However, management believes that the Company will not incur a loss on such sale and liquidation.

                               Index to Exhibits*

                                                                            Page
                                                                            ----

2.1      Amended Plan of Reorganization of Chartwell                         --
         Group Ltd. and CGL Finance, Inc. dated
         August 16, 1991 (the "Amended Plan of
         Reorganization") (incorporated by reference to Exhibit 2.1 to Chartwell's Current
         Report on Form 8-K dated November 6, 1991)

2.2      Order confirming Amended Plan of                                    --
         Reorganization dated November 6, 1991
         (incorporated by reference to Exhibit 2.2 to Chartwell's Current Report on Form 8-K dated November 6, 1991)

2.3      Notice of Entry of Order Confirming Amended                         --
         Plan of Reorganization, and Discharge,
         dated November 6, 1991 (incorporated by
         reference to Exhibit 2.3 to Chartwell's
         Current Report on Form 8-K dated November 6,
         1991)

3.1      Certificate of Incorporation of the Company                         --
         as amended to date (incorporated by reference to Exhibit 3.1 to the Company's Current
         Report on Form 8-K dated November 27, 1991)

3.2      By-Laws of the Company, as amended to date                          --
         (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K dated November 27, 1991)


----------
* Copies of the exhibits filed with this Annual Report on Form 10-KSB or incorporated by reference herein do not accompany copies hereof for distribution to stockholders of the Company. The Company will furnish a copy of any of such exhibits to any stockholder requesting the same for a nominal charge to cover duplicating costs.

                                                                            Page
                                                                            ----

21       Subsidiaries of the Registrant                                      53

24       Power of Attorney (see "Power of Attorney"                          --
         in Form 10-KSB)